$375,000,000
ABL CREDIT AGREEMENT
among
GNC CORPORATION,
as Parent,
GENERAL NUTRITION CENTERS, INC.,
as ABL Administrative Borrower,
EACH OF THE ABL ADMINISTRATIVE BORROWER’S SUBSIDIARIES THAT ARE SIGNATORIES HERETO,
as Borrowers,
The Several Lenders
from Time to Time Parties Hereto,
BARCLAYS BANK PLC, and
CITIZENS BANK, N.A.,
as Co-Documentation Agents
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent
Dated as of February 28, 2018

JPMORGAN CHASE BANK, N.A.
BARCLAYS BANK PLC,
CITIZENS BANK, N.A., and
as Joint Lead Arrangers and Bookrunners

and

GOLDMAN SACHS BANK USA
as Joint Lead Arranger and Bookrunner (with respect to the Revolving Credit Facility only)

ANNEXES:

A	Pricing Grid
B	Commitment Fee Grid

SCHEDULES:

1.1(a)	Distribution Centers
1.1(b)	Mortgaged Properties
1.1(c)	Existing Letters of Credit
1.1(d)	Permitted Post-Closing Reserves
2.1	Lenders
2.8	Letters of Credit
3.4	Consents, Authorizations, Filings and Notices
3.14(a)	Restricted Subsidiaries
3.14(b)	Agreements Related to Capital Stock
5.18	Post-Closing Schedule
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.8(p)	Existing Investments

v

6.1	Affiliate Transactions
6.13	Existing Negative Pledge Clauses

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D-1	Form of Revolving Credit Note
D-2	Form of Swingline Note
D-3	Form of FILO Term Loan Note
E-1	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships)
E-2	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships)
E-3	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships)
E-4	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships)
F	Form of Borrowing Request
G	Solvency Certificate
H	Borrowing Base Certificate
I	Junior Lien Intercreditor Agreement Terms
J	Pari Passu FILO Intercreditor Agreement Terms
K	Exchange Terms

CREDIT AGREEMENT, dated as of February 28, 2018, among GNC CORPORATION, a Delaware corporation (“Parent”), GENERAL NUTRITION CENTERS, INC., a Delaware corporation (the “ABL Administrative Borrower”), the Subsidiaries of the ABL Administrative Borrower identified on the signature pages hereto as “Borrowers” and the other Borrowers party hereto from time to time, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BARCLAYS BANK PLC and CITIZENS BANK, N.A., as co-documentation agents (in such capacities, the “Co-Documentation Agents”) and JPMORGAN CHASE BANK, N.A., as administrative agent (together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (together with its successors in such capacity, the “Collateral Agent”), as Swingline Lender and as an Issuing Bank.
W I T N E S S E T H:
1.    The ABL Administrative Borrower is a party to the Credit Agreement, dated as of March 4, 2011, among Parent, the ABL Administrative Borrower, the several banks and other financial institutions or entities parties thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (as amended and restated by that certain Credit Agreement, dated as of November 26, 2013, among Parent, the ABL Administrative Borrower, the several banks and other financial institutions or entities parties thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, and as further amended, amended and restated, supplemented or modified prior to the Closing Date, the “Existing Credit Agreement”).
2.    The ABL Administrative Borrower desires to amend and restate the Existing Credit Agreement.
3.    Simultaneously with the amendment and restatement of the Existing Credit Agreement, the ABL Administrative Borrower has requested that the Lenders, the Co-Documentation Agents, the Administrative Agent and the Syndication Agent enter into this Agreement in order to make available to the Borrowers, on the terms and conditions set forth herein, a revolving credit facility of $100,000,000 and a term loan facility on a “first-in, last-out” basis of $275,000,000.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABL Administrative Borrower”: as defined in the preamble hereto.
“ABL Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent and the Term Loan Collateral Agent and the Loan Parties, as amended, restated, supplemented or otherwise modified from time to time (including any joinder to the

ABL Intercreditor Agreement by one or more Representatives for holders of one or more classes of Incremental Equivalent Debt (to the extent secured by Liens that are pari passu (without regard to control of remedies or application of payments) with the Liens securing the Term Loan Obligations), Permitted Pari Passu Secured FILO Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt and/or other Indebtedness expressly permitted by Section 6.2 and permitted by Section 6.3 to be secured by Liens on the Collateral that are pari passu (without regard to control of remedies or application of payments) with the Liens securing the Term Loan Obligations).
“ABL Priority Collateral”: the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.
“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Appraiser”: Tiger Valuation Services, LLC or any other experienced and reputable appraiser reasonably acceptable to the ABL Administrative Borrower (it being understood that the ABL Administrative Borrower’s consent shall not be unreasonably withheld, delayed or conditioned) and the Administrative Agent.
“Account”: with respect to a Person, any of such Person’s now owned and hereafter acquired or arising (1) accounts (as defined in the UCC and/or the PPSA) and, whether or not constituting “accounts” (as defined in the UCC and/or the PPSA), any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance or arising out of the use of a credit or charge card or information contained on or used with such card (and whether same is an “Account” (as defined in the UCC and/or the PPSA) or “General Intangible” or “Intangible” (as defined in the UCC or the PPSA, respectively), (2) all Credit Card Processor Accounts, and (3) all Gift Card Accounts.
“Account Debtor”: any Person who is obligated on an Account, chattel paper, or a “General Intangible” or “Intangible” (as defined in the UCC or the PPSA, respectively).
“Accounts Reserves”: without duplication, the Dilution Reserve and any other reserves related to Eligible Accounts Receivable or Eligible Credit Card Receivables, in each case, which the Administrative Agent deems necessary in its Permitted Discretion.
“Acquired Asset ABL Priority Collateral”: any Accounts, Inventory, Borrowing Base Cash and/or Acquired Asset Borrowing Base Cash acquired by any Borrower or the Canadian Guarantor in a Qualifying Acquisition; provided that the Acquired Asset ABL Priority Collateral shall at no time comprise more than 10.0% of the Borrowing Bases.
“Acquired Asset Borrowing Base Calculation”: 66⅔% of the applicable advance rates set forth in the definitions of “Borrowing Base” and “FILO Borrowing Base” with respect to the relevant Acquired Asset ABL Priority Collateral, calculated against the book value (or, with respect to Inventory, of the Net Orderly Liquidation Value (based on the Net Orderly Liquidation Value for comparable Inventory pursuant to the most recent Appraisal if inventory appraisals therefor do not exist)) of the relevant Acquired Asset ABL Priority Collateral as set forth in the consolidated balance sheets of the relevant acquired entities (or, in the case of an asset acquisition, the seller’s balance sheet) as of the date with respect to which the most recent Borrowing Base Certificate has been delivered, and applying eligibility and reserve criteria consistent with those applied to Accounts, Inventory and Borrowing Base Cash included in the Borrowing Bases, until the delivery to the Administrative Agent of an appraisal and field examination in respect thereof that, in each case, is reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent.
“Acquired Asset Borrowing Base Cash”: Unrestricted Cash that is (i) acquired by any Borrower or the Canadian Guarantor in any Qualifying Acquisition and (ii) held by the Borrowers and the Canadian Guarantor, in each case (A) in deposit accounts or securities accounts with the Administrative Agent or (B) if JPMorgan Chase Bank, N.A. is no longer the Administrative Agent, held in deposit accounts or securities accounts with any Revolving Credit Lender which are subject in each case to a control agreement in form and substance reasonably satisfactory to the Administrative Agent, and (iii) not subject to any other Liens other than non-consensual Liens, Liens permitted by Section 6.3(m) and (q) and Liens that are junior in priority to the Liens securing the Obligations, in each case, permitted under Section 6.3.
“Additional Lenders”: any Eligible Assignee that makes a Replacement FILO Term Loan.
“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a)(i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate, and (b) 0.00%.
“Adjustment Date”: the first day after the end of each fiscal quarter of the ABL Administrative Borrower.
“Administrative Agent”: as defined in the preamble hereto.
“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.
“Ad Valorem Tax Reserve”: an amount equal to any unpaid ad valorem taxes payable on any Inventory under the laws of the State of Texas or any such other state(s) in which such ad valorem taxes has priority by operation of law over the Lien of the Collateral Agent in any of the Collateral consisting of Eligible Inventory, as notified by the Administrative Agent to the ABL Administrative Borrower in writing.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agents”: the collective reference to the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Revolving Credit Exposure at such time to the Revolving Credit Exposure of all Lenders at such time.
“Agreement”: this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.
“All-In Yield”: as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBO Rate or ABR floor, or otherwise, in each case, incurred or payable by any Borrower generally to all the lenders of such indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of the incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include customary arrangement fees, structuring fees, syndication fees, commitment fees, underwriting fees and similar fees not shared with all lenders of such Indebtedness.
“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% and (d) with respect to ABR Loans that are Revolving Credit Loans or FILO Term Loans, 0.00%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 am London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.17 hereof, then the Alternate Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Amendment Agreement”: the Amendment and Restatement Agreement, dated as of February 28, 2018, among Parent, the ABL Administrative Borrower, the subsidiary guarantors, certain Term Loan Lenders (as defined in the Existing Credit Agreement), certain Revolving Credit Lenders (as defined in the Existing Credit Agreement), the Administrative Agent and the Collateral Agent.
“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the ABL Administrative Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin”: (a)(i) for Revolving Credit Loans that are Eurodollar Loans, 1.75% per annum, (ii) for Revolving Credit Loans that are ABR Loans, 0.75% per annum, (iii) for FILO Term Loans that are Eurodollar Loans, 7.00% per annum, and (iv) for FILO Term Loans that are ABR Loans, 6.00% per annum (provided that at all times after the Closing Date that (and for so long as) the FILO Term Loans are rated Ba3 (or higher) by

Moody’s and BB- (or higher) by S&P, the Applicable Margin (x) for FILO Term Loans that are Eurodollar Loans shall be 6.50% per annum and (y) for FILO Term Loans that are ABR Loans shall be 5.50% per annum; provided further that any such adjustment to the Applicable Margin shall be effective on the first Business Day following the date on which the applicable change in rating is first publicly announced by S&P and/or Moody’s, as applicable), (b) for Loans made pursuant to any Extended Revolving Credit Commitment or for Extended FILO Term Loans, as applicable, the “Applicable Margin” as set forth in the Extension Amendment relating thereto and (c) for any Replacement FILO Term Loan, the “Applicable Margin” as set forth in the Replacement FILO Term Loan Facility Amendment relating thereto; provided that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the ABL Administrative Borrower beginning after the Closing Date, the Applicable Margin with respect to Revolving Credit Loans will be determined pursuant to the Pricing Grid.
“Applicable Percentage”: with respect to any Lender, the percentage of the Total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Applicable Percentages shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.23(b) to disregard the Revolving Credit Commitment of Defaulting Lenders.
“Applicable Period”: as defined in the Pricing Grid.
“Application”: an application, in such form as an Issuing Bank may specify from time to time, requesting an Issuing Bank to issue a Letter of Credit.
“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers”: JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citizens Bank, N.A. and, with respect to the Revolving Credit Facility only, Goldman Sachs Bank USA.
“Asset Sale”: any Disposition of Property or series of related Dispositions of Property pursuant to clause (d)(ii) (solely to the extent the Net Cash Proceeds thereof are not held as cash on the balance sheet or applied to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business of the ABL Administrative Borrower and its Restricted Subsidiaries), clause (j) or clause (u) of Section 6.5 by Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries to any Person (other than Parent, the ABL Administrative Borrower or any Restricted Subsidiary), other than (i) any such Dispositions (including any such Dispositions excluded pursuant to clause (ii) below) resulting in aggregate Net Cash Proceeds to Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries (for all such Dispositions during such fiscal year) not exceeding $8,000,000 during any fiscal year of the ABL Administrative Borrower, and (ii) any Disposition whether in a single transaction or through a series of related Dispositions resulting in aggregate Net Cash Proceeds to Parent, the ABL Administrative Borrower or any of its Restricted

Subsidiaries not exceeding $2,000,000 (any Net Cash Proceeds excluded from the definition of “Asset Sale” pursuant to clause (i) or (ii) above, “Excluded Proceeds”).
“Asset Sale Percentage”: 100%; provided that if the Consolidated Net First Lien Leverage Ratio calculated on a Pro Forma Basis as of any date of determination is less than 3.00 to 1.00, the Asset Sale Percentage shall be 75% on such date.
“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent and the ABL Administrative Borrower.
“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the ABL Administrative Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Auto Renewal Letter of Credit”: as defined in Section 2.8(c).
“Availability”: at any time, the excess of (i) the Line Cap at such time over (ii) the aggregate amount of Revolving Credit Loans, Swingline Loans, unreimbursed Letter of Credit drawings and the amount available to be drawn under Letters of Credit outstanding hereunder at such time.
“Availability Conditions”: as defined in Section 2.4(a).
“Availability End Date”: as defined in the definition of “Cash Dominion Period”.
“Availability Period”: the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.
“Availability Trigger Date”: as defined in the definition of “Cash Dominion Period”.
“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect less (b) such Lender’s Revolving Credit Exposure.
“Average Historical Availability”: at any Adjustment Date, the average daily Availability for the prior fiscal quarter, expressed as a percentage.
“Backup Withholding Tax”: United States federal withholding Taxes imposed pursuant to Section 3406 of the Code, as in effect on the date of this Agreement, or any successor provision that is substantially the equivalent thereof, and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Account”: as defined in Section 5.17(a)(i).
“Blocked Account Agreement”: as defined in Section 5.17(a)(i).
“Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Borrower Materials”: as defined in Section 5.2.
“Borrowers”: collectively, the ABL Administrative Borrower, the Borrowers identified on the signature pages hereto and each other Person (other than an Excluded Subsidiary) that becomes a Borrower hereunder in accordance with the terms of Section 5.12(b).
“Borrowing”: (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Base”: at any time as set forth in the most recently delivered Borrowing Base Certificate, the sum of:
1. 90% of the value of Eligible Credit Card Receivables held by the Borrowers and the Canadian Guarantor; plus

2. 85% of the book value of Eligible Accounts Receivable held by the Borrowers and the Canadian Guarantor attributable to wholesale accounts receivable; plus
3. 85% of the book value of Eligible Accounts Receivable held by the Borrowers and the Canadian Guarantor attributable to domestic franchisees; provided that at any time the amount of the Borrowing Base consisting of Eligible Accounts Receivable attributable to domestic and foreign franchisees shall not exceed 17.5% of the Borrowing Base (excluding the FILO Push Down Reserve) in the aggregate; plus
4. 85% of the book value of Eligible Accounts Receivable held by the Borrowers and the Canadian Guarantor attributable to foreign franchisees in each case backed by a letter of credit reasonably acceptable to the Administrative Agent; provided that at any time (i) the amount of the Borrowing Base consisting of Eligible Accounts Receivable attributable to foreign franchisees shall not exceed 10% of the Borrowing Base (excluding the FILO Push Down Reserve) in the aggregate and (ii) the amount of the Borrowing Base consisting of Eligible Accounts Receivable attributable to domestic (as set out in clause (3) above) and foreign franchisees shall not exceed 17.5% of the Borrowing Base (excluding the FILO Push Down Reserve) in the aggregate; plus
5. 95% of the Net Orderly Liquidation Value of Eligible Inventory held by the Borrowers and the Canadian Guarantor consisting of finished goods and bulk Eligible Inventory; plus
6. 95% of the Net Orderly Liquidation Value of Eligible Inventory held by the Borrowers and the Canadian Guarantor consisting of raw materials Eligible Inventory; plus
7. 100% of the Borrowing Base Cash held by the Borrowers and the Canadian Guarantor; provided that at any time the amount of the Borrowing Base consisting of Borrowing Base Cash shall not exceed 10% of the Borrowing Base (excluding the FILO Push Down Reserve) in the aggregate (the “Borrowing Base Cash Subcap”); less
8.the FILO Term Loan Push Down Reserve; less
9.Reserves.
Notwithstanding anything to the contrary contained herein, any Acquired Asset ABL Priority Collateral held by a Borrower or the Canadian Guarantor will immediately be included in the Borrowing Base at a value equal to the Acquired Asset Borrowing Base Calculation thereof; provided that if the Borrowers have not delivered, at their expense, a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent within 90 days of the acquisition of such Acquired Asset ABL Priority Collateral (or such longer period as the Administrative Agent may reasonably agree), such Acquired Asset ABL Priority Collateral will cease to be eligible for inclusion in the Borrowing Base until completion of a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent.
“Borrowing Base Cash”: Unrestricted Cash held by the Borrowers and the Canadian Guarantor, in each case that is (i) (A) held in deposit accounts or securities accounts with the Administrative Agent or (B) if JPMorgan Chase Bank, N.A. is no longer the Administrative Agent, held in deposit accounts or securities accounts with any Revolving Credit Lender which are in each case subject to a control agreement in form and substance reasonably satisfactory to the Administrative Agent and (ii) not subject to any other Liens other than non-consensual Liens, Liens permitted by Section 6.3(m) and (q) and Liens that are junior in priority to the Liens securing the Obligations, in each case, permitted under Section 6.3; provided that, prior to withdrawing Borrowing Base Cash from any account described above in an amount in excess of $5,000,000 in the aggregate for all withdrawals since the most recent delivery of a Borrowing Base Certificate, the Borrowers shall deliver an updated Borrowing Base Certificate as of the date of such withdrawal and giving pro forma effect to such withdrawal.
“Borrowing Base Cash Subcap”: as defined in the definition of “Borrowing Base”.
“Borrowing Base Certificate”: a certificate by a Responsible Officer of the ABL Administrative Borrower, substantially in the form of Exhibit H (or another form acceptable to the Administrative Agent and the ABL Administrative Borrower) setting forth the calculation of Availability and of the Borrowing Bases, including a calculation of each component thereof (including, to the extent the ABL Administrative Borrower has received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as is reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Bases in connection with the preparation of any Borrowing Base Certificate will be made by the ABL Administrative Borrower and certified to the Administrative Agent.
“Borrowing Bases”: the Borrowing Base and the FILO Borrowing Base.
“Borrowing Request”: a request by the ABL Administrative Borrower for a Borrowing substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent.
“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Pittsburgh, Pennsylvania are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Canadian Anti-Corruption Laws”: the Corruption of Foreign Public Officials Act (Canada), Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.
“Canadian Anti-Money Laundering Legislation”: the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the United Nations Act (Canada), and any regulations thereunder.
“Canadian Defined Benefit Plan”: a Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Dollars” and “C$”: lawful currency of Canada.

“Canadian Guarantee and Collateral Agreement”: the Canadian Guarantee and Collateral Agreement, dated as of February 28, 2018, executed and delivered by the Canadian Guarantor, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Canadian Guarantor”: General Nutrition Centres Company, an unlimited liability company organized under the laws of Nova Scotia.
“Canadian Pension Plan”: any pension plan maintained or sponsored by of the Canadian Guarantor that is subject to the funding requirements of the Pension Benefits Act (Ontario), the Income Tax Act (Canada) or applicable pension benefits legislation in any other Canadian jurisdiction and is applicable to employees resident in Canada and to which the Canadian Guarantor is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.
“Canadian Pension Termination Event”: (a) the withdrawal of the Canadian Guarantor from a Canadian Defined Benefit Plan which is “multi-employer pension plan”, as defined under applicable pension standards legislation, during a plan year, or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment with the applicable Governmental Authority which terminates a Canadian Defined Benefit Plan, in whole or in part, or the treatment of an amendment as a termination or partial termination of a Canadian Defined Benefit Plan, (c) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan or (d) any other event or condition or declaration or application which might constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer a Canadian Defined Benefit Plan.
“Canadian Priority Payable Reserve”: with respect to Eligible Accounts Receivable, Eligible Credit Card Receivables and Eligible Inventory of the Canadian Guarantor, reserves established in the Permitted Discretion of the Administrative Agent for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority or pari passu to the Collateral Agent’s Liens on the ABL Priority Collateral securing the Obligations, and/or for amounts which may represent costs relating to the enforcement of such Liens and limited to such amounts due and not paid for wages and vacation pay (including, as provided for, under the Wage Earners Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), amounts currently or past due and not paid for sales taxes and realty, municipal or similar taxes, any and all solvency deficiencies, unfunded liabilities on wind-up or wind-up deficiencies in regards to any Canadian Pension Plan which is a defined benefit plan (to the extent impacting personal or moveable property) and all amounts currently or past due and not contributed, remitted or paid to any Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation.

“Canadian Welfare Plan”: any medical, health, hospitalization, insurance or other employee benefit or welfare plan or arrangement of the Canadian Guarantor applicable to employees resident in Canada.
“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including, without limitation, investments that constitute Permitted Acquisitions.
“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet (excluding the footnotes thereto) of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.
“Cash Dominion Period”: (a) the period from the date Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000, in either case for five consecutive Business Days (the “Availability Trigger Date”), in each case, to the date Availability shall have been at least equal to the greater of (x) 12.5% of the Line Cap and (y) $12,500,000 for 30 consecutive calendar days (such 30th day, the “Availability End Date”) or (b) upon the occurrence of any Specified Event of Default, the period that such Specified Event of Default shall be continuing; provided that a Cash Dominion Period End Date may not be deemed to occur more than three times in any period of 365 consecutive days, with each such period of 365 consecutive days commencing with the Cash Dominion Period Trigger Date of the first Cash Dominion Period included in such period.
“Cash Dominion Period Trigger Date”: the occurrence of an Availability Trigger Date or a Specified Event of Default.
“Cash Dominion Period End Date”: (a) with respect to a Cash Dominion Period that began upon the occurrence of an Availability Trigger Date, the occurrence of an Availability End Date and (b) with respect to a Cash Dominion Period that began upon the occurrence of an Specified Event of Default, the day on which the circumstances giving rise to such Specified Event of Default are no longer continuing.
“Cash Equivalents”: (a) United States and Canadian dollars; (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation; (c) securities and other obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia or any U.S. branch of a foreign bank having, capital and surplus of not less than $500,000,000; (e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition; (g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (i) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (j) short-term obligations of, or fully guaranteed by, the government of Canada, (k) short-term obligations of, or fully guaranteed by, the government of a Province of Canada, in each case having a rating of "A-" (or the then equivalent grade) or better by a nationally recognized rating agency and (l) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (k) of this definition.
In the case of Investments by the Canadian Guarantor or by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (l) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by the Canadian Guarantor or by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (l) and in this paragraph.
Notwithstanding the foregoing, Cash Equivalents shall also include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash FILO Term Loans”: as defined in Section 2.1.
“Cash Management Obligations”: obligations owed by any Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by the Qualified Counterparty and the ABL Administrative Borrower in writing to the Administrative Agent as “Cash Management Obligations”.
“Cash Management Services”: any treasury, depositary, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds.
“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law”: (a) the adoption of any law, rule or regulation after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder (a “Later Date”), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder. Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.
“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Holdings or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 51% of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis but not giving effect to contingent voting rights which have not vested); (b) Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the ABL Administrative Borrower free and clear of all Liens (except Permitted Liens); (c) Holdings shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly) and control, directly or indirectly, 100% of each class of outstanding Capital Stock of the Parent; or (d) a Specified Change of Control.
“Class”: as applicable with respect to a Facility (a) when used with respect to Lenders, the Lenders under such Facility, (b) when used with respect to Commitments, Commitments to provide such Facility and (c) when used with respect to Loans or Borrowings, Loans or Borrowings under such Facility.
“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived, which date is February 28, 2018.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents”: as defined in the preamble hereto.
“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. The term “Collateral” shall not include any Excluded Assets.
“Collateral Access Agreement”: a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.
“Collateral Account”: as defined in Section 2.15(k).
“Collateral Agent”: as defined in the preamble hereto.
“Commitment”: with respect to any Lender, such Lender’s Revolving Credit Commitment, FILO Term Loan Commitment and Extended Revolving Credit Commitment.
“Commitment Fee”: as defined in Section 2.14.
“Commitment Fee Applicable Period”: as defined in the Commitment Fee Grid.
“Commitment Fee Grid”: the commitment fee grid attached hereto as Annex B.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the ABL Administrative Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the ABL Administrative Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“Company Intellectual Property”: as defined in Section 3.9.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit A.
“Consolidated Current Assets”: of the ABL Administrative Borrower at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the ABL Administrative Borrower and its Restricted Subsidiaries at such date.
“Consolidated Current Liabilities”: of the ABL Administrative Borrower at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the ABL Administrative Borrower and its Restricted Subsidiaries at such date, excluding, to the extent otherwise included therein (a) the current portion of any Funded Debt and (b) Revolving Credit Loans, Swingline Loans and obligations under Letters of Credit hereunder or under any other revolving credit facilities or revolving lines of credit.
“Consolidated EBITDA”: of the ABL Administrative Borrower for any period (a) Consolidated Net Income of the ABL Administrative Borrower and its Restricted Subsidiaries for such period plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (xii) and (xiv) below), the sum of
(i) provision for taxes based on income, profits or capital of the ABL Administrative Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes for such period,
(ii) total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, increased by payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees) associated with Indebtedness (including (A) the Revolving Credit Loans, the FILO Term Loans and obligations in respect of Letters of Credit, and (B) the loans under the Term Loan Credit Agreement),

(iii) depreciation and amortization expense,
(iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs,
(v) any unusual or non-recurring expenses or losses,
(vi) any expenses or charges related to any issuance or sale or redemption or repurchase of Capital Stock, Investment, Disposition, recapitalization or the incurrence of Indebtedness, in each case to the extent permitted by this Agreement and whether or not consummated, and any amendment or modification to the terms of any such transactions (and, for the avoidance of doubt, including such fees, expenses or charges related to the Transactions), any other fees or expenses paid in connection with the Transactions, and any fees or expenses paid in connection with direct or indirect sales of Capital Stock of Holdings and, except to the extent intended to benefit Subsidiaries of Holdings other than Parent and its Subsidiaries, other strategic transactions of Holdings (whether or not consummated),
(vii) non-cash compensation expense and any other non-cash charges (including any writeoffs or writedowns),
(viii) any restructuring charges or reserves, costs incurred in connection with the closing or consolidation of any stores, distribution centers or other facilities, relocation costs, integration costs, transition costs, severance costs and expenses;
(ix) costs and expenses not in the ordinary course of business relating to pre-opening and opening costs for stores, and signing, retention and completion bonuses,
(x) one-time start up costs related to new business ventures, costs incurred in connection with strategic initiatives, business optimization costs and costs incurred in connection with non-recurring product and intellectual property development,
(xi) minority interest expense and any other deductions attributable to minority interests,
(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not otherwise added back,
(xiii) any costs or expenses incurred by the ABL Administrative Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the ABL Administrative Borrower or net cash proceeds of issuances of Capital Stock of the ABL Administrative Borrower (other than Disqualified Capital Stock), and

(xiv) cost savings, operating expense reductions, other operating improvements and synergies relating to Pro Forma Transactions (to the extent permitted by Section 1.5(c)) and minus,
(c) to the extent included in determining Consolidated Net Income for such period the sum of:
(i) interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense),
(ii) any unusual or non-recurring income or gains,
(iii) any other non-cash income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP) excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period, and
(iv) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(vii) above in such period or in a prior period, all as determined on a consolidated basis. The aggregate amount of add backs made pursuant to clause (b)(viii), (ix), (x) and (xiv) in any Test Period shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to such capped add back, but after giving effect to all other add backs).
“Consolidated Net First Lien Leverage Ratio”: as at any date of determination, the ratio of (a) (i) the aggregate principal amount of Consolidated Total Debt on such date (including, for the avoidance of doubt, any Term Loans, Revolving Credit Loans and FILO Term Loans) that is secured by Liens on any assets of the ABL Administrative Borrower or its Restricted Subsidiaries that are not contractually subordinated in right of security to any other Liens on such assets less (ii) the aggregate amount of Unrestricted Cash (not to exceed $150,000,000) on such date to (b) Consolidated EBITDA of the ABL Administrative Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date.
“Consolidated Net Income”: of the ABL Administrative Borrower for any period, the consolidated net income (or loss) of the ABL Administrative Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the ABL Administrative Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded, without duplication,
(a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the ABL Administrative Borrower or is merged into or consolidated with the ABL Administrative Borrower or any of its Restricted Subsidiaries,
(b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the ABL Administrative Borrower) in which the ABL Administrative Borrower or any of its

Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the ABL Administrative Borrower or a Restricted Subsidiary in the form of dividends or distributions,
(c) solely for the purpose of determining Excess Cash Flow, the undistributed earnings of any Restricted Subsidiary of the ABL Administrative Borrower (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any Loan Document or any Term Loan Document) or Requirement of Law applicable to such Restricted Subsidiary unless such restriction or prohibition with respect to the declaration or payment of dividends or similar distributions has been legally waived (provided that Consolidated Net Income will be increased by the amount of dividends or other distributions to the ABL Administrative Borrower or a Restricted Subsidiary not subject to such restriction or prohibition in respect of such period, to the extent not already included therein),
(d) any net unrealized gains and losses resulting from obligations under Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging),
(e) effects of adjustments (including the effects of such adjustments pushed down to the ABL Administrative Borrower and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes,
(f) any net after-tax non-cash income (or loss) from discontinued operations,
(g) any net after-tax gains or losses attributable to asset Dispositions (including any Disposition of any Capital Stock of any Person) (in each case, other than in the ordinary course of business, as determined in good faith by the ABL Administrative Borrower),
(h) any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,
(i) any net after-tax extraordinary gains or losses or expenses, and
(j) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedging agreements for currency exchange risk) and any foreign currency translation gains or losses.
In addition, to the extent not already included in the Consolidated Net Income of such Person or its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include the amount of (i) proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption and (ii) reimbursements of any expenses and charges in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder to the extent reducing Consolidated Net Income that are actually received and covered by third-party indemnification or other reimbursement provisions.
“Consolidated Net Senior Secured Leverage Ratio”: as at any date of determination, the ratio of (a)(i) the aggregate principal amount of Consolidated Total Debt on such date that is secured by Liens on any assets of the ABL Administrative Borrower or its Restricted Subsidiaries less (ii) the aggregate amount of Unrestricted Cash (not to exceed $150,000,000) on such date to (b) Consolidated EBITDA of the ABL Administrative Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date.
“Consolidated Net Total Leverage Ratio”: as at any date of determination, the ratio of (a)(i) the aggregate principal amount of Consolidated Total Debt on such date less (ii) the aggregate amount of Unrestricted Cash (not to exceed $150,000,000) on such date to (b) Consolidated EBITDA of the ABL Administrative Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date.
“Consolidated Total Debt”: at any date an amount equal to the sum of, without duplication, (a)  the aggregate outstanding principal amount of all Indebtedness of the ABL Administrative Borrower and its Restricted Subsidiaries at such date that would be classified as a liability on the consolidated balance sheet of the ABL Administrative Borrower, in accordance with GAAP, consisting of Indebtedness for borrowed money (other than intercompany Indebtedness (i) among Parent and its Subsidiaries and (ii) between Holdings and any of its Subsidiaries to the extent (in the case of this clause (ii)) outstanding on the Closing Date), unreimbursed obligations in respect of drawn letters of credit, Capital Lease Obligations and Indebtedness secured by Purchase Money Security Interests and (b) the aggregate outstanding principal amount of the Convertible Senior Notes (or, without duplication of clause (a), any refinancing thereof with Indebtedness for which the ABL Administrative Borrower or any of its Restricted Subsidiaries is an obligor); provided that (x) any unreimbursed amount under letters of credit shall not be counted as Consolidated Total Debt until expiration of the applicable reimbursement period after such amount is drawn (it being understood that any borrowing of loans, whether automatic or otherwise, to fund such reimbursement shall be counted) and (y) any Indebtedness that has been legally defeased or Effectively Discharged or in respect of which satisfaction or discharge has taken place will not constitute “Consolidated Total Debt”.
“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the ABL Administrative Borrower on such date less (b) Consolidated Current Liabilities of the ABL Administrative Borrower on such date.
“Contractual Obligation”: with respect to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Convertible Notes Indenture”: as defined in the definition of “Convertible Senior Notes”.
“Convertible Notes Trustee”: as defined in the definition of “Convertible Senior Notes”.
“Convertible Senior Notes”: the 1.50% Convertible Senior Notes due August 15, 2020 issued under that certain indenture dated as of August 10, 2015, among Holdings, Parent, the ABL Administrative Borrower and the other subsidiaries party thereto, and Bank of New York Mellon Trust Company, N.A., as trustee (the “Convertible Notes Trustee” and such indenture, the “Convertible Notes Indenture”) and having an aggregate outstanding principal amount not to exceed (i) $190,000,000 less (ii) any repayments, prepayments, retirements, reductions, redemptions or other acquisitions thereof following the Closing Date.
“Cost”: the calculated cost of purchases, based upon the ABL Administrative Borrower’s accounting practices as reflected in the most recent financial statements delivered pursuant to Section 5.1(a).
“Covenant Trigger Date”: any date that Availability falls below the greater of (a) 12.5% of the Line Cap and (b) $12,500,000.
“Credit Card Processor”: any Person (other than a Loan Party or any Affiliate of any Loan Party) who issues or whose members or Affiliates issue credit or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club and Carte Blanche.
“Credit Card Processor Accounts”: accounts, receivables and/or payment intangibles owing to a Loan Party from a Credit Card Processor, which shall include in any event payments owing to any Loan Party from a Credit Card Processor that constitute proceeds from the sale or disposition of Inventory of the Loan Parties in the ordinary course of business.
“Credit Party”: the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.
“Cure Amount”: as defined in Section 7.2.
“Cure Contributions”: as defined in Section 7.2.
“Cure Date”: as defined in Section 7.2.
“Cure Right”: as defined in Section 7.2.
“Cure Securities”: as defined in Section 7.2.
“Customary Intercreditor Agreement”: (a) to the extent executed in connection with the incurrence of Indebtedness by a Loan Party secured by Liens on the Collateral which are intended to be pari passu with any Liens on the Collateral securing the Term Loan Obligations

(but without regard to the control of remedies or application of payments), (i) the ABL Intercreditor Agreement, and (ii) if there are any Junior Lien Obligations outstanding at the time of such incurrence of secured Indebtedness, the Junior Lien Intercreditor Agreement, (b) to the extent executed in connection with the incurrence of secured Indebtedness by a Loan Party, the Liens on the Collateral securing which are intended to be pari passu with any Liens on the Collateral securing the Obligations (but without regard to the control of remedies), (i) the Pari Passu FILO Intercreditor Agreement, (ii) the ABL Intercreditor Agreement and (iii) if there are any Junior Lien Obligations outstanding at the time of such incurrence of secured Indebtedness, the Junior Lien Intercreditor Agreement and (c) to the extent executed in connection with the incurrence of Junior Lien Obligations, the Junior Lien Intercreditor Agreement.
“Customer Credit Liabilities”: at any time, the aggregate remaining balance at such time of (1) outstanding gift certificates and gift cards of the Borrowers and the Canadian Guarantor entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (2) outstanding merchandise credits of the Borrowers and the Canadian Guarantor, net of any dormancy reserves maintained by the Borrowers and the Canadian Guarantor on their books and records in the ordinary course of business.
“Customer Credit Liability Reserves”: as of any date, an amount equal to 50% (or such lesser percentage as determined by the Administrative Agent in its Permitted Discretion based on the redemption history of the gift certificates, gift cards and merchandise credits of the Borrowers) of the Customer Credit Liabilities as reflected in the Borrowers’ and the Canadian Guarantor’s books and records.
“Customer Deposits”: at any time, the aggregate balance at such time of outstanding customer deposits of the Borrowers and the Canadian Guarantor, net of any dormancy reserves maintained by the Borrowers and the Canadian Guarantor on their books and records in the ordinary course of business consistent with past practices.
“Customer Deposits Reserve”: as of any date, an amount equal to 100% of the Customer Deposits as reflected in the Borrowers’ and the Canadian Guarantor’s books and records.
“Customs Broker Agreement”: an agreement, in form reasonably satisfactory to the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Administrative Agent and agrees, upon notice from the Administrative Agent, to hold and dispose of such Inventory solely as directed by the Administrative Agent.
“DDA”: any checking or other demand deposit account maintained by the Loan Parties where the cash proceeds of Eligible Accounts Receivable, Eligible Credit Card Receivables and Eligible Gift Card Receivables and the proceeds of sales of Eligible Inventory are deposited.
“Debtor Relief Laws”: the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the

Winding Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.
“Declining Lender”: as defined in Section 2.13(e).
“Declined Proceeds: as defined in Section 2.13(f).
“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the ABL Administrative Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or Bail-in Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the ABL Administrative Borrower and each other Lender promptly following such determination.
“Designated Cash Management Reserve”: as of any date, such reserves as the Administrative Agent determines in its Permitted Discretion to reflect (and in no event to exceed) the then aggregate outstanding cash management exposure of all Cash Management Banks to the relevant Loan Parties under all Cash Management Obligations.

“Designated Disbursement Account”: as defined in Section 5.17(c).
“Designated Hedging Agreement”: Specified Hedge Agreements that are designated by the Qualified Counterparty and the ABL Administrative Borrower in writing to the Administrative Agent as a “Designated Hedging Agreement” and the Qualified Counterparty shall have provided the MTM value on the date of such designation.
“Designated Hedging Reserve”: as of any date, such reserves as the Administrative Agent determines in its Permitted Discretion to reflect (and in no event to exceed) the then aggregate outstanding mark-to-market (“MTM”) exposure owed by the relevant Loan Parties to all Qualified Counterparties under all Designated Hedging Agreements. Such exposure shall be the sum of the positive aggregate MTM values to each Qualified Counterparty of all Designated Hedging Agreements with such Qualified Counterparty outstanding at the time of the relevant calculation. The aggregate MTM value to a Qualified Counterparty of all Designated Hedging Agreements with such Qualified Counterparty shall be calculated (1) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement) with such Qualified Counterparty and (2) if applicable, by taking into account any master netting agreement or arrangement in place among such Qualified Counterparty, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Qualified Counterparty and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements, provided that the ABL Administrative Borrower (a) certifies to the Administrative Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (b) upon request, provides to the Administrative Agent a copy of the master netting agreement. In calculating the positive aggregate MTM value to a Qualified Counterparty, the value of collateral (other than any Collateral) posted to such Qualified Counterparty in respect of such Designated Hedging Agreements shall be taken into account, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (i) the amount of cash collateral or (ii) the value of non-cash collateral with such value as determined by the relevant Qualified Counterparty or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral), provided that the ABL Administrative Borrower shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Qualified Counterparty is a negative amount to such Qualified Counterparty (i.e., if all such Designated Hedging Agreements with such Qualified Counterparty are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves. The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and the ABL Administrative Borrower together with the supporting calculations therefor promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or ABL Administrative Borrower, as applicable, for such MTM value, which shall be used by the Administrative Agent in calculating the relevant portion of the Designated Hedging Reserves. If a Qualified Counterparty fails to provide the MTM value of a Designated Hedging Agreement within the relevant timeframe specified above, then the Administrative Agent (I) shall give the ABL Administrative Borrower notice thereof within three Business Days from the date such Qualified Counterparty was required to provide such MTM value and (II) may (but is not obligated to) provide, upon receiving from the ABL Administrative Borrower or the relevant Loan Party all of the information reasonably determined by the Administrative Agent as being necessary to determine the MTM value of the relevant Designated Hedging Agreement, a proposed MTM value of the relevant Designated Hedging Agreement within such three Business Day period. If the Administrative Agent agrees to provide such a proposed MTM value and the ABL Administrative Borrower does not notify the Administrative Agent within three Business Days from receipt thereof that it does not agree with such MTM value, then the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.
“Dilution Factors”: without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, discounts, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Borrowers and the Canadian Guarantor in a manner consistent with current and historical accounting practices of the Borrowers and the Canadian Guarantor.
“Dilution Ratio”: at any time, the amount (expressed as a percentage) equal to (1) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Borrowers and the Canadian Guarantor for the most recently ended 12 fiscal month period divided by (2) total gross sales of the Borrowers and the Canadian Guarantor for such most recently ended 12 fiscal month period; provided that (a) at any time the Dilution Ratio is calculated to be 5% or less, such Dilution Ratio will be deemed to be zero and (b) at any time the Dilution Ratio is calculated to be greater than 5%, such Dilution Ratio shall be limited to the actual incremental percentage above 5%.
“Dilution Reserve”: at any date, the product of (1) the applicable Dilution Ratio at such time multiplied by (2) the aggregate amount of Eligible Accounts Receivable at such time.
“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Parent, the ABL Administrative Borrower or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Parent, the ABL Administrative Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution”:
(a)    any Person that is or controls a competitor of the ABL Administrative Borrower or any of its Subsidiaries and is identified by the ABL Administrative Borrower in writing to the Administrative Agent from time to time on or after the Closing Date; or
(b)    any Affiliate of any of the foregoing Persons that is (i) reasonably identifiable solely on the basis of the similarity of such Affiliate’s name (but excluding any such Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such foregoing Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate) or (ii) identified by the ABL Administrative Borrower to the Administrative Agent in writing from time to time on or after the Closing Date;
provided that any updates, modifications, deletions and/or supplements to the list of Disqualified Institutions, including the designation of any Disqualified Institution after the Closing Date pursuant to clause (a) or clause (b) above, (x) shall not apply retroactively to disqualify any Lender that has previously acquired an assignment or participation interest in any Revolving Credit Loan, Revolving Credit Commitment or FILO Term Loan (or that is a party to a pending assignment or participation as of the date of such designation), (y) shall be delivered by the ABL Administrative Borrower to JPMDQ_Contact@jpmorgan.com (and failure to so deliver any such update, modification, deletion and/or supplement shall render such update, modification, deletion and/or supplement not received and ineffective) and (z) shall become effective three Business Days after such update, modification, deletion and/or supplement is delivered in accordance with the foregoing clause (y).
“Distribution Centers”: the list of locations set forth on Schedule 1.1(a) as of the Closing Date.
“Distribution Condition”: with respect to any particular action as to which the satisfaction of the Distribution Condition is being determined, after giving effect to the taking of such action (and the Distribution Condition will be deemed to be satisfied with respect to such action if), (1) no Event of Default has occurred and is continuing or would immediately result from such action, (2) Availability on a pro forma basis on the date of such proposed action and average daily Availability for the 30-day period prior to such action (calculated on a pro forma basis assuming such action occurred on the first day of such 30-day period), in each case, would be at least the greater of (a) 15% of the Line Cap then in effect and (b) $15,000,000, (3) the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Availability on a pro forma basis on the date of such proposed action and average daily Availability for the 30-day period prior to such action (calculated on a pro forma basis assuming such action occurred on the first day of such 30-day period), in each case, would be at least the greater of (a) 20% of the Line Cap then in effect and (b) $20,000,000, and (4) the Administrative Agent has received a certificate from a Responsible Officer of the ABL Administrative Borrower certifying as to the calculations and satisfaction of the conditions set forth in foregoing clauses (1) through and including (3) above.
“Dollars” and “$”: lawful currency of the United States of America.
“Domestic Subsidiary”: a Restricted Subsidiary that is incorporated, organized or otherwise formed under the laws of the United States, any State thereof or the District of Columbia.
“Dominion Account”: as defined in Section 5.17.
“ECF Percentage”: with respect to any Excess Cash Flow Period, 75%; provided that the ECF Percentage shall be 50% if the Consolidated Net First Lien Leverage Ratio as of the last day of such Excess Cash Flow Period is less than 3.25 to 1.00.
“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effectively Discharged,” “Effectively Discharge” and “Effective Discharge”: with respect to the Convertible Senior Notes, that (i) there has been irrevocably deposited with the Convertible Notes Trustee, for the benefit of the holders of the Convertible Senior Notes (it being understood that the Administrative Agent and the Lenders shall be third party beneficiaries of such irrevocable deposit arrangement), cash in an amount equal to the sum of all remaining interest and principal payments due on the Convertible Senior Notes (together with any other cash consideration due in respect of each conversion of Convertible Senior Notes that has not been fully settled as of the time of such deposit) with irrevocable instructions from Holdings that the Convertible Notes Trustee make such payments to the holders of the Convertible Senior Notes as the same becomes due in accordance with the Convertible Notes Indenture (provided, however, that (x) such deposit may instead be made with an escrow agent with irrevocable instructions to make such payments to the Convertible Notes Trustee, for the benefit of the holders of the Convertible Senior Notes (it being understood that the Administrative Agent and the Lenders shall be third party beneficiaries of such irrevocable deposit arrangement), as the same becomes due in accordance with the Convertible Notes Indenture; and (y) in either case, such deposit may be subject to arrangements (which arrangements shall be reasonably satisfactory to the Administrative Agent and shall, among other things, provide that neither the ABL Administrative Borrower nor any of its Subsidiaries shall have any rights in any amounts so deposited while such funds remain on deposit) whereby any cash or other property not necessary to pay amounts due on the Convertible Senior Notes as they become due (1) shall be returned to Holdings after none of the Convertible Senior Notes remain outstanding (it being understood that neither the ABL Administrative Borrower nor any of its Subsidiaries shall have any rights to such funds prior to such time) and (2) thereafter, if such deposit was originally funded with the proceeds of Restricted Payments or repayments of Junior Debt made by the ABL Administrative Borrower, shall promptly upon receipt thereof by Holdings be returned or otherwise contributed to the ABL Administrative Borrower); and (ii) Holdings has (or is deemed to have) irrevocably elected, pursuant to Section 14.02(e) of the Convertible Notes Indenture, that the “Settlement Method” applicable to all subsequent conversions of the Convertible Senior Notes will be either “Physical Settlement” or “Combination Settlement” with a “Specified Dollar Amount” (as such terms are defined in the Convertible Notes Indenture) of no more than $1,000 per $1,000 principal amount of Convertible Senior Notes.
“Eligible Accounts Receivable”: all Accounts (other than Credit Card Processor Accounts and Gift Card Accounts) of the Borrowers and the Canadian Guarantor that constitute proceeds from the sale or disposition of Inventory (net of volume rebates) in the ordinary course of business and that are reflected in the most recent Borrowing Base Certificate (it being understood that no Reserves will be established that are duplicative of the eligibility criteria below), except that no Account will be an Eligible Account Receivable if:
(1)    such Account has been outstanding for more than 90 days after the original invoice date or more than 60 days after the original due date relating to such invoice;
(2)    such Account is owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (1) above;
(3)    such Account is owed by an Account Debtor that is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party;
(4)    such Account is owed by an Account Debtor who is either (i) the United States or any department, agency, or instrumentality of the United States or the federal government of Canada or any department, agency, crown corporation or instrumentality thereof (exclusive, however, of Accounts with respect to which Borrowers or the Canadian Guarantor have complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31

USC §3727 or the Financial Administration Act (Canada), as applicable), or (ii) any state of the United States or province or territory of Canada or any other Governmental Authority not covered by the preceding clause (i) (exclusive, however, of Accounts with respect to which (x) the Borrowers or the Canadian Guarantor have complied with any applicable State, provincial or local laws comparable to the foregoing) or (y) provincial or local law does not restrict or render ineffective assignment of such Accounts;
(5)    such Account is owed by an Account Debtor whose total obligations together with those of its Affiliates owing to Loan Parties exceed 15% of all Eligible Accounts Receivable, to the extent of the obligations owing by such Account Debtor and its Affiliates in excess of such percentage; provided, that in each case, the amount of Eligible Accounts Receivable that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts Receivable of all types prior to giving effect to any eliminations based upon the foregoing concentration limit;
(6)    such Account is not subject to the first priority (other than a Lien permitted under Section 6.3(a), 6.3(b), 6.3(i), 6.3(j), 6.3(m), 6.3(cc) or 6.3(ee)), valid and perfected Lien of the Administrative Agent as to such Account;
(7)    a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Administrative Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.3(a), 6.3(b), 6.3(i), 6.3(j), 6.3(m), 6.3(cc) or 6.3(ee) or other Permitted Lien arising by operation of law, or (c) a Lien that is permitted under Section 6.3(q)(iii), 6.3(s), 6.3(v), 6.3(x), 6.3(y), 6.3(dd), 6.3(ff), 6.3(hh) or 6.3(ii) and, in each case, junior in priority to the Liens securing the Obligations;
(8)    (i) such Account does not constitute the legal, valid and binding obligation of the applicable Account Debtor enforceable in accordance with its terms or (ii) such Account arises in a transaction wherein the goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;
(9)    such Account is owing by a supplier or creditor or is otherwise disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment or offset has been asserted with respect thereto by the applicable Account Debtor (in each case, only to the extent of the relevant dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment or offset);
(10)    such Account is owed by an Account Debtor that is subject to a bankruptcy proceeding of the type specified in Section 7.1(f) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Permitted Discretion;
(11)    such Account does not conform with a covenant or representation contained in this Agreement or the Guarantee and Collateral Agreement as to such Account;

(12)    such Account is evidenced by Chattel Paper or an Instrument (each as defined in the Guarantee and Collateral Agreement) of any kind, or has been reduced to judgment;
(13)    such Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof;
(14)    such Account arises out of the Pfizer prepaid customer stability program (for so long as the revenue related thereto constitutes deferred revenue);
(15)    such Account is owed by an Account Debtor which is owed sums by the ABL Administrative Borrower and its Restricted Subsidiaries (with ineligibility limited to the amount owed to such Account Debtor by the ABL Administrative Borrower and its Restricted Subsidiaries);
(16)    such Account is owed by a franchisee which is in default under its franchise agreement (to the extent a Reserve has not otherwise been established with respect thereto);
(17)    such Account represents amounts owed by the national advertising fund related to marketing activities of the ABL Administrative Borrower and its Subsidiaries;
(18)    such Account represents interest, principal or finance charges owed by franchisees;
(19)    such Account represents rent due from franchisees;
(20)    such Account is owed by an Account Debtor that is a Sanctioned Person or on any specially designated nationals list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or a similar list maintained by the Government of Canada, or, to the knowledge of the ABL Administrative Borrower, the applicable Borrower or Canadian Guarantor is not able to bring suit or enforce remedies against the Account Debtor through judicial or arbitral process;
(21)    such Account is owed by an Account Debtor that is organized outside of the United States or Canada, unless (x) such Account is supported by a letter of credit (delivered to and directly drawable by the Administrative Agent) reasonably satisfactory to the Administrative Agent, or (y) the billing in respect of such Account is made to a branch or office of such Account Debtor that is located in the United States or Canada;
(22)    the goods giving rise to such Account have not been delivered to the Account Debtor or to a third party (to the extent title passes to the Account Debtor upon delivery to such third party), the goods giving rise to such Account have been returned by the Account Debtor, or it otherwise does not represent a final sale (it being understood that the returnability of good will not give rise to a transaction not representing a final sale) or title to the goods has not passed to the Account Debtor;

(23)    its payment has been extended beyond the terms set forth in the invoice related thereto (and in any event if its payment has been extended beyond 90 days after the original invoice date or 60 days after the original due date relating to such invoice);
(24)    such Account is an Account in respect of which there are unapplied collections (with ineligibility limited to the amount of such unapplied collections);
(25)    such Account is owed by an Account Debtor with respect to which return reserves are maintained (with ineligibility limited to the amount of such reserve); or
(26)    such account has been or is required to be charged or written off as uncollectible in accordance with GAAP.
If any Account at any time ceases to be an Eligible Accounts Receivable, then such Account will promptly be excluded from the calculation of the Borrowing Bases.
Notwithstanding anything to the contrary herein, Eligible Accounts Receivable shall include Eligible Gift Card Receivables after the delivery to the Administrative Agent of a field examination in respect thereof that is reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent (and, for the avoidance of doubt, Eligible Accounts Receivable shall not include Eligible Gift Card Receivables at any time prior to the delivery of such field examination).
“Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans in the ordinary course, other than, in each case, a natural person, a Defaulting Lender or a Disqualified Institution. For the avoidance of doubt, (x) Disqualified Institutions shall be subject to Section 9.4(h) and (y) in no event shall Parent, the ABL Administrative Borrower or any of their Subsidiaries or Affiliates be an Eligible Assignee.
“Eligible Credit Card Receivables”: all Credit Card Processor Accounts (net of all associated fees) of the Borrowers and the Canadian Guarantor that constitute proceeds from the sale or disposition of Inventory in the ordinary course of business and that are reflected in the most recent Borrowing Base Certificate (it being understood that no Reserves will be established that are duplicative of the eligibility criteria below), except that no Credit Card Processor Account will be an Eligible Credit Card Receivable if:
(1)    such Credit Card Processor Account has been outstanding for more than five Business Days from the date of sale;
(2)    such Credit Card Processor Account is not subject to the first priority (other than a Lien permitted under Section 6.3(a), 6.3(b), 6.3(i), 6.3(j), 6.3(m), 6.3(cc) or 6.3(ee)), valid and perfected Lien of the Collateral Agent as to such Credit Card Processor Account;
(3)    a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Administrative Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.3(a), 6.3(b), 6.3(i) 6.3(j), 6.3(m), 6.3(cc) or 6.3(ee) or other Permitted Lien arising by operation of law, or (c) a Lien that is permitted under Section 6.3(q)(iii), 6.3(s), 6.3(v), 6.3(x), 6.3(y), 6.3(dd), 6.3(ff), 6.3(hh) or 6.3(ii) and, in each case, junior in priority to the Liens securing the Obligations);
(4)    such Credit Card Processor Account does not constitute the legal, valid and binding obligation of the applicable Credit Card Processor enforceable in accordance with its terms;
(5)    such Credit Card Processor Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback has been asserted with respect thereto by the applicable Credit Card Processor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);
(6)    such Credit Card Processor Account is owed by a Credit Card Processor that is subject to a bankruptcy proceeding of the type specified in Section 7.1(f) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Permitted Discretion;
(7)    such Credit Card Processor Account does not conform with a covenant or representation contained in this Agreement or the Guarantee and Collateral Agreement as to such Credit Card Processor Account;
(8)    such Credit Card Processor Account is evidenced by Chattel Paper or an Instrument (each as defined in the Guarantee and Collateral Agreement) of any kind, or has been reduced to judgment;
(9)    such Credit Card Processor Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof;
(10)    such Credit Card Processor Account is owed by a Credit Card Processor that is organized outside of the U.S. or Canada; or
(11)    such Credit Card Processor Account has been or is required to be charged or written off as uncollectible in accordance with GAAP.
Anything contained herein to the contrary notwithstanding, for purposes of determining the amount of Eligible Credit Card Receivables in the Borrowing Bases at any time, any Credit Card Processor Account that otherwise meets the requirements for Eligible Credit Card Receivables may be included in such calculation even though the same does not constitute proceeds from the sale or disposition of Inventory; provided that such amount will be subject to adjustment as may be required by the Administrative Agent at any time and from time to time to reflect such fact. To the extent requested by the Administrative Agent, a notice reasonably satisfactory to the Administrative Agent and the ABL Administrative Borrower shall be sent to each Credit Card Processor with respect to the Liens created under the Security Documents.

If any Credit Card Processor Account at any time ceases to be an Eligible Credit Card Receivable, then such Credit Card Processor Account will promptly be excluded from the calculation of the Borrowing Bases.
“Eligible Gift Card Receivables”: all Gift Card Accounts of the Borrowers and the Canadian Guarantor that constitute proceeds from the sale or disposition of Loan Party gift cards pursuant to a Gift Card Agreement and that are reflected in the most recent Borrowing Base Certificate, except that no Gift Card Account will be an Eligible Gift Card Receivable if:
1.such Gift Card Account has been outstanding for more than 90 days from the date of sale of the relevant gift cards;
2.such Gift Card Account is not subject to the first priority (subject to a Lien permitted under Section 6.3(a), 6.3(b), 6.3(i), 6.3(j), 6.3(m), 6.3(cc) or 6.3(ee)), valid and perfected Lien of the Collateral Agent as to such Account;
3.a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Collateral Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.3(a), 6.3(b), 6.3(i), 6.3(j), 6.3(m), 6.3(cc) or 6.3(ee), or other Permitted Lien arising by operation of law, or (c) a Lien that is permitted under Section 6.3(q)(iii), 6.3(s), 6.3(v), 6.3(x), 6.3(y), 6.3(dd), 6.3(ff), 6.3(hh) or 6.3(ii) and, in each case, junior in priority to the Liens securing the Obligations);
4.such Gift Card Account does not constitute the legal, valid and binding obligation of the applicable Gift Card Administrator enforceable in accordance with its terms;
5.such Gift Card Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback has been asserted with respect thereto by the applicable Gift Card Administrator (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);
6.such Gift Card Account is owed by a Gift Card Administrator that is subject to a bankruptcy proceeding of the type specified in Section 7.1(f) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Permitted Discretion;
7.such Gift Card Account does not conform with a covenant or representation contained in this Agreement or the Guarantee and Collateral Agreement as to such Gift Card Account;
8.such Gift Card Account is evidenced by Chattel Paper or an Instrument (each as defined in the Guarantee and Collateral Agreement) of any kind, or has been reduced to judgment;
9.such Gift Card Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof; or

10. which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.
If any Gift Card Account at any time ceases to be an Eligible Gift Card Receivable, then such Gift Card Account will promptly be excluded from the calculation of the Borrowing Bases.
“Eligible Inventory”: all Inventory of a Borrower or the Canadian Guarantor reflected in the most recent Borrowing Base Certificate (it being understood that no Reserves will be established that are duplicative of the eligibility criteria below), except that no item of Inventory will be Eligible Inventory if such item:
(1)is not subject to the first priority (other than a Lien permitted under Section 6.3(a), 6.3(b), 6.3(i), 6.3(j), 6.3(m), 6.3(cc) or 6.3(ee)), valid and perfected Lien of the Collateral Agent as to such Inventory;
(2)a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Collateral Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.3(a), 6.3(b), 6.3(i), 6.3(j), 6.3(m), 6.3(cc) or 6.3(ee) or other Permitted Lien arising by operation of law, or (c) a Lien that is permitted under Section 6.3(q)(iii), 6.3(s), 6.3(v), 6.3(x), 6.3(y), 6.3(dd), 6.3(ff), 6.3(hh) or 6.3(ii) and, in each case, junior in priority to the Liens securing the Obligations);
(3)is slow moving (other than Inventory located at a clearance center that has been appropriately priced consistent with the Borrowers’ customary practices), obsolete, unmerchantable, defective, used or unfit for sale;
(4)does not conform in all material respects to the representations and warranties contained in this Agreement or the Guarantee and Collateral Agreement;
(5)is not owned only by one or more Loan Parties;
(6)is not finished goods or bulk inventory or raw materials, or which constitutes work-in-process, packaging and shipping material, supplies, samples, prototypes, bags, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale), or which constitutes goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(7)is not located in the United States or Canada (other than to the extent that it is in-transit to the United States or Canada and is not deemed ineligible in accordance with clause (12) of this definition);
(8)(a) is located at any location (other than a retail store or Distribution Center) leased by a Borrower or the Canadian Guarantor, unless (x) the lessor has delivered to the Collateral Agent a Collateral Access Agreement as to such location or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Permitted Discretion, (b) is located at a retail store leased by a Borrower or the Canadian Guarantor and such location is in a Landlord Lien State, unless a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Permitted Discretion, or (c) after the date that is 120 days after the Closing Date, is located at a Distribution Center leased by a Borrower or the Canadian Guarantor and such location is in a Landlord Lien State, unless a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Permitted Discretion;
(9)is located in any third-party warehouse or is in the possession of a bailee (other than a third-party processor) and is not evidenced by a Document (as defined in Article 9 of the UCC) or “document of title” (as defined in the PPSA), unless (x) the warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement as to such location or (y) an appropriate Reserve (including for rent, charges and other amounts due or to become due with respect to such location) has been established by the Administrative Agent in its Permitted Discretion;
(10)is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;
(11)is the subject of a consignment by any Loan Party as consignor;
(12)is in transit, except that Inventory in transit will not be deemed ineligible if:
(a)    it has been shipped (i) from a foreign location (other than Canada or the United States) for receipt by any Borrower or the Canadian Guarantor in Canada or the United States within forty-five (45) days of the date of shipment (and such shipment has not been delayed beyond such forty-five (45) day delivery time), or (ii) from a Canadian or United States location for receipt by any Borrower or the Canadian Guarantor in Canada or the United States within fifteen (15) days of the date of shipment (and such shipment has not been delayed beyond such fifteen (15) day delivery time), but, in either case, which has not yet been delivered to such Borrower or the Canadian Guarantor;
(b)    it has been paid for in advance of shipment or is not being shipped by a carrier owned by or affiliated with the vendor;
(c)    legal ownership thereof has passed to the applicable Borrower or the Canadian Guarantor (or is retained by the applicable Borrower or the Canadian Guarantor) as evidenced by customary documents of title and such Inventory is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against such Inventory, or with respect to whom any Borrower or the Canadian Guarantor is in default of any obligations;
(d)    either (i) such Inventory is subject to a negotiable document of title, in form reasonably satisfactory to the Administrative Agent, which shall, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, have been endorsed to the Administrative Agent or an agent acting on its behalf or (ii) such Inventory is evidenced by a non-negotiable document of title, seaway bill, airway bill or other bill of lading in form reasonably acceptable to the Administrative Agent, or other shipping document reasonably acceptable to the Administrative Agent, which names the Administrative Agent as consignee

(and/or if requested by the Administrative Agent, a Customs Broker Agreement shall have been delivered to Administrative Agent with respect thereto);
(d)    it is insured to the reasonable satisfaction of the Administrative Agent; and
(e)    it will be subject to the valid and perfected Lien of the Collateral Agent upon delivery to the applicable Borrower or the Canadian Guarantor.
(13)constitutes operating supplies, repair parts, labels or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business;
(14)is not reflected in a current perpetual inventory report (other than in transit Inventory that is otherwise Eligible Inventory) of the Borrowers or the Canadian Guarantor;
(15)is located at a closed store location;
(16)has an expiration date that has passed or that is estimated by the ABL Administrative Borrower to occur within 30 days after the date of the applicable Borrowing Base Certificate;
(17)represents warehouse and merchandising supplies located at a distribution center;
(18)consists of loyalty program membership cards and media;
(19)constitutes promotional goods not intended for resale; or
(20)has been acquired from a Sanctioned Person on any specially designated nationals list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or a similar list maintained by the Government of Canada.
If any Inventory at any time ceases to be Eligible Inventory, such Inventory will promptly be excluded from the calculation of the Borrowing Bases.
“Engagement Letter”: that certain Engagement Letter, dated as of February 23, 2018 (as amended, restated, modified or otherwise supplemented from time to time), by and among Parent and the Arrangers.
“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, codes, decrees, or other legally enforceable requirements of any international authority, foreign government, the United States or Canada, or any state, provincial, territorial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct for protection of the environment or of human health, or employee health and safety (as it relates to exposure to Hazardous Materials).

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the ABL Administrative Borrower or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits”: any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Equivalent Amount”: as defined in Section 1.8(c).
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if any, of:
(a)    the sum, without duplication, of:
(i)    Consolidated Net Income of the ABL Administrative Borrower and its Restricted Subsidiaries for such period,
(ii)    the amount of all non-cash charges (including, without limitation, depreciation and amortization) deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,
(iii)    the amount of the net decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the ABL Administrative Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting) and

(iv)    the aggregate net amount of non-cash loss on the Disposition of Property by the ABL Administrative Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus
(b)    the sum, without duplication, of:
(i)    the amount of all non-cash credits and gains included in arriving at such Consolidated Net Income (excluding any such non-cash credits and gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and the amount of all cash expenses, charges and losses excluded from Consolidated Net Income by virtue of the definition thereof,
(ii)    the aggregate amount actually paid by the ABL Administrative Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures or acquisitions of Intellectual Property, in each case except to the extent funded with the proceeds of Funded Debt (other than Funded Debt consisting of revolving Indebtedness),
(iii)    the aggregate amount of all scheduled principal payments of Funded Debt (including, without limitation, the principal component of payments in respect of Capital Lease Obligations constituting Funded Debt (but excluding the Scheduled Repayment Amount)) of the ABL Administrative Borrower and its Restricted Subsidiaries made during such fiscal year, in each case except to the extent funded with the proceeds of Funded Debt (other than Funded Debt consisting of revolving Indebtedness),
(iv)    the amount of the net increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the ABL Administrative Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),
(v)    the aggregate net amount of non-cash gain on the Disposition of Property by the ABL Administrative Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,
(vi)    cash payments made during such period in respect of long-term liabilities (other than Funded Debt) of the ABL Administrative Borrower and its Restricted Subsidiaries to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income, except to the extent funded with the proceeds of Funded Debt (other than Funded Debt consisting of revolving Indebtedness),
(vii)    the aggregate amount actually paid by the ABL Administrative Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Investments permitted by Sections 6.8(d), (i), (k)(ii), (l), (m), (w) and (z), in each case except to the extent funded with the proceeds of Funded Debt (other than Funded Debt consisting of revolving Indebtedness),

(viii)    an amount equal to the increase in such Consolidated Net Income of the ABL Administrative Borrower and its Restricted Subsidiaries attributable to any cash items excluded pursuant to the application of clause (d) of the definition thereof,
(ix)    the aggregate amount actually paid by the ABL Administrative Borrower in cash during such fiscal year on account of Restricted Payments permitted by Sections 6.6(b), (c) and (m), except to the extent funded with the proceeds of Funded Debt (other than Funded Debt consisting of revolving Indebtedness),
(x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the ABL Administrative Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income, and
(xi)    the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.
Notwithstanding the foregoing, Excess Cash Flow for any period shall not be reduced for amounts expended by Holdings and its Subsidiaries to purchase Tranche B-2 Term Loans pursuant to Section 9.4(g) of the Term Loan Credit Agreement.
“Excess Cash Flow Application Date”: as defined in Section 2.15(g).
“Excess Cash Flow Period”: each fiscal year of the ABL Administrative Borrower beginning with the ABL Administrative Borrower’s 2018 fiscal year.
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Excluded Accounts”: as defined in the definition of “Excluded Assets”.
“Excluded Assets”: the collective reference to:
1.any interest in leased real property (including, without limitation, any leasehold interests in real property) (except to the extent a security interest in any such interest can be perfected by filing a UCC financing statement);
2.    any fee interest in real property if the fair market value of such fee interest (together with improvements), as determined in good faith by the ABL Administrative Borrower on the later of the Closing Date and the date of acquisition thereof by the relevant Loan Party, is less than $5,000,000; provided that the headquarters of the ABL Administrative Borrower located at 300 Sixth Avenue, Pittsburgh, Pennsylvania shall be treated as an Excluded Asset to the extent that granting a Mortgage thereon would require the consent of the existing mortgagee of such property and thereafter such headquarters shall continue to be an Excluded Asset unless the Administrative Agent requests in writing that such headquarters be made subject to a Mortgage;

3.    any licenses, franchises, charters and authorizations of a Governmental Authority to the extent a security interest therein under the Loan Documents is prohibited by or would require the consent, license or approval of any Governmental Authority (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law);
4.    any asset if the granting of a security interest under the Loan Documents in such asset would be prohibited by any (x) law, treaty, rule or regulation (including all applicable regulations and laws regarding assignments of and security interests in, government receivables) or a court or other Governmental Authority or would require the consent, license or approval of any Governmental Authority (other than proceeds thereof, to the extent the assignment of such proceeds is effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition and the assignment of such proceeds is not prohibited by applicable law and does not require the consent, license or approval of any Governmental Authority) or (y) contractual obligation (only to the extent such restriction is binding on such asset (i) on the Closing Date or (i) on the date of the acquisition thereof and not entered into in contemplation thereof) (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law);
5.    any lease, license or other agreement to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement (except any such lease, license or agreement among Holdings and its Wholly-Owned Subsidiaries and except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law);
6.    Capital Stock (i) in any Person that is not a Wholly-Owned Subsidiary to the extent the pledge or other granting of a security interest under the Loan Documents in such Capital Stock would be prohibited by, or require a consent or approval under, organizational or governance documents or shareholders’ or similar agreements of or with respect to such Person (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law), (ii) that is voting Capital Stock in any Subsidiary described in clause (a) or (d) of the definition of Excluded Subsidiary in excess of 65% of the voting Capital Stock in such Subsidiary and (iii) in Unrestricted Subsidiaries, broker-dealer Subsidiaries, not-for-profit Subsidiaries and captive insurance Subsidiaries;
7.    any assets subject to a Lien permitted by Section 6.3(g), 6.3(k), 6.3(t) or 6.3(y) (in the case of a Permitted Refinancing in respect of the Indebtedness secured by any such Liens) to the extent the documents governing such Lien prohibit, or require a consent or approval in order for, such assets to be subject to the Liens created by the Loan Documents (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law);
8.    any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof), to the extent a security interest on such motor vehicles or other assets cannot be perfected by filing a UCC or PPSA financing statement;

9.    any United States (or Canadian) intent-to-use application for registration of a trademark or service mark prior to the acceptance by the United States Patent and Trademark Office (or the Canadian Intellectual Property Office) of a statement of use or an amendment to allege use, to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark registration issued therefrom;
10.    assets in circumstances where the Administrative Agent and the ABL Administrative Borrower agree that the difficulty, cost, burden or consequences of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the practical benefit to the Lenders afforded thereby;
11.    assets to the extent a security interest in such assets under the Loan Documents would reasonably be expected to result in (x) material adverse tax consequences or (y) material adverse regulatory consequences, in each case as reasonably determined in good faith by the ABL Administrative Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed);
12.    letter-of-credit rights (except for letter-of-credit rights a security interest in which can be perfected by filing UCC financing statements);
13.    any commercial tort claim with a value not in excess of $5,000,000;
14.    assets sold or otherwise disposed of to a Person who is not a Loan Party in compliance with Section 6.5;
15.    assets owned by a Guarantor after the release of the guaranty of such Guarantor pursuant to Section 9.14(a);
16.    “margin stock” within the meaning of Regulation U;
17.    segregated trust fund accounts, payroll accounts, accounts used solely for making payments in respect of withholding taxes and employee benefits, trust accounts, and escrow accounts for the benefit of unaffiliated third parties (collectively, the “Excluded Accounts”);
18.    assets of Unrestricted Subsidiaries, Immaterial Subsidiaries, broker-dealer Subsidiaries, not-for-profit Subsidiaries and captive insurance Subsidiaries;
19.    “consumer goods” (as defined in the PPSA); and
20.    any Receivables for which the account debtor is incorporated or located in Iran;
provided that (a) in the case of clauses 4(y), (5), (6)(i) and (7), such exclusion shall not apply (i) to the extent the prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law or (ii) to proceeds of the assets referred to in such clause, the assignment of which is expressly deemed effective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law and (b) assets described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction described above that caused such assets to be treated as “Excluded Assets”.
“Excluded Proceeds”: as defined in the definition of “Asset Sale”.
“Excluded Subsidiary”: (a) any Foreign Subsidiary, (b) Gustine Associates (for so long as the ABL Administrative Borrower, any other Borrower or a Guarantor does not constitute the general partner thereof), (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary (including, for purposes of this clause (c), the Canadian Guarantor) that is a CFC, (d) any Domestic Subsidiary all (other than an immaterial portion) of whose assets consist of Capital Stock of one or more CFCs, (e) any Immaterial Subsidiary, (f) any Restricted Subsidiary which is a limited partnership of which any Borrower or Guarantor does not constitute the general partner, (g) any Unrestricted Subsidiary, (h) any Subsidiary to the extent such Subsidiary’s guaranteeing any of the Obligations or otherwise becoming a Loan Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been obtained (it being agreed that no Borrower shall be under any obligation to seek the same)), (i) not-for-profit Subsidiaries, (j) any Subsidiary which is not a Wholly-Owned Subsidiary of Parent, (k) captive insurance Subsidiaries, (l) broker-dealer Subsidiaries, (m) special purpose receivables Subsidiaries, (n) with respect to any Specified Hedge Agreement, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, and (o) any Subsidiary with respect to which (i) the Administrative Agent and the ABL Administrative Borrower reasonably agree that the cost or other consequences of providing a guarantee or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby or (ii) in the case of any Person that becomes a Subsidiary after the Closing Date, providing such a guarantee or granting such Liens would reasonably be expected to result in material adverse tax consequences as determined in good faith by the ABL Administrative Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary if the ABL Administrative Borrower has notified the Administrative Agent in writing that such Subsidiary should not be treated as an Excluded Subsidiary (and solely for purposes of Section 5.10(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such notice is received by the Administrative Agent).
“Excluded Swap Obligation”: with respect to any Guarantor, any Hedge Agreement if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Agreement, unless otherwise agreed between the

Administrative Agent and the ABL Administrative Borrower. If a Hedge Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) Taxes imposed on (or measured by) its overall net income (however denominated), franchise or similar Taxes imposed on it (in each case, in lieu of net income Taxes) and Backup Withholding Taxes imposed on it by (i) the United States of America, (ii) the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office or the office to which its interests, rights and obligations under this Agreement are assigned is located or (iii) any other jurisdictions (or any political subdivision thereof) as a result of a present or former connection between the Administrative Agent, such Lender or other recipient and such jurisdiction imposing such Tax other than a connection arising as a result of the execution or delivery of, receipt of any payments, exercise of any rights or performance of any obligations under, enforcement of or any transaction or other activities related to any Loan Document, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the ABL Administrative Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the ABL Administrative Borrower under Section 2.22(b)), any United States federal withholding Tax that is in effect and would apply to amounts payable (including, for the avoidance of doubt, commitment fees and other consent, amendment and similar fees) to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the ABL Administrative Borrower with respect to such withholding Tax pursuant to Section 2.20(a), (d) any withholding Tax that is attributable to a Foreign Lender’s failure to comply with Section 2.20(e)(i) and (e) any withholding Taxes imposed under, or as a result of the failure of such recipient to satisfy the applicable requirements under, FATCA. “Existing Credit Agreement”: as defined in the recitals hereto.
“Existing Letters of Credit”: those Letters of Credit set forth on Schedule 1.1(c)
“Extended FILO Term Loan”: as defined in Section 2.26(a).
“Extended Revolving Credit Commitment”: as defined in Section 2.26(a).
“Extending FILO Term Loan Lender”: as defined in Section 2.26(a).
“Extending Lenders”: as defined in Section 2.26(a).
“Extending Revolving Credit Lender”: as defined in Section 2.26(a).
“Extension”: as defined in Section 2.26(a).
“Extension Amendment”: as defined in Section 2.26(c).
“Extension Offer”: as defined in Section 2.26(a).

“Facility”: each of (a) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), (b) any Extended Revolving Credit Commitments and the extensions of credit thereunder, (c) prior to the Closing Date, the FILO Term Loan Commitments and, after the Closing Date, the FILO Term Loans (the “FILO Term Loan Facility”), (d) any Extended FILO Term Loans and (e) any Replacement FILO Term Loans.
“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement or any successor provision that is substantially the equivalent thereof, any current or future regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions and including any agreements entered into pursuant to Section 1471(b)(1) of the Code) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“FILO Advance Rate”: (a) on and prior to the first anniversary of the Closing Date, 5%, (b) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, 4%, (c) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, 3%, (d) after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, 2%, and (e) after the fourth anniversary of the Closing Date, 1%.
“FILO Borrowing Base”: at any time as set forth in the most recently delivered Borrowing Base Certificate, the sum of:
1.     the FILO Advance Rate of the value of Eligible Credit Card Receivables held by the Borrowers and the Canadian Guarantor; plus
2.     the FILO Advance Rate of the book value of Eligible Accounts Receivable held by the Borrowers and the Canadian Guarantor attributable to wholesale accounts receivable; plus
3.     the FILO Advance Rate of the book value of Eligible Accounts Receivable held by the Borrowers and the Canadian Guarantor attributable to domestic franchisees; provided that at any time the amount of the FILO Borrowing Base consisting of Eligible Accounts Receivable attributable to domestic and foreign franchisees shall not exceed 20% of the FILO Borrowing Base in the aggregate; plus

4.     the FILO Advance Rate of the book value of Eligible Accounts Receivable held by the Borrowers and the Canadian Guarantor attributable to foreign franchisees in each case backed by a letter of credit reasonably acceptable to the Administrative Agent; provided that at any time (i) the amount of the FILO Borrowing Base consisting of Eligible Accounts Receivable attributable to foreign franchisees shall not exceed 15% of the FILO Borrowing Base in the aggregate and (ii) the amount of the FILO Borrowing Base consisting of Eligible Accounts Receivable attributable to domestic (as set out in clause (3) above) and foreign franchisees shall not exceed 20% of the FILO Borrowing Base in the aggregate; plus
5.     the FILO Advance Rate of the Net Orderly Liquidation Value of Eligible Inventory held by the Borrowers and the Canadian Guarantor consisting of finished goods and bulk Eligible Inventory; plus
6.     the FILO Advance Rate of the Net Orderly Liquidation Value of Eligible Inventory held by the Borrowers and the Canadian Guarantor consisting of raw materials Eligible Inventory; plus
7.     100% of the Borrowing Base Cash held by the Borrowers and the Canadian Guarantor to the extent in excess of Borrowing Base Cash included in the Borrowing Base; less
8.     Reserves.
Notwithstanding anything to the contrary contained herein, any Acquired Asset ABL Priority Collateral held by a Borrower or the Canadian Guarantor will immediately be included in the FILO Borrowing Base at a value equal to the Acquired Asset Borrowing Base Calculation thereof; provided that if the Borrowers have not delivered, at their expense, a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent within 90 days of the acquisition of such Acquired Asset ABL Priority Collateral (or such longer period as the Administrative Agent may reasonably agree), such Acquired Asset ABL Priority Collateral will cease to be eligible for inclusion in the FILO Borrowing Base until completion of a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent.
“FILO Springing Maturity Date”: May 16, 2020 or, if later, the date that is 91 days prior to the stated maturity date of any Indebtedness that refinances the Convertible Senior Notes and has a stated maturity date between August 15, 2020 and April 1, 2023.
“FILO Term Loan Commitment”: as to any FILO Term Loan Lender, the obligation of such Lender, if any, to make FILO Term Loans (or to convert Term Loans (as defined in the Existing Credit Agreement) to FILO Term Loans in the manner prescribed by the Amendment Agreement on the Closing Date) in an aggregate principal amount not to exceed the amount set forth under the heading “FILO Term Loan Commitment” opposite such Lender’s name on Schedule 2.1 (in the case of Lenders with FILO Term Loan Commitments in respect of Cash FILO Term Loans), or otherwise as set forth in or referred to on Schedule 2.1. The original aggregate amount of the Total FILO Term Loan Commitments on the Closing Date is $275,000,000.

“FILO Term Loan Facility”: as defined in the definition of “Facility”.
“FILO Term Loan Lender”: prior to the Closing Date, each Lender that has a FILO Term Loan Commitment and, after the Closing Date, each Lender that is the holder of FILO Term Loans.
“FILO Term Loan Maturity Date”: with respect to (a) FILO Term Loans that have not been extended pursuant to Section 2.26, December 31, 2022 and (b) with respect to Extended FILO Term Loans, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective FILO Term Loan Lender or FILO Term Loan Lenders; provided that, unless on or prior to the FILO Springing Maturity Date, all outstanding amounts under the Convertible Senior Notes exceeding $50,000,000 have been either (x) refinanced with Indebtedness that matures later than April 1, 2023 or (y) repaid (other than with the proceeds of Indebtedness that matures earlier than April 2, 2023) or converted into equity of Parent or Holdings or Effectively Discharged, the FILO Term Loan Maturity Date shall be the FILO Springing Maturity Date.
“FILO Term Loan Push Down Reserve”: as of any date, the amount, if any, by which the then aggregate principal amount of the outstanding FILO Term Loans exceeds the FILO Borrowing Base.
“FILO Term Loans”: Loans made pursuant to Section 2.1.
“Financial Covenant”: the covenant set forth in Section 6.1.
“Fixed Charge Coverage Ratio”: as at any date of determination, the ratio of:
(I) (a) Consolidated EBITDA of the ABL Administrative Borrower and its Restricted Subsidiaries (x) for purposes of Section 6.1(ii) only, for the four consecutive fiscal quarters ended on such date and (y) otherwise for the Test Period most recently ended on or prior to such date, minus (b) non-financed Capital Expenditures of the ABL Administrative Borrower and its Restricted Subsidiaries that were paid in cash during such period (it being understood that Capital Expenditures funded with the proceeds of Revolving Credit Loans or any other revolving indebtedness will not be deemed to be “financed” for the purpose of this clause (b)) minus (c) Taxes of the ABL Administrative and the Restricted Subsidiaries based on income that were paid or payable in cash during such period (including Tax distributions paid in cash during such period, but net of cash refunds received for such period), to (II) Fixed Charges of the ABL Administrative Borrower for such period.
“Fixed Charges”: for any period for the ABL Administrative Borrower and its Restricted Subsidiaries, the sum without duplication, of (a) cash interest expense paid or payable currently for such period (but in any event (i) excluding (x) fees and expenses associated with the Transactions, (y) costs associated with obtaining, or breakage costs in respect of, Hedge Agreements and (z) amortization of deferred financing costs and (ii) net of interest income), plus (b) scheduled amortization of Funded Debt paid or payable currently in cash for such period, plus (c) Restricted Payments made to any Person (other than a Loan Party) during such period and not applied to repay, prepay, redeem, repurchase or Effectively Discharge the Convertible Senior Notes or to pay interest or other amounts thereon.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Asset Sale”: as defined in Section 2.15(m).
“Foreign Indebtedness Event”: as defined in Section 2.15(m).
“Foreign Lender”: any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than that of the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Recovery Event”: as defined in Section 2.15(m).
“Foreign Subsidiary”: any Subsidiary of the ABL Administrative Borrower (other than the Canadian Guarantor) that is not a Domestic Subsidiary.
“Funded Debt”: all Indebtedness of the ABL Administrative Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.
“Gift Card Accounts”: accounts, receivables and/or payment intangibles owing to a Loan Party from a Gift Card Administrator pursuant to a Gift Card Agreement.

“Gift Card Administrator”: any Person (other than a Loan Party or any Affiliate of any Loan Party) who offers, sells, administers and/or distributes gift cards of one or more of the Loan Parties.
“Gift Card Agreement”: a gift card agreement between a Loan Party and a Gift Card Administrator.
“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of February 28, 2018 executed and delivered by Parent, each Borrower and each

Subsidiary Guarantor (other than the Canadian Guarantor), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness, lease payments, dividend payments or other economic obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the ABL Administrative Borrower in good faith.
“Guarantors”: the collective reference to Parent, the ABL Administrative Borrower (solely with respect to Specified Hedge Agreements and Cash Management Obligations between Qualified Counterparties and its Restricted Subsidiaries) and the Subsidiary Guarantors.
“Gustine Associates”: Gustine Sixth Avenue Associates, Ltd., a Pennsylvania limited partnership.
“Harbin Proceeds”: the Net Cash Proceeds received by Holdings after the Closing Date from the investment in Holdings (a) by Harbin Pharmaceutical Group Holdings Co., Ltd. or its designee or assignee or any of its Affiliates as contemplated by that certain Securities Purchase Agreement, dated as of February 13, 2018 (as amended, supplemented or otherwise modified from time to time), by and between Holdings and Harbin Pharmaceutical Group Holdings Co., Ltd. or (b) by any third party (or any of such third party’s Affiliates) to which the Disposition of Capital Stock of the Specified China Subsidiary is made pursuant to Section 6.5(t) in substitution or replacement of Harbin Pharmaceutical Group Holdings Co., Ltd.

“Hazardous Materials”: (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.
“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the ABL Administrative Borrower or its Restricted Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Holdings”: GNC Holdings, Inc., a Delaware corporation.
“Immaterial Subsidiary”: on any date of determination, any Restricted Subsidiary with (i) total assets equal to or less than 2.5% of the consolidated total assets of the ABL Administrative Borrower and the Restricted Subsidiaries and (ii) total revenue equal to or less than 2.5% of the total revenues of the ABL Administrative Borrower and the Restricted Subsidiaries on a consolidated basis (in each case as set forth in the most recently available financial statements delivered pursuant to Section 5.1); provided that no such Restricted Subsidiary shall be an Immaterial Subsidiary unless such Restricted Subsidiary, when aggregated with all other Immaterial Subsidiaries that are not Guarantors, as of the last day of the most recently completed fiscal quarter of the ABL Administrative Borrower, would have (x) total assets equal to or less than 5.0% of the consolidated total assets of the ABL Administrative Borrower and the Restricted Subsidiaries and (y) total revenue equal to or less than 5.0% of the total revenues of the ABL Administrative Borrower and the Restricted Subsidiaries on a consolidated basis (in each case as set forth in the most recently available financial statements delivered pursuant to Section 5.1).
“Impacted Interest Period”: as defined in the definition of “LIBO Rate”.
“Incremental Equivalent Debt”: as defined in the Term Loan Credit Agreement as in effect on the Closing Date.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation unless such obligation is not paid after becoming due and payable or appears as a liability on the balance sheet of such Person and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date which is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) the net obligations of such Person in respect of Hedge Agreements solely for the purposes of Section 6.2 and Section 7.
“Indemnified Taxes”: Taxes other than Excluded Taxes.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canadian, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intercreditor Agreements”: the ABL Intercreditor Agreement, any Pari Passu FILO Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other intercreditor agreement entered into by or among any Representatives and the Loan Parties, in each case as in effect from time to time.
“Interest Election Request”: a request by the ABL Administrative Borrower to convert or continue a Borrowing in accordance with Section 2.10.
“Interest Payment Date”: (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each January, April, July and October commencing with the first day of April 2018 and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to all participating Lenders, twelve months or any other shorter period approved by the Administrative Agent) thereafter, as the ABL Administrative Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and provided, further that the initial Interest Period with respect to any Eurodollar Borrowing on the Closing Date may be for a period of less than one month. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate”: as defined in the definition of “LIBO Rate”.
“Inventory”: with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the UCC and/or the PPSA), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, and all documents of title or other documents representing the foregoing.
“Inventory Reserves”: reserves against Inventory established in the Administrative Agent’s Permitted Discretion (without duplication, including duplication as a result of Inventory being otherwise ineligible) equal to the sum of the following:
1.Shrink Reserves (if applicable);
2.a reserve for Inventory which is designated to be returned to vendor or which is recognized as damaged or off quality or not to customer specifications by a Borrower; and
3.any other reserve against Inventory, including to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, imbalance, change in composition or mix, markdowns and vendor chargebacks, in each case as deemed appropriate by the Administrative Agent in its Permitted Discretion, from time to time.
“Investments”: as defined in Section 6.8.
“IRS”: the United States Internal Revenue Service.
“Issuing Bank”: each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citizens Bank of Pennsylvania and Goldman Sachs Bank USA in its capacity as the issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.8(i), and any other Lender reasonably acceptable to the Administrative Agent and the ABL Administrative Borrower which has agreed to act as an Issuing Bank hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Junior Debt”: any Indebtedness of the ABL Administrative Borrower or a Restricted Subsidiary (other than Indebtedness under revolving credit facilities or other revolving lines of credit and other than Indebtedness under the FILO Term Loan Facility and any Permitted FILO Credit Agreement Refinancing Indebtedness secured on a pari passu basis with the FILO Term Loans) (i) which is unsecured or is contractually subordinated in right of payment to the Obligations or (ii) which is secured by the Collateral on a junior lien basis; provided that Junior Debt will not include, in any case, (x) Indebtedness under the Term Loan Credit Agreement or any Permitted Refinancing thereof having the same lien priority (without regard to control of remedies or application of payments) as the Term Loan Credit Agreement under the ABL Intercreditor Agreement or (y) any other Indebtedness secured on a pari passu basis (without regard to control of remedies or application of payments) with the Term Loan Obligations.
“Junior Lien Intercreditor Agreement”: a “junior lien” intercreditor agreement by and among the Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent, the Term Loan Collateral Agent and one or more Representatives for holders of one or more classes of secured Incremental Equivalent Debt, Permitted FILO Credit Agreement Refinancing Indebtedness, secured Permitted Credit Agreement Refinancing Indebtedness and/or other Indebtedness expressly permitted by Section 6.2 and permitted by Section 6.3 to be secured by Liens on the Collateral that are junior in priority to the Liens securing the Obligations (but for the avoidance of doubt such junior obligations shall not include the Term Loan Obligations or any Permitted Refinancing thereof having the same lien priority (without regard to control of remedies or application of payments) as the Term Loan Credit Agreement under the ABL Intercreditor Agreement), and the Loan Parties, as amended, amended and restated, supplemented or otherwise modified from time to time, the terms of which are either (i) reasonably satisfactory to the Administrative Agent, the Collateral Agent and the ABL Administrative Borrower and are substantially consistent with customary terms for first lien/second lien intercreditor agreements or (ii) substantially consistent with the terms set forth in Exhibit I to this Agreement.
“Junior Lien Obligations”: any secured Indebtedness incurred by a Loan Party, the Liens on the Collateral securing which are or are intended to rank junior in priority to any Liens on the Collateral securing the Obligations and the Term Loan Obligations.
“Junior Material Debt”: any Junior Debt that is Material Debt.

“Landlord Lien Reserve”: any reserve established by the Collateral Agent pursuant to clause (8) of the definition of “Eligible Inventory.”
“Landlord Lien State”: each of the State of Pennsylvania, the State of Virginia and the State of Washington and any other state, province or territory in which a landlord’s claim for rent has priority by law over the Lien of the Collateral Agent in any of the Collateral.
“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.
“LC Commitment”: as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit in an aggregate face amount not to exceed the amount set forth under the heading “LC Commitment” opposite such Issuing Bank’s name on Schedule 2.8 (including, as to any Lender that becomes an Issuing Bank after the Closing Date, as reflected in any modification to such Schedule agreed to by the ABL Administrative Borrower and such Issuing Bank to include the LC Commitment of such Issuing Bank thereon).
“LC Disbursement”: a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the ABL Administrative Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“LC Sublimit”: as defined in Section 2.8(a).
“LCT Election”: as defined in Section 1.9.
“LCT Test Date”: as defined in Section 1.9.
“Lender Parties”: as defined in Section 9.16.
“Lenders”: the Persons listed on Schedule 2.1 and any other Person that provided a FILO Term Loan Commitment or shall have become a party hereto pursuant to an Assignment and Assumption or a Replacement FILO Term Loan Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit”: any letter of credit issued pursuant to this Agreement.
“LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement; provided, further that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“Lien”: any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself constitute a Lien.
“Limited Condition Transaction”: as defined in Section 1.9.
“Line Cap”: at any time, the lesser of (i) the aggregate Revolving Credit Commitments at such time and (ii) the Borrowing Base at such time.
“Liquidity Period”: (a) the period from the date Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000, in either case for five consecutive Business Days, in each case to the date Availability shall have been at least equal to the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000 for 20 consecutive calendar days or (b) the period during which any Specified Event of Default shall be continuing.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Amendment Agreement, the Security Documents, the ABL Intercreditor Agreement and the Notes.
“Loan Parties”: the ABL Administrative Borrower, the other Borrowers and the Guarantors.
“Majority Facility Lenders”: (a) with respect to the Revolving Credit Facility, the holders of more than 50% of the Total Revolving Credit Exposure under such Facility (or prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments) or (b) with respect to the FILO Term Loan Facility, any Replacement FILO Term Loan Facility and any Extended FILO Term Loans, the holders of more than 50% of the aggregate outstanding unpaid principal amount of the FILO Term Loans, Replacement FILO Term Loans and Extended FILO Term Loans; provided that at no time will Revolving Credit Exposure, Revolving Credit Commitments, FILO Term Loans, Replacement FILO Term Loans or Extended FILO Term Loans held by Defaulting Lenders be included in determining whether the “Majority Facility Lender” threshold is met.
“Material Adverse Effect”: (a) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Loan Parties and their Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Administrative Agent, the Collateral Agent and Lenders, taken as a whole, under the Loan Documents or (c) a material and adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents.
“Material Debt”: Indebtedness (other than Indebtedness constituting Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations), of any one or more of Parent, the ABL Administrative Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Debt, the “obligations” of Parent, the ABL Administrative Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, the ABL Administrative Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
“Maturity Date”: (a) with respect to the Revolving Credit Facility, the Revolving Credit Maturity Date; provided that the reference to Maturity Date with respect to any Extended Revolving Credit Commitments shall be the final maturity date as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lenders; (b) with respect to the FILO Term Loans, the FILO Term Loan Maturity Date; provided that the reference to Maturity Date with respect to any Extended FILO Term Loans shall be the final maturity date as specified in the applicable Extension Offer accepted by the respective FILO Term Loan Lenders; and (c) with respect to any Replacement FILO Term Loans, the final maturity date therefor specified in the applicable Replacement FILO Term Loan Facility Amendment.
“Maximum Rate”: as defined in Section 9.17.
“Maximum Tax Distribution Amount”: as defined in Section 6.6(c).
“Minimum Availability Compliance Date”: the first date after a Covenant Trigger Date upon which Availability has exceeded the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000 for 30 consecutive days.
“Minimum Extension Condition”: as defined in Section 2.26(b).
“Moody’s”: Moody’s Investor Services, Inc.
“Mortgaged Properties”: the real properties listed on Schedule 1.1(b) (if any), as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien on the Closing Date pursuant to the Mortgages and such other real properties as to which the Collateral

Agent for the benefit of the Secured Parties shall be granted a Lien after the Closing Date pursuant to Section 5.10(b).
“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent and the ABL Administrative Borrower (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time.
“MTM”: as defined in the definition of “Designated Hedging Reserve”.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the ABL Administrative Borrower or any Commonly Controlled Entity contributes or has an obligation to contribute or with respect to which the ABL Administrative Borrower or any Commonly Controlled Entity has any liability (including if such liability was imposed pursuant to Section 4212(c) of ERISA).
“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by the ABL Administrative Borrower and its Restricted Subsidiaries in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note (other than notes payable by franchisees in connection with a Disposition permitted by Section 6.5(e)) or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of the sum of (i) out-of-pocket attorneys’ fees, accountants’ fees and investment banking and advisory fees incurred by the ABL Administrative Borrower or the Restricted Subsidiaries in connection with such Asset Sale or Recovery Event, (ii) principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or a Lien which is expressly pari passu (without regard to control of remedies or application of payments) with (in which case the pro rata portion (determined based on the then outstanding principal amount of the FILO Term Loans that would otherwise be required to be prepaid with such Net Cash Proceeds and the aggregate amount of such principal) of such Net Cash Proceeds applied in respect of any such principal, premium or penalty, interest and other amounts secured by such Lien shall not constitute Net Cash Proceeds for purposes hereof (unless and to the extent the application of such Net Cash Proceeds to such other Indebtedness is described in this Agreement)) or subordinate to the Liens under the Loan Documents), (iii) other out-of-pocket fees and expenses actually incurred in connection therewith, (iv) taxes (and the amount of any distributions made pursuant to Section 6.6 to permit Parent or any direct or indirect parent company of the Parent to pay taxes) (including, without limitation, sales, transfer, deed or mortgage recording taxes) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (v) in the case of any Asset Sale or Recovery Event by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the ABL Administrative Borrower or a Restricted Subsidiary

that is a Wholly Owned Subsidiary as a result thereof and (vi) any reserve established in accordance with GAAP; provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve and (b) in connection with any issuance or incurrence of any Capital Stock or Indebtedness, the cash proceeds received by Parent, the ABL Administrative Borrower and its Restricted Subsidiaries (or in the case of the Harbin Proceeds, by Holdings) from such issuance or incurrence, net of attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary fees, costs and expenses actually incurred in connection therewith (including, in the case of a Replacement FILO Term Loan Facility, a “Replacement Facility” (as defined in the Term Loan Credit Agreement as in effect on the Closing Date), Permitted FILO Credit Agreement Refinancing Indebtedness, Permitted Term Loan Refinancing Indebtedness or Permitted Pari Passu Secured FILO Refinancing Debt, Permitted Junior Secured FILO Refinancing Debt or Permitted Unsecured FILO Refinancing Debt any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of the ABL Administrative Borrower.
“Net Orderly Liquidation Value”: with respect to Eligible Inventory, the net appraised liquidation value thereof (expressed as a percentage of the Cost of such Inventory) as determined from time to time by an Acceptable Appraiser in accordance with Section 5.6.
“Non-Consenting Lender”: as defined Section 2.22(c).
“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
“Note”: any promissory note evidencing (i) any Loan (other than a Swingline Loan or a FILO Term Loan) substantially in the form of Exhibit D-1, (ii) a Swingline Loan, substantially in the form of Exhibit D-2 or (iii) a FILO Term Loan, substantially in the form of Exhibit D-3.
“Notice of Intent to Cure”: as defined in Section 7.2(c).
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that the NYFRB Rate shall in no event be determined for any day to be lower than the Federal Funds Effective

Rate for such day (to the extent that the Federal Funds Effective Rate is published for such day or for the immediately preceding Business Day).
“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the ABL Administrative Borrower or any other Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Collateral Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arrangers, to the Administrative Agent, to the Collateral Agent or to any Lender that are required to be paid by the ABL Administrative Borrower or any other Borrower pursuant hereto), and any Cash Management Obligations; provided, that (i) obligations of the ABL Administrative Borrower or any Restricted Subsidiary under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations.
“Organizational Documents”: with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in the case of any unlimited liability company, the memorandum of association, and (vi) in any other case, the functional equivalent of the foregoing.
“Other Applicable Indebtedness”: as defined in Section 2.15(l).
“Other Taxes”: any and all present or future recording, stamp or documentary or any other excise or property Taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Overadvance”: as defined in Section 2.4(b).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent”: as defined in the preamble hereto.
“Participant”: as defined in Section 9.4(b)(vi).
“Pari Passu FILO Intercreditor Agreement”: a “pari passu” Intercreditor Agreement by and among the Administrative Agent, the Collateral Agent and one or more Representatives for holders of one or more classes of Permitted Pari Passu Secured FILO Refinancing Debt and/or other Indebtedness expressly permitted by Section 6.2 and permitted by Section 6.3 to be secured by Liens on the Collateral that are pari passu with the Liens securing the Obligations (without regard to control of remedies or allocation of payments) and the Loan Parties, as amended, amended and restated, supplemented or otherwise modified from time to time, the terms of which are either (i) reasonably satisfactory to the Administrative Agent, the Collateral Agent and the ABL Administrative Borrower and are substantially consistent with customary terms for pari passu intercreditor agreements or (ii) substantially consistent with the terms set forth in Exhibit J to this Agreement.
“Payment Condition”: with respect to any particular action as to which the satisfaction of the Payment Condition is being determined, after giving effect to the taking of such action (and the Payment Condition will be deemed to be satisfied with respect to such action if), (1) no Event of Default has occurred and is continuing or would immediately result from such action, (2) Availability on a pro forma basis on the date of such proposed action and average Availability for the 30-day period prior to such action (calculated on a pro forma basis assuming such action occurred on the first day of such 30-day period) would be at least the greater of (a) 12.5% of the Line Cap then in effect and (b) $12,500,000, (3) the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Availability on a pro forma basis on the date of such proposed action and average Availability for the 30-day period prior to such action (calculated on a pro forma basis assuming such action occurred on the first day of such 30-day period) would be at least the greater of 17.5% of the Line Cap then in effect and $17,500,000, and (4) the Administrative Agent has received a certificate from a Responsible Officer of the ABL Administrative Borrower certifying as to the calculations and satisfaction of the conditions set forth in foregoing clauses (1) through and including (3) above.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Acquisitions”: as defined in Section 6.8(i).
“Permitted Credit Agreement Refinancing Indebtedness”: as defined in the Term Loan Credit Agreement as in effect on the Closing Date.

“Permitted Discretion”: the reasonable credit judgment in good faith and in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment or adjustment of Reserves (or the modification of eligibility standards and criteria) shall require that (a) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events (i) first occurring or first discovered by the Administrative Agent after the Closing Date or (ii) that (x) are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date or (y) constitute Permitted Post-Closing Reserves, unless the ABL Administrative Borrower and the Administrative Agent otherwise agree in writing, (b) the contributing factors to the imposition of any Reserves shall not duplicate the exclusionary criteria set forth in the definitions of Eligible Accounts Receivable, Eligible Inventory, Eligible Gift Card Receivables or Eligible Credit Card Receivables, as applicable (and vice versa) and (c) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification (as reasonably determined by the Administrative Agent) of the incremental dilution of the applicable Borrowing Base attributable to such contributing factors.
“Permitted FILO Credit Agreement Refinancing Indebtedness”: any (a) Permitted Pari Passu Secured FILO Refinancing Debt, (b) Permitted Junior Secured FILO Refinancing Debt or (c) Permitted Unsecured FILO Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing FILO Term Loans (including any successive Permitted FILO Credit Agreement Refinancing Indebtedness) (“Refinanced FILO Term Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced FILO Term Debt except by an amount equal to unpaid accrued or capitalized interest thereon, undrawn commitments with respect thereto, any make-whole payments, fees or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) with respect to Permitted Pari Passu Secured FILO Refinancing Debt only, (A) the final maturity date of any such Permitted Pari Passu Secured FILO Refinancing Debt may not be earlier than the Latest Maturity Date of the Refinanced FILO Term Debt in effect at the time of incurrence of such Permitted Pari Passu Secured FILO Refinancing Debt (or if the Refinanced FILO Term Debt is Permitted FILO Credit Agreement Refinancing Indebtedness, the FILO Term Loans in the Class that was prepaid with such Refinanced FILO Term Debt) (except in the case of a bridge loan which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the Latest Maturity Date of the Refinanced FILO Term Debt in effect at the time of incurrence of such Permitted Pari Passu Secured FILO Refinancing Debt) and (B) the Weighted Average Life to Maturity of any such Permitted Pari Passu Secured FILO Refinancing Debt may not be shorter than the Weighted Average Life to Maturity of the Refinanced FILO Term Debt in effect at the time of incurrence of such Permitted Pari Passu Secured FILO Refinancing Debt (or if the Refinanced FILO Term Debt is Permitted FILO Credit Agreement Refinancing Indebtedness, the term loans in the Class that was prepaid with such Refinanced FILO Term Debt) (except in the case of a bridge loan which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the Latest Maturity Date of the Refinanced FILO Term Debt in effect at the time of incurrence of such Permitted Pari Passu Secured FILO Refinancing Debt), (iii) with respect to Permitted Junior Secured FILO Refinancing Debt and Permitted Unsecured FILO Refinancing Debt only, such Indebtedness (other than any such Indebtedness consisting of a customary bridge facility, so long as the long-term debt into which such bridge facility is to be converted or exchanged complies with this clause) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) other than nominal amortization or mandatory redemption or redemption at the option of the holders thereof or similar prepayment prior to the date that is 91 days after the then Latest Maturity Date of the Refinanced FILO Term Debt being prepaid (or, if the Refinanced FILO Term Debt is Permitted FILO Credit Agreement Refinancing Indebtedness, the FILO Term Loans in the Class that was prepaid with such Refinanced FILO Term Debt) (as determined on the date of incurrence of such Permitted FILO Credit Agreement Refinancing Indebtedness, except in the case of any such mandatory redemptions or prepayments to the extent that such redemptions or prepayments are (v) customary excess cash flow payments (on terms that are in the aggregate no less favorable to the Borrowers than those under this Agreement and (unless paid using Declined Proceeds) subject to rights in respect of the application of Excess Cash Flow to the prior repayment of, or offer to repay, the FILO Term Loans), (w) upon incurrence of Indebtedness that is not permitted thereunder, (x) upon the occurrence of an asset sale or other Disposition or casualty event (subject to customary reinvestment rights and (unless paid using Declined Proceeds) to rights in respect of the application of the Net Cash Proceeds thereof to the prior repayment of, or offer to repay, the FILO Term Loans), (y) upon the occurrence of a change of control event or (z) customary acceleration rights following an event of default, and the Weighted Average Life to Maturity of such Indebtedness is not less than 91 days longer than the Weighted Average Life to Maturity of the Refinanced FILO Term Debt being prepaid (or, if the Refinanced FILO Term Debt is Permitted FILO Credit Agreement Refinancing Indebtedness, the term loans in the Class that was prepaid with such Refinanced FILO Term Debt), in each case as of the date of incurrence of such Permitted FILO Credit Agreement Refinancing Indebtedness, (iv) the terms and conditions of such Indebtedness (other than (x) as provided in the foregoing clauses (ii) and (iii), (y) interest rate, fees, funding discounts and other pricing terms (which shall not be subject to any “most favored nation” adjustment, redemption, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clauses (ii) and (iii)) and subordination terms (if applicable) and (z) covenants or other terms that are (A) added to this Agreement for the benefit of the Lenders in accordance with the following proviso or (B) applicable only to periods after the then Latest Maturity Date of the FILO Term Loans at the time of incurrence of such Indebtedness) are substantially identical to, or, taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced FILO Term Debt or to the Lenders thereof (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the ABL Administrative Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the ABL Administrative Borrower within such five (5) Business

Day period that it disagrees with such determination (including a description of the basis upon which it disagrees); and provided further that the ABL Administrative Borrower and the Administrative Agent shall be permitted to amend the terms of this Agreement and the other Loan Documents to provide for such terms more favorable to the Lenders as may be necessary in order to satisfy the condition set forth in the immediately preceding proviso, without the requirement for the consent of any Lender or any other Person, (v) such Indebtedness is not borrowed or guaranteed by any Persons other than the Borrowers or the Guarantors and (vi) such Refinanced FILO Term Debt shall be repaid (in the case of Refinanced FILO Term Debt consisting of FILO Term Loans), defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted FILO Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Permitted Junior Secured FILO Refinancing Debt”: any secured Indebtedness incurred by the ABL Administrative Borrower in the form of one or more series of junior priority secured notes or junior priority secured loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a junior priority basis to the Obligations and is not secured by any property or assets of the ABL Administrative Borrower or any other Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Permitted FILO Credit Agreement Refinancing Indebtedness, (iii) the terms of the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents and (iv) a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured FILO Refinancing Debt incurred by the ABL Administrative Borrower, then the Administrative Agent, the Collateral Agent and the Representative for such Indebtedness shall have executed and delivered a Junior Lien Intercreditor Agreement.
“Permitted Junior Secured Refinancing Debt”: as defined in the Term Loan Credit Agreement as in effect on the Closing Date.
“Permitted Liens”: Liens permitted by Section 6.3.
“Permitted Pari Passu Secured FILO Refinancing Debt”: any secured Indebtedness incurred by the ABL Administrative Borrower in the form of one or more series of senior secured notes or loans (other than Replacement FILO Term Loans); provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations in respect of the FILO Term Loans (including with respect to the position of such Obligations in the “waterfall” pursuant to Section 2.21(b)) and is not secured by any property or assets of the ABL Administrative Borrower or any other Subsidiary other than the Collateral and is junior to the Revolving Credit Facility in right of payment with the proceeds of Collateral, (ii) such Indebtedness constitutes Permitted FILO Credit Agreement Refinancing Indebtedness, (iii) the terms of security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents, and (iv) a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Pari Passu FILO Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured FILO Refinancing Debt incurred by the ABL Administrative Borrower, then the Administrative Agent, the Collateral Agent and the Representative for such Indebtedness shall have executed and delivered a Pari Passu FILO Intercreditor Agreement and each other applicable Customary Intercreditor

Agreement. Permitted Pari Passu Secured FILO Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Pari Passu Secured Refinancing Debt”: as defined in the Term Loan Credit Agreement as in effect on the Closing Date.
“Permitted Post-Closing Reserve”: certain Reserves set forth on Schedule 1.1(d).
“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then aggregate outstanding principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, undrawn commitments with respect thereto, any make-whole payments, fees, or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of Capital Lease Obligations and Indebtedness secured by Purchase Money Security Interests, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced (or was a guarantor thereof) and each of the other Persons that are (or are required to be) obligors under such refinancing are the same Persons as those that are (or are required to be) obligors under the Indebtedness being so refinanced, (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations or is secured by a Lien on the Collateral the priority of which is contractually subordinated to the Liens on the Collateral securing the Obligations, such refinancing shall contain subordination provisions which are the same as those in effect prior to such refinancing or are no less favorable, taken as a whole, to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise acceptable to the Administrative Agent or (ii) otherwise secured by a junior permitted lien on the Collateral, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral, (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than (x) collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced) (provided that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing) and (y) to the extent otherwise permitted by Section 6.3, (f) in the event such Indebtedness being so refinanced is Junior Material Debt or is incurred under Section 6.2(d) or (g), the terms of such refinancing, as compared to the Indebtedness being so refinanced, are no less favorable in the aggregate, to the ABL Administrative Borrower, its Restricted Subsidiaries and the Secured Parties as compared to the Indebtedness being so refinanced (other than (x) with respect to interest rates, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment and optional redemption provisions, and (y) terms (i) applicable only after the then Latest Maturity Date (as determined on the date of incurrence of such Indebtedness)) or (ii) added to this Agreement for benefit of the Lenders and (g) in the event such Indebtedness is secured by Liens on all or any portion of the Collateral, a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of each applicable Customary Intercreditor Agreement; provided further that any Indebtedness of the ABL Administrative Borrower or any of its Restricted Subsidiaries refinancing the Convertible Senior Notes shall be unsecured or secured on a junior basis to the Obligations.
“Permitted Reorganization”: the extent not otherwise permitted under this Agreement, any corporate reorganization (or similar transaction or event) entered into among Holdings, Parent, the ABL Administrative Borrower and/or its Restricted Subsidiaries for tax planning purposes (each, a “Reorganization”), and each step reasonably required to effect such Reorganization; provided that (a) the security interest of the Administrative Agent in the Collateral, taken as a whole, is not impaired in connection therewith, (b) the ABL Administrative Borrower shall not change its jurisdiction of organization or formation in connection therewith to a jurisdiction outside of the United States, (c) after giving effect to such Reorganization, the ABL Administrative Borrower and its Restricted Subsidiaries otherwise comply with Section 5.10, and (d) such Reorganization is not otherwise adverse to the Lenders in any material respect.
“Permitted Term Loan Refinancing Indebtedness”: as defined in the Term Loan Credit Agreement as in effect on the Closing Date.
“Permitted Unsecured FILO Refinancing Debt”: any unsecured Indebtedness incurred by the ABL Administrative Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the ABL Administrative Borrower or any Subsidiary and (ii) such Indebtedness constitutes Permitted FILO Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Person”: an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the ABL Administrative Borrower or a Commonly Controlled Entity is (or, if such Plan were terminated at such time, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform”: as defined in Section 5.2.
“Pledged Capital Stock”: as defined in the Guarantee and Collateral Agreement.

“PPSA”: the Personal Property Security Act (Ontario) or the equivalent legislation (including the Civil Code (Quebec)) in any other applicable province or territory of Canada.
“Prepayment Event”: as defined in Section 2.13(d).
“Pricing Grid”: the pricing grid attached hereto as Annex A.
“Primary Related Party”: as defined in Section 9.3(b).
“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prior Claims”: all Liens created or arising by applicable law (excluding Liens voluntarily granted) which rank prior to or pari passu with the Liens created by the Security Documents on the ABL Priority Collateral.
“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.
“Pro Forma Compliance”: with respect to the Financial Covenant, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.5.
“Pro Forma Transaction”: any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business) pursuant to Section 6.2(a) (but only with respect to Revolving Credit Loans, and only if the Financial Covenant is or would then be in effect after giving effect thereto) or Section 6.2(i) or Section 6.2(ff), the making of any Investment pursuant to Section 6.8(m), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the ABL Administrative Borrower or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the ABL Administrative Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.
“Projections”: as defined in Section 5.2(c).
“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Protective Advances”: as defined in Section 2.4(c).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase Money Security Interest”: a Lien created or assumed securing Indebtedness incurred to finance the unpaid acquisition price of personal property (but, for certainty, excluding equity interests) provided that in each case (i) such Lien is created prior to, or concurrently with, the acquisition of such personal property, (ii) such Lien does not at any time encumber any property other than the property financed or refinanced by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased subsequent to such acquisition, and (iv) the principal amount of Indebtedness secured by any such Lien at no time exceeds 100% of the original acquisition price of such personal property at the time it was acquired.
“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or on the Closing Date, was a Lender or an affiliate of a Lender.
“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.
“Qualifying Acquisition”: any acquisition (including any Permitted Acquisition) of all or substantially all assets of a Person, a line of business, or other bulk purchase transaction not prohibited under this Agreement so long as such acquisition or bulk purchase transaction is in respect of the same or like businesses (or a generally related or ancillary line of business or a reasonable extension thereof) as those carried on by a Borrower or the Canadian Guarantor as of the Closing Date.
“Receivable”: as defined in the Guarantee and Collateral Agreement.
“Recovery Event”: any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of the ABL Administrative Borrower or any of its Restricted Subsidiaries, other than any such settlement or payment resulting in Net Cash Proceeds constituting Excluded Proceeds.
“Refinanced FILO Term Debt”: as defined in the definition of Permitted FILO Credit Agreement Refinancing Indebtedness.
“Refinancing Indebtedness”: with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.
“Register”: as defined in Section 9.4(b)(iv).
“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation FD”: Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the each Borrower to reimburse each Issuing Bank pursuant to Section 2.8(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.
“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the ABL Administrative Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans or the FILO Term Loans in accordance with Section 2.15(e) and 2.15(f), as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the ABL Administrative Borrower has delivered a Reinvestment Notice.
“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that (i) the aggregate amount of Net Cash Proceeds of Asset Sales and Recovery Events made on or prior to such date exceeds $200,000,000, (ii) the ABL Administrative Borrower (or a Restricted Subsidiary) intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Recovery Event to (A) restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in its or such Restricted Subsidiary’s business or (B) prepay or repay, as the ABL Administrative Borrower may elect in its sole discretion, (I) any Term Loans, (II) permitted Indebtedness that is secured on a pari passu basis (without regard to control of remedies or application of payments) with the Term Loan Obligations or the Obligations, (III) FILO Term Loans (or any refinancing thereof that does not constitute Junior Lien Obligations) or (IV) Revolving Credit Loans (or any refinancing thereof that does not constitute Junior Lien Obligations) (to the extent that, with respect to such Revolving Credit Loans, Revolving Credit Commitments in a corresponding amount are permanently reduced or terminated in connection with any such repayment), and (iii) the Consolidated Net First Lien Leverage Ratio on a pro forma basis after giving effect to any permitted contemplated prepayment of Indebtedness does not exceed 3.25 to 1.00.
“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to (a) restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the ABL Administrative Borrower’s or a Restricted Subsidiary’s business or (b) repay or prepay, as the ABL Administrative Borrower may elect in its sole discretion, (I) any Term Loans, (II) permitted Indebtedness that is secured on a pari passu basis (without regard to control of remedies or application of payments) with the Term Loan Obligations or the Obligations, (III) FILO Term Loans (or any refinancing thereof that does not constitute Junior Lien Obligations) or (IV) Revolving Credit Loans (or any refinancing thereof that does not constitute Junior Lien Obligations) (to the extent that, with respect to such Revolving Credit Loans, Revolving Credit Commitments in a corresponding amount are permanently reduced or terminated in connection with any such repayment).
“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year (or, if the ABL Administrative Borrower or a Restricted

Subsidiary shall have entered into a legally binding commitment within one year after such Reinvestment Event to (x) restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the ABL Administrative Borrower’s or the applicable Restricted Subsidiary’s business or (y) repay or prepay, as the ABL Administrative Borrower may elect in its sole discretion, (I) any Term Loans, (II) permitted Indebtedness that is secured on a pari passu basis (without regard to control of remedies or application of payments) with the Term Loan Obligations or the Obligations, (III) FILO Term Loans (or any refinancing thereof that does not constitute Junior Lien Obligations) or (IV) Revolving Credit Loans (or any refinancing thereof that does not constitute Junior Lien Obligations) (to the extent that, with respect to such Revolving Credit Loans, Revolving Credit Commitments in a corresponding amount are permanently reduced or terminated in connection with any such repayment), with the applicable Reinvestment Deferred Amount, 18 months) after such Reinvestment Event and (b) the date on which the ABL Administrative Borrower shall have determined not to, or shall have otherwise ceased to, (i) restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the ABL Administrative Borrower’s or the applicable Restricted Subsidiary’s business or (ii) voluntarily repay (I) Term Loans, (II) permitted Indebtedness that is secured on a pari passu basis (without regard to control of remedies or application of payments) with the Term Loan Obligations or the Obligations, (III) FILO Term Loans (or any refinancing thereof that does not constitute Junior Lien Obligations) or (IV) Revolving Credit Loans (or any refinancing thereof that does not constitute Junior Lien Obligations) (to the extent that, with respect to such Revolving Credit Loans, Revolving Credit Commitments in a corresponding amount are permanently reduced or terminated in connection with any such repayment), with all or any portion of the relevant Reinvestment Deferred Amount.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Repayment”: as defined in Section 1.5(d).
“Replacement FILO Term Loan Facility”: as defined in Section 2.25(a).
“Replacement FILO Term Loan Facility Amendment”: as defined in Section 2.25(c).
“Replacement FILO Term Loans”: as defined in Section 2.25(a).
“Replacement Liens”: with respect to any Lien, any modification, replacement, renewal or extension of such Lien; provided that (i) such modification, replacement, renewal or extension of such Lien does not extend to any additional property other than (A) after-acquired property (to the extent such after-acquired property would have been subject to such Lien prior to such modification, replacement, renewal or extension) and (B) proceeds and products thereof, and (ii) any Indebtedness secured by such Liens is permitted by Section 6.2.
“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Single Employer Plan, other than those events as to which notice is waived pursuant to PBGC Regulation § 4043 as in effect on the Closing Date (no matter how such notice requirement may be changed in the future).
“Representative”: with respect to any series of Permitted Pari Passu Secured FILO Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured FILO Refinancing Debt, Permitted Junior Secured Refinancing Debt or other Indebtedness permitted to be incurred pursuant to Section 6.2 (and permitted to be secured by all or any portion of the Collateral pursuant to Section 6.3), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Repricing Transaction”: (i) any prepayment, refinancing or repayment of all or any portion of the FILO Term Loans with the proceeds of, or any conversion of FILO Term Loans into, any substantially concurrent issuance of a new or replacement tranche or tranches of bank debt financing the primary purpose of which (as determined by the ABL Administrative Borrower acting in good faith) is to (and which does) reduce the All-In Yield applicable to the FILO Term Loans and (ii) any amendment to the FILO Term Facility the primary purpose of which is to (and which does) reduce the All-In Yield applicable to the FILO Term Loans.
“Required FILO Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the FILO Term Loans then outstanding; provided that at no time will FILO Term Loans held by Defaulting Lenders be included in determining whether the “Required FILO Lenders” threshold is met.
“Required Lenders”: holders of more than 50% of the sum of (i) the Total Revolving Credit Commitments then in effect (or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure) and (ii) the aggregate unpaid principal amount of the FILO Term Loans then outstanding; provided that at no time will Revolving Credit Exposure, Revolving Credit Commitments or FILO Term Loans held by Defaulting Lenders be included in determining whether the “Required Lenders” threshold is met.
“Required Revolving Lenders”: at any time, the holders of more than 50% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that at no time will Revolving Credit Exposure or Revolving Credit Commitments held by Defaulting Lenders be included in determining whether the “Required Revolving Lenders” threshold is met.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Requirement of Tax Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserves”: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves (including, to the extent satisfying the criteria below, Accounts Reserves, Ad Valorem Tax Reserves, Inventory Reserves, Landlord Lien Reserves, Designated Cash Management Reserves, Canadian Priority Payable Reserves, reserves for unpaid and accrued sales tax, reserves for banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, Designated Hedging Reserves, Customer Credit Liability Reserves, Customer Deposits Reserves, Royalty Reserves, reserves for e-commerce commissions, reserves for promotional credits earned by franchisees, reserves for cash collateral provided by franchisees, reserves for Accounts owed by international franchisees in excess of letters of credit posted to support such Accounts, reserves for self-funded insurance, reserves for the aggregate amount of liabilities secured by Liens upon ABL Priority Collateral that are senior to the Administrative Agent’s Liens on the ABL Priority Collateral or that may be required to be paid to permit the exercise of rights and remedies with respect to the ABL Priority Collateral, including Prior Claims, but other than Liens subject to a Customary Intercreditor Agreement, reserves for accrued and unpaid property taxes, reserves for uninsured, underinsured, unindemnified or under-indemnified liabilities or potential liabilities with respect to any litigation in respect of the Collateral included in the Borrowing Bases, reserves for any judgment Liens that encumber Collateral included in the Borrowing Bases not to exceed the amount of such judgment, reserves for Taxes, fees, assessments, and other governmental charges, and other reserves against Eligible Accounts Receivable, Eligible Gift Card Receivables, Eligible Credit Card Receivables and Eligible Inventory) that the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect:
1.the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Bases in accordance with the Loan Documents;
2.claims and liabilities that will need to be satisfied, or will dilute the amounts received by holders of Loans, in connection with the realization upon such Collateral; or
3.criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Bases, the Collateral included therein or the validity or enforceability of the Loan Documents or any material remedies of the Administrative Agent, each Issuing Bank and each Lender under the Loan Documents with respect to such Collateral.
The establishment or increase of any Reserve will be limited to the exercise by the Administrative Agent of Permitted Discretion, upon at least three Business Days’ prior written notice to the ABL Administrative Borrower (which notice will include a reasonably detailed description of the Reserve being established). During such three Business Day period, the Administrative Agent shall, if requested, discuss any such new or modified Reserve with the ABL Administrative Borrower and the ABL Administrative Borrower may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Reserve no longer exists or exists in a manner that would result in the establishment of a lower

Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.
Notwithstanding anything to the contrary herein, (a) no rent reserves shall be established with respect to Distribution Centers prior to the date that is 120 days following the Closing Date, (b) no Reserves shall be established as a result of any Loan Party’s failure to obtain Collateral Access Agreements with respect to leased store locations (other than with respect to leased store locations in any Landlord Lien State and any other state, province or territory in which a landlord’s claim for rent has priority over the liens in respect of the Obligations), (c) no reserves may be taken after the Closing Date based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no reserves were imposed on the Closing Date, except if (i) such circumstances, conditions, events or contingencies (including, without limitation, the amount thereof) shall have changed in any material adverse respect since the Closing Date or (ii) such reserve is a Permitted Post-Closing Reserve, (d) the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change, (e) no Reserves or changes shall be duplicative of Reserves or changes already accounted for through exclusions in the definitions of Eligible Accounts Receivable, Eligible Inventory, Eligible Gift Card Receivables and Eligible Credit Card Receivables (including advance rates) or shall constitute a general reserve applicable to all Eligible Inventory, all Eligible Accounts Receivable, Eligible Gift Card Receivables and/or all Eligible Credit Card Receivables that is the functional equivalent of a decrease in advance rates and (f) no Reserves against the FILO Borrowing Base shall be duplicative of Reserves already maintained against the Borrowing Base, and no reserves against the Borrowing Base shall be duplicative of Reserves already maintained against the FILO Borrowing Base.
“Resignation Effective Date”: as defined in Section 8.9.
“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, comptroller, treasury manager, treasurer or assistant treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, comptroller, treasurer or assistant treasurer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the ABL Administrative Borrower.
“Restricted Payments”: as defined in Section 6.6.
“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary.
“Returns”: with respect to any Investment, any dividends, distributions, return of capital and other amounts received or realized in respect of such Investment.
“Revolving Credit Borrowing”: a Borrowing comprised of Revolving Credit Loans.
“Revolving Credit Commitment”: as to any Revolving Credit Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swingline Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments on the Closing Date is $100,000,000.
“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.
“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.
“Revolving Credit Loans”: Loans made pursuant to Section 2.5(a).
“Revolving Credit Maturity Date”: with respect to (a) Revolving Credit Commitments that have not been extended pursuant to Section 2.26, August 28, 2022, and (b) with respect to Extended Revolving Credit Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders; provided that, unless on or prior to the Revolving Springing Maturity Date, all outstanding amounts under the Convertible Senior Notes exceeding $50,000,000 have been either (x) refinanced with Indebtedness that matures later than November 27, 2022 or (y) repaid (other than with the proceeds of Indebtedness that matures earlier than November 28, 2022) or converted into equity of Parent or Holdings or Effectively Discharged, the Revolving Credit Maturity Date shall be the Revolving Springing Maturity Date.
“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Credit Exposure then outstanding constitutes of the amount of the Total Revolving Credit Exposure). Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Revolving Credit Percentages shall be determined without regard to any Defaulting Lender’s Revolving Credit Commitment.
“Revolving Springing Maturity Date”: May 16, 2020 or, if later, the date that is 91 days prior to the stated maturity date of any Indebtedness that refinances the Convertible Senior Notes and has a stated maturity date between August 15, 2020 and November 27, 2022.
“Royalties”: all royalties, fees, expense reimbursement and other amounts payable by any Borrowers or the Canadian Guarantor under a license of Intellectual Property.
“Royalty Reserve”: an amount equal to all accrued Royalties that are then due and payable by any Borrowers or the Canadian Guarantor and are then unpaid.

“Sale and Leaseback Transaction”: as defined in Section 6.11.
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, for purposes of Sanctions imposed, administered or enforced by the U.S. government, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of “designated Persons” maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person listed in any Sanctions-related list of “designated Persons” maintained by the federal government of Canada, (c) any Person operating, organized or resident in a Sanctioned Country or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government or the Canadian government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“S&P”: Standard & Poor’s Financial Services LLC.
“Scheduled Repayment Amount”: for any Excess Cash Flow Period, the aggregate amount of all scheduled repayments of any Term Loans, any Permitted Pari Passu Secured FILO Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt and, to the extent secured by Liens on a pari passu basis (without regard to control of remedies or application of payments) with the Term Loans, any Incremental Equivalent Debt, in each case made during such Excess Cash Flow Period (or, at the option of the ABL Administrative Borrower, during the next Excess Cash Flow Period and prior to the Excess Cash Flow Application Date in such next Excess Cash Flow Period), except, in each case, to the extent financed with the proceeds of Funded Debt (other than Funded Debt consisting of revolving indebtedness). To the extent such repayments made after the applicable Excess Cash Flow Period reduce Excess Cash Flow for such Excess Cash Flow Period, such repayments shall not also reduce Excess Cash Flow in the Excess Cash Flow Period in which they are made.
“Screen Rate”: as defined in the definition of “LIBO Rate”.
“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
“Secured Parties”: as defined in the Guarantee and Collateral Agreement.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Canadian Guarantee and Collateral Agreement, any intellectual property security agreements required to be delivered pursuant to the Guarantee and Collateral

Agreement or any other Loan Document, any deed of hypothec, Bank Act (Canada) security documents and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any Property of any Loan Party to secure any of the obligations and liabilities of any Loan Party under any Loan Document.
“Shrink”: Inventory that is lost, misplaced, stolen or otherwise unaccounted for.
“Shrink Reserve”: an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the Shrink reflected in current stock ledger of the Borrowers or the Canadian Guarantor would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ or the Canadian Guarantor’s most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any Shrink as so reflected in the current stock ledger of the Borrowers or the Canadian Guarantor or estimated by the Borrowers or the Canadian Guarantor for purposes of computing any Borrowing Base other than at month’s end).
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur debts beyond its ability to pay as they mature, and (e) such Person is not an “insolvent person” as such term is defined in the Bankruptcy and Insolvency Act (Canada). For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Change of Control”: a “Change of Control”, or like event, as defined in the agreements governing any Material Debt.
“Specified China Subsidiary”: either (a) an entity to be formed after the Closing Date, which immediately upon formation will be a Foreign Subsidiary, or (b) GNC Hong Kong Limited (but which in either case may cease to be a Subsidiary pursuant to Section 6.5(t)).

“Specified Event of Default”: (i) any Event of Default pursuant to Section 7.1(a) or 7.1(f), (ii) any Event of Default pursuant to Section 7.1(m), (iii) any Event of Default pursuant to Section 7.1(c)(i) (solely with respect to any default under Section 6.1) or (iv) any Event of Default pursuant to Section 7.1(c)(ii).
“Specified Harbin Proceeds”: as defined in Section 2.15(i).
“Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any Borrower or any Guarantor and any Qualified Counterparty and designated by the Qualified Counterparty and any Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement”. Notwithstanding the foregoing, for all purposes of the Loan Documents, any guarantee of, or grant of any Lien to secure, any obligations in respect of a Specified Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.
“Specified Taxable Year”: as defined in Section 6.6(c).
“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Intercompany Note”: the Subordinated Intercompany Note attached as Exhibit C to the Guarantee and Collateral Agreement.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the ABL Administrative Borrower.
“Subsidiary Guarantor”: each Subsidiary of the ABL Administrative Borrower, other than an Excluded Subsidiary.
“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan”: a Loan made pursuant to Section 2.7.
“Swingline Sublimit”: as defined in Section 2.7(a).
“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Administrative Agent”: as defined in the definition of “Term Loan Credit Agreement”.
“Term Loan Collateral Agent”: as defined in the definition of “Term Loan Credit Agreement”.
“Term Loan Credit Agreement”: that certain Amended and Restated Term Loan Credit Agreement, dated as of February 28, 2018, among Parent, the ABL Administrative Borrower, JPMorgan Chase Bank, N.A. as administrative agent (in such capacity, together with any successor thereto, the “Term Loan Administrative Agent”) on behalf of itself and the lenders party thereto and GLAS Trust Company LLC as collateral agent (in such capacity, together with any successor thereto, the “Term Loan Collateral Agent”).
“Term Loan Documents”: the Term Loan Credit Agreement and the other “Loan Documents” under and as defined in the Term Loan Credit Agreement.
“Term Loan Lender”: each “Lender” as defined in the Term Loan Credit Agreement.
“Term Loan Obligations”: the “Obligations” (under and as defined in the Term Loan Credit Agreement).
“Term Loans”: any term loans made pursuant to the Term Loan Credit Agreement.
“Term Priority Collateral”: the “Term Priority Collateral” (under and as defined in the ABL Intercreditor Agreement).
“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the ABL Administrative Borrower then most recently ended for which financial statements have been delivered or were required to be delivered on or prior to the Closing Date or pursuant to Section 5.1(a) or (b), taken as one accounting period.
“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: at any time, the aggregate amount of the Revolving Credit Exposure of the Revolving Credit Lenders outstanding at such time.
“Tranche B-2 Term Loans”: The “Tranche B-2 Term Loans” (under and as defined in the Term Loan Credit Agreement as in effect on the Closing Date).
“Transactions”: the collective reference to (i) the execution, delivery and performance on the Closing Date by the Borrowers of this Agreement and by the ABL Administrative Borrower of the Term Loan Credit Agreement, the borrowings and issuances hereunder on the Closing Date and the use of the proceeds hereof, (ii) the transactions contemplated by the Amendment Agreement and (iii) the payment of fees and expenses in connection with the foregoing.
“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“Unrestricted Cash”: cash or Cash Equivalents of the ABL Administrative Borrower or any of its Restricted Subsidiaries that are not subject to any express contractual restrictions on the application thereof (it being expressly understood and agreed that, for the avoidance of doubt, affirmative and negative covenants and events of default that do not expressly restrict the application of such cash or Cash Equivalents shall not constitute express contractual restrictions for purposes of this definition) and not subject to any Lien (other than Liens created by the Loan Documents or the Term Loan Documents or securing Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt, Permitted Pari Passu Secured FILO Refinancing Debt, Permitted Junior Secured Refinancing Debt, Permitted Junior Secured FILO Refinancing Debt or Indebtedness permitted by Section 6.2(dd) or (ff), non-consensual Liens permitted by Section 6.3 or (whether or not consensual) Liens permitted by Sections 6.3(m) and 6.3(q)). For the avoidance of doubt, when any of the Consolidated Net Senior Secured Leverage Ratio or Consolidated Net Total Leverage Ratio is being calculated for purposes of incurring any Indebtedness under 6.2(i), (bb) or (ff), the proceeds of such Indebtedness shall not constitute Unrestricted Cash for purposes of such calculation.
“Unrestricted Subsidiary”: any Subsidiary of the ABL Administrative Borrower designated by the board of directors of the ABL Administrative Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Closing Date, until such Person ceases to be an Unrestricted Subsidiary of the ABL Administrative Borrower in accordance with Section 5.15.
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Withholding Agent”: any Loan Party or the Administrative Agent, as applicable.
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by any applicable Requirement of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the ABL Administrative Borrower.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:
(i)    the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;
(ii)    Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;
(iii)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(iv)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(v)    the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi)    unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;
(vii)    unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time;
(viii)    references to any direct or indirect parent company of the Parent shall refer to Holdings and any of its Wholly Owned Subsidiaries which are parent companies of the Parent; and
(ix)    for purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.
(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of (x) any Specified Hedge Agreements and Cash Management Obligations and (y) contingent reimbursement and indemnification obligations that are not then due and payable).

1.3    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan” or a “FILO Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan” or “Eurodollar FILO Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “FILO Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing” or “Eurodollar FILO Term Loan Borrowing”).
1.4    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided that, (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (iii) for purposes of determinations of the Fixed Charge Coverage Ratio, the Consolidated Net Senior Secured Leverage Ratio, the Consolidated Net First Lien Leverage Ratio and the Consolidated Net Total Leverage Ratio, GAAP shall be construed as in effect on the Closing Date and (iv) notwithstanding anything to the contrary herein, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith. In the event that any “Accounting Change” as defined below shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the ABL Administrative Borrower or the Administrative Agent, the ABL Administrative Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the ABL Administrative Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect prior to the date of such Accounting Change shall remain in effect until the effective date of such amendment. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.
1.5    Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Fixed Charge Coverage Ratio, the Consolidated Net Total Leverage Ratio, the Consolidated Net First Lien Leverage Ratio and the Consolidated Net Senior Secured Leverage

Ratio shall be calculated in the manner prescribed by this Section 1.5; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.5, when (i) calculating the Consolidated Net First Lien Leverage Ratio for the purposes of (i) the ECF Percentage of Excess Cash Flow and (ii) determining actual compliance (not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Financial Covenant for purposes of Section 6.1, the events described in this Section 1.5 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
(b)    For purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Net Total Leverage Ratio, Consolidated Net First Lien Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the ABL Administrative Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then the Fixed Charge Coverage Ratio, the Consolidated Net Total Leverage Ratio, the Consolidated Net First Lien Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.
(c)    Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the ABL Administrative Borrower and include, without duplication, (i) the EBITDA (as determined in good faith by the ABL Administrative Borrower and in any case consistent with the definition of “Consolidated EBITDA” set forth herein)of any Person or line of business acquired or disposed of and (ii) the “run-rate” (i.e., the full recurring benefit for a period associated with an action taken or expected to be taken) amount of cost savings, operating expense reductions, other operating improvements and synergies resulting from such Pro Forma Transaction that are certified by such Responsible Officer of the ABL Administrative Borrower to the Administrative Agent as being (x) factually supportable and reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) reasonably anticipated to be realized within twelve months after the closing date of such Pro Forma Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the relevant Test Period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions.
(d)    In the event that the ABL Administrative Borrower or any Restricted Subsidiary (i) incurs (including by assumption or guarantees) or (ii) repays, redeems, defeases, retires, extinguishes, otherwise acquires or is released from or otherwise no longer obligated in respect of (each, a “Repayment”), any Indebtedness included in the calculations of the Fixed

Charge Coverage Ratio, the Consolidated Net Total Leverage Ratio, the Consolidated Net First Lien Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Fixed Charge Coverage Ratio, the Consolidated Net Total Leverage Ratio, the Consolidated Net First Lien Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.
1.6    Classification of Permitted Items. For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.8, 6.9, 6.13 or 6.14, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.8, 6.9, 6.13 or 6.14, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the ABL Administrative Borrower in its sole discretion at such time of determination. For the avoidance of doubt, (i) the ABL Administrative Borrower may at any time classify and reclassify Indebtedness (or any portion thereof) incurred under Section 6.2 and Liens (or any portion thereof) incurred under Section 6.3 among applicable exceptions to such covenants and (ii) if the ABL Administrative Borrower or any Restricted Subsidiary in connection with any transaction or series of related transactions substantially concurrently (A) incurs Indebtedness as permitted by a ratio-based basket and (B) incurs Indebtedness under a non-ratio-based basket, then the applicable ratio will be calculated with respect to such action under the applicable ratio-based basket without regard to such action under such non-ratio-based basket made in connection with such transaction or series of related transactions.
1.7    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.8    Currency Equivalents Generally.
(a)    For purposes of determining compliance with Sections 6.2, 6.3, 6.8 and 6.9 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).
(b)    For purposes of determining the Fixed Charge Coverage Ratio, the Consolidated Net Senior Secured Leverage Ratio, the Consolidated Net First Lien Leverage Ratio and the Consolidated Net Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the ABL Administrative Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.
(c)    Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to Agents and the Lenders shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts or proceeds denominated in other currencies shall be converted to the Equivalent Amount (as defined below) of Dollars on the date of calculation, comparison, measurement or determination. In particular, without limitation, for purposes of valuations or computations under Section 2, Section 3, Section 5, Section 6 and Section 7 and calculating Availability, the Borrowing Bases, eligibility criteria including Eligible Accounts Receivable, Eligible Inventory, Eligible Credit Card Receivables, Eligible Gift Card Receivables, Revolving Credit Commitments or Revolving Credit Exposure, unless expressly provided otherwise, where a reference is made to a Dollar amount, the amount is to be considered as the amount in Dollars and, therefore, each other currency shall be converted into the Equivalent Amount thereof in Dollars. As used herein, “Equivalent Amount” means, on any date, the amount of Dollars into which an amount of any foreign currency may be converted at the Administrative Agent’s spot buying rate in New York City as at approximately 12:00 noon (New York City time) on such date.
1.9    Limited Condition Transactions.
(a)    Notwithstanding anything to the contrary herein, for the purpose of (i) compliance with any financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test, any Consolidated Net Senior Secured Leverage Ratio test, any Consolidated Net First Lien Leverage Ratio test, any Consolidated Net Total Leverage Ratio test, and/or the amount of Consolidated EBITDA, but excluding (a) any determination of the satisfaction of the (I) Availability Conditions and (II) Section 4.2(a) and 4.2(b) for purposes of satisfying the conditions to credit extensions hereunder and (b) any determination of the satisfaction of the requirements set forth in clause (2) and the proviso to clause (3) in the definitions of “Distribution Condition” and “Payment Condition” set forth herein) or (ii) accuracy of any representations or warranties or the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of any transaction in connection with any Permitted Acquisition or other similar permitted Investment that is, in each case, not conditioned on obtaining third party financing (including the assumption or incurrence of Indebtedness) (any such action, a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made, at the election of the ABL Administrative Borrower (a “LCT Election”), (1) in the case of any Permitted Acquisition or other similar permitted Investment, at the time of (or on the basis of the financial statements for the most recently ended applicable Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Permitted Acquisition or other Investment or (y) the consummation of such Permitted Acquisition or other Investment (the “LCT Test Date”), in each case, after giving effect to the relevant Permitted Acquisition or other Investment on a Pro Forma Basis. If the ABL Administrative Borrower has made a LCT Election for any Limited Condition Transaction, then in connection with any subsequent determination of compliance with any financial ratio or test and/or the amount of Consolidated EBITDA on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, compliance with any such financial ratio or test and/or amount of Consolidated EBITDA shall be tested by calculating the availability under such financial ratio or test and/or the amount of Consolidated EBITDA, as applicable, on a Pro Forma Basis assuming such Limited Condition Transaction and any other transactions in connection therewith have been consummated (including any incurrence of indebtedness and the use of proceeds thereof).
(b)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio Test, any Consolidated Net Senior Secured Leverage Ratio test, any Consolidated Net First Lien Leverage Ratio test, any Consolidated Net Total Leverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to the immediately preceding paragraph), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(c)    Notwithstanding anything to the contrary herein, in the case of any Limited Condition Transaction, (x) no representations or warranties shall be required to be made or be accurate as a condition to such Limited Condition Transaction or incurrence other than customary “specified representations” and (y) the absence of a Default or Event of Default shall not be required as a condition to the consummation of such Limited Condition Transaction or such incurrence (but shall be tested at the time of the execution of the definitive agreement with respect to the Limited Condition Transaction).
SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS
2.1    FILO Term Loan Commitments. Subject to the terms and conditions hereof, the FILO Term Loan Lenders severally agree to make (or exchange Term Loans on a cashless basis by assignment into) term loans (each, a “FILO Term Loan”, and the FILO Term Loans to be made and funded in cash (as opposed to exchanged (on a cashless basis by assignment) for Term Loans pursuant to Section 2(a)(ii) or Section 2(a)(iii) of the Amendment Agreement), the “Cash FILO Term Loans”) to the ABL Administrative Borrower in Dollars on the Closing Date in accordance with the Amendment Agreement. The FILO Term Loan of each FILO Term Loan Lender shall not exceed the amount of the FILO Term Loan Commitment of such FILO Term Loan Lender. The FILO Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the ABL Administrative Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. FILO Term Loans that have been borrowed and repaid may not be reborrowed.

2.2    Procedure for FILO Term Loan Borrowing. The ABL Administrative Borrower shall deliver to the Administrative Agent a Borrowing Request (which Borrowing Request must be received by the Administrative Agent three Business Days prior to the anticipated Closing Date) requesting that the applicable FILO Term Loan Lenders make the Cash FILO Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such Borrowing Request the Administrative Agent shall promptly notify each applicable FILO Term Loan Lender thereof. Not later than 11:00 A.M., New York City time, on the Closing Date each FILO Term Loan Lender who has committed to make Cash FILO Term Loans (which commitment is indicated on Schedule 2.1) shall make available to the Administrative Agent an amount in immediately available funds equal to the Cash FILO Term Loans to be made by such applicable FILO Term Loan Lender and each other FILO Term Lender shall exchange (on a cashless basis by assignment) a portion of its Term Loans with FILO Term Loans as set forth in the Amendment Agreement and the Term Loan Credit Agreement. The Administrative Agent shall make available to the ABL Administrative Borrower in a single drawing the aggregate of the amounts made available to the Administrative Agent by the applicable FILO Term Loan Lenders in cash, in like funds as received by the Administrative Agent.
2.3    Repayment of FILO Term Loans. The FILO Term Loans of each FILO Term Loan Lender shall mature and be payable in full on the FILO Term Loan Maturity Date, and the principal amount of the FILO Term Loans repaid on the FILO Term Loan Maturity Date shall be, in any event, an amount equal to the aggregate principal amount of all FILO Term Loans outstanding on such date. The FILO Term Loans will not amortize.
2.4    Revolving Credit Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay Swingline Loans or LC Disbursements) result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment, (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Credit Commitments or (iii) the Total Revolving Credit Exposure exceeding the Line Cap (the requirement set forth in the foregoing clause (iii), the “Availability Conditions”). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.
(b)    Overadvances. Insofar as the Borrowers may request and the Administrative Agent or Required Revolving Lenders may be willing in their sole discretion to make Revolving Loans to the Borrowers at a time when the Total Revolving Credit Exposure exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (any such Revolving Credit Loan being herein referred to individually as an “Overadvance”), the Administrative Agent will enter such Overadvances as debits in the Register. All Overadvances will be repaid on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof will be made to the Borrowers by all Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Percentages. Overadvances, together with outstanding Protective Advances, in an aggregate amount not to exceed 7.5% of the Borrowing Base may be made in the sole, reasonable discretion of the Administrative Agent; provided that the Required Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances; provided that no existing Overadvances will be subject to such revocation and any such revocation must be in writing. Notwithstanding the foregoing, in no event, unless otherwise consented to by all Revolving Credit Lenders will:
(i)    any Overadvances be outstanding for more than 90 consecutive days;
(ii)    the Administrative Agent or Lenders, after the initial Overadvance, make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding; or
(iii)    the Administrative Agent make Revolving Credit Loans on behalf of Revolving Credit Lenders under this Section 2.4(b) to the extent such Revolving Credit Loans would cause a Revolving Credit Lender’s share of the Total Revolving Credit Exposure to exceed such Lender’s Revolving Credit Commitment or cause the aggregate Total Revolving Credit Commitments to be exceeded.
(c)    Protective Advances. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole, reasonable discretion, may make Revolving Credit Loans to, or for the benefit of, the Borrowers, on behalf of the Revolving Credit Lenders (the Revolving Credit Loans described in this Section 2.4(c), “Protective Advances”), so long as the aggregate outstanding amount of such Protective Advances, together with the aggregate outstanding amount of Overadvances, does not exceed 7.5% of the Borrowing Base, if the Administrative Agent, in its Permitted Discretion, deems that such Protective Advances are necessary or desirable to:
(i)    protect all or any portion of the Collateral;
(ii)    enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations; or
(iii)    pay any other amount chargeable to the Borrowers pursuant to this Agreement;
provided that, (i) in no event will the Total Revolving Facility Credit Exposure exceed the Revolving Credit Commitments and (ii) the Required Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances; provided, further, that any such revocation must be in writing and existing Protective Advances will not be subject thereto.
Each Revolving Credit Lender will be obligated to advance to the Borrowers its applicable Revolving Credit Percentage of each Protective Advance made in accordance with this Section 2.4(c). If Protective Advances are made in accordance with the preceding paragraph, then all Revolving Credit Lenders will be bound to make, or permit to remain outstanding, such Protective Advances based upon their applicable Revolving Credit Percentages in accordance with the terms of this Agreement. All Protective Advances will be repaid by the Borrowers on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Credit Loans generally. No Protective Advance may remain outstanding for more than ninety (90) days without the consent of the Required Revolving Lenders.
2.5    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Revolving Credit Commitments or FILO Term Loan Commitment, as applicable. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.
(b)    Subject to Section 2.17, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the ABL Administrative Borrowers may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000. At the time each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Line Cap or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding; provided that after the establishment of any new Class of Loans hereunder, the number of Interest Periods otherwise permitted by this Section 2.5(c) shall increase by three Interest Periods for each applicable Class so established.
(d)    Notwithstanding any other provision of this Agreement, the ABL Administrative Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.
2.6    Requests for Revolving Credit Borrowing. To request a Borrowing, the ABL Administrative Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 A.M., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the

ABL Administrative Borrower. Such Borrowing Request shall specify the following information in compliance with Section 2.5:
(i)    the aggregate amount of the requested Borrowing and the identity of the Borrower;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.9.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Credit Borrowing, then the ABL Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
2.7    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may make Swingline Loans to the Borrowers in Dollars from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 (the “Swingline Sublimit”), (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Credit Commitments or (iii) the Total Revolving Credit Exposure exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the ABL Administrative Borrower shall notify the Administrative Agent of such request by telephone (confirmed by electronic transmission), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the identity of the Borrower. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the ABL Administrative Borrower. The Swingline Lender, in its discretion, may make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the ABL Administrative Borrower with the Swingline Lender by 3:00 P.M., New York City time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 A.M., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that any Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or any reduction in or termination of the Revolving Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.9 with respect to Loans made by such Lender (and Section 2.9 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the ABL Administrative Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
(d)    If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that notwithstanding the foregoing, if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.8(l)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.
2.8    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.8(d), agrees to issue standby and (with such Issuing Bank’s consent) trade Letters of Credit denominated in Dollars for the account of any Borrower or the account of any Borrower for the benefit of any Restricted Subsidiary on any Business Day during the Availability Period in such form as may be approved from time to time by an Issuing Bank; provided that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (1) the LC Exposure would exceed $25,000,000 (the “LC Sublimit”), (2) the Total Revolving Credit Exposure would exceed the Line Cap or (3) the aggregate outstanding face amount of undrawn (or drawn and unreimbursed) Letters of Credit issued by any Issuing Bank would exceed its LC Commitment. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. As of the Closing Date, the Existing Letters of Credit shall be deemed issued under this Agreement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or deliver by electronic transmission to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Sublimit and (ii) the Total Revolving Credit Exposure shall not exceed the Line Cap.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) unless the Borrowers shall have deposited in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to (or posted a backstop letter of credit with a stated amount equal to) 102% of the LC Exposure as of the date that is five Business Days prior to such date plus any accrued and unpaid interest thereon (or made other arrangements satisfactory to the applicable Issuing Bank), the date that is five Business Days prior to the Revolving Credit Maturity Date. If a Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”), provided, that such Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (iii) unless the Borrowers shall have deposited in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to (or posted a backstop letter of credit with a stated amount equal to) 102% of the LC Exposure as of the Revolving Credit Maturity Date plus any accrued and unpaid interest thereon (or made other arrangements reasonably satisfactory to the applicable Issuing Bank), the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and its obligations under Section 2.9(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Bank, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Lender or any reduction in or termination of the Revolving Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the ABL Administrative Borrower receives notice that such LC Disbursement is made (or, if the ABL Administrative Borrower receives such notice after 12:00 noon, New York City time, on the second Business Day immediately following the day that the ABL Administrative Borrower receives such notice); provided that (whether or not the conditions of Section 4.2 are satisfied) the Borrowers shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Credit Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing. If the Borrowers fail to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.9 with respect to Loans made by such Revolving Credit Lender (and Section 2.9 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or a Swingline Loan as contemplated above) shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the provisions of this Section 2.8(f) shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the ABL Administrative Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (including with the proceeds of a Revolving Credit Borrowing), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.16(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the ABL Administrative Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Additional Issuing Banks. The ABL Administrative Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Revolving Credit Lender, designate one or more additional Revolving Credit Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. The Administrative Agent shall notify the Revolving Credit Lenders of any such addition of an issuing bank. Any Revolving Credit Lender designated as an issuing bank pursuant to this Section 2.08(j) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to such Lender.
(k)    Cash Collateralization. If any Event of Default under clause (i) or (ii) of paragraph (f) of Section 7 with respect to the ABL Administrative Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that the ABL Administrative Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure), in each case, demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Section 2.8. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within two Business Days after such Events of Default have been cured or waived.
(l)    Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letter of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.8(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the Line Cap at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall cash collateralize any such Letter of Credit in accordance with Section 2.8(k). For the avoidance of doubt, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Extension Amendment with such Revolving Credit Lenders.
2.9    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 P.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.7; provided further that FILO Term Loans shall only be funded on the Closing Date as set forth in Section 2.2. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the ABL Administrative Borrower maintained with the Administrative Agent in New York City or such other account reasonably approved by the Administrative Agent, in each case, as is designated by the ABL Administrative Borrower in the applicable Borrowing Request or on file with the Administrative Agent; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.8(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
2.10    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the ABL Administrative Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The ABL Administrative Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted to or continued as Eurodollar Loans.
(b)    To make an election pursuant to this Section, the ABL Administrative Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.6 if the ABL Administrative Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic transmission to the Administrative Agent of a written Interest Election Request signed by the ABL Administrative Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the ABL Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the ABL Administrative Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the (i) Required Revolving Lenders with respect to any Borrowing constituting Revolving Credit Loans or (ii) Required FILO Lenders with respect to any Borrowing constituting FILO Term Loans, as applicable, so notifies the ABL Administrative Borrower, then, so long as an Event of Default is continuing (x) no such outstanding Borrowing of Revolving Credit Loans (in the case of clause (i)) or FILO Term Loans (in the case of clause (ii)) may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each such Eurodollar Borrowing of Revolving Credit Loans (in the case of clause (i)) or FILO Term Loans (in the case of clause (ii)) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
2.11    Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date. The FILO Commitments shall terminate on the Closing Date upon the making of or exchange (on a cashless basis by assignment) into the FILO Term Loans.
(b)    The ABL Administrative Borrower may at any time, so long as the ABL Administrative Borrower gives notice three Business Days prior thereto, terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments (or any tranche of the Revolving Credit Commitments); provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000 and (ii) the ABL Administrative Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.13, the Total Revolving Credit Exposure would exceed the Line Cap.
(c)    The ABL Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments (or any tranche thereof) pursuant to paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by the ABL Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the ABL Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing or a sale transaction, in which case such notice may be revoked by the ABL Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit

Commitments shall be made ratably among the Revolving Credit Lenders holding Revolving Credit Commitments under the relevant tranche of Revolving Credit Commitments in accordance with their respective Revolving Credit Commitments.
2.12    Repayment of Revolving Credit Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan, Overadvance and Protective Advance of such Lender on the Revolving Credit Maturity Date applicable to such Loan and (ii) subject to Section 2.7(d), to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date; provided that on each date that a Revolving Credit Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. To the extent any such accounts are inconsistent with the Register, the Register shall govern.
(e)    Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the ABL Administrative Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form of Exhibit D-1, D-2 or D-3, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.
2.13    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (other than as set forth in Section 2.13(d) and Section 2.19) subject to prior notice in accordance with paragraph (c) of this Section and the following sentence. Notwithstanding anything to the contrary set forth in this Agreement, any optional or mandatory prepayment of any Borrowing constituting FILO Term Loans shall be permitted only so long as (i) the Payment Condition is satisfied or (ii) the Revolving Credit Commitments have been terminated and all Obligations (excluding, for the avoidance of doubt, Obligations in respect of (x) Specified Hedge Agreements and Cash Management Obligations and (y) contingent indemnification and reimbursement obligations for which no claim has been asserted) in connection with the Revolving Credit Commitments and Revolving Credit Loans have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized in a manner consistent with Section 2.8(k) or otherwise backstopped by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank (or other arrangements with respect thereto reasonably satisfactory to the applicable Issuing Bank have been made).
(b)    Prior to any optional or mandatory prepayment of Borrowings hereunder, the ABL Administrative Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section. Each optional prepayment of Loans or reduction of Commitments shall be applied to the Class or Classes of Loans or Commitments as directed by the ABL Administrative Borrower, subject to Section 2.13(a). In accordance with Section 2.15, each mandatory prepayment of Loans shall be applied ratably to the Loans subject to such mandatory prepayment (based on the respective outstanding principal amounts thereof unless, in the case of Extended FILO Term Loans or Replacement FILO Term Loans the applicable Extension Amendment or Replacement FILO Term Loan Facility Amendment specifies a less favorable treatment, provided that except as set forth in Section 2.15(k)(ii) of the Term Loan Credit Agreement, mandatory prepayments of FILO Term Loans pursuant to Sections 2.15(d), (f) and (g) shall be subject to the prior payment in full of the Tranche B-2 Term Loans.
(c)    The ABL Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by written notice (which may be by email)) of any voluntary prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11 and any notice of prepayment of FILO Term Loans may be conditioned upon the effectiveness of other credit facilities or any other financing or a sale transaction, in which case such notice may be revoked by the ABL Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial voluntary prepayment pursuant to Section 2.13(a) of any Borrowing shall be in an integral multiple of $500,000 and not less than $2,500,000 (or, if less, the remaining outstanding amount of such Borrowing). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.16 and by any applicable prepayment premium as set forth in Section 2.13(d). Each repayment of a Borrowing (x) in the case of the Revolving Credit Facility, shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective Revolving

Credit Exposures of the Revolving Credit Lenders holding Loans included in such repaid Borrowing at the time of such repayment) and (y) in the case of the FILO Term Loans, shall be applied ratably to the FILO Term Loans so repaid. In the event the ABL Administrative Borrower fails to specify the Borrowings to which any voluntary prepayment shall be applied, such prepayment shall be applied as follows:
first, to repay outstanding Swingline Borrowings to the full extent thereof;
second, to repay outstanding Revolving Credit Borrowings to the full extent thereof; and
third, subject to Section 2.13(a), to prepay FILO Term Loans ratably (unless the applicable Extension Amendment or Replacement FILO Term Loan Facility Amendment specifies a less favorable treatment).
(d)    In the event that any Borrower (i) makes any voluntary or mandatory prepayment of FILO Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Event (including any mandatory assignment in connection therewith) (collectively, a “Prepayment Event”), the ABL Administrative Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable FILO Term Loan Lenders (i) if such Prepayment Event occurs after the Closing Date but prior to the date that is 12 months after the Closing Date, a prepayment premium of 2% of the outstanding principal amount of the FILO Term Loans subject to such Prepayment Event and (ii) if such Prepayment Event occurs on or after the 12 month anniversary of the Closing Date but prior to the date that is 24 months after the Closing Date, a prepayment premium of 1% of the outstanding principal amount of the FILO Term Loans subject to such Prepayment Event. THE BORROWERS AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION. The Borrowers and the other Loan Parties expressly agree that (A) the prepayment premium set forth in this Section 2.13(d) is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the prepayment premium set forth in this Section 2.13(d) shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between FILO Term Loan Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the prepayment premium, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.13(d), (E) their agreement to pay the prepayment premium is a material inducement to the FILO Term Loan Lenders to provide the FILO Term Loan Commitments and make the FILO Term Loans hereunder, and (F) the prepayment premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the FILO Term Loan Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the FILO Term Loan Lenders or profits lost by the FILO Term Loan Lenders as a result of the event giving rise to the payment of the prepayment premium.

(e)    Any Lender, at its option, may elect to decline any mandatory prepayment pursuant to Section 2.15(e), (f), (g) or (j) of any FILO Term Loan held by it if it shall give written notice to the Administrative Agent thereof by 5:00 P.M., New York City time, not later than one Business Day after the date of such Lender’s receipt of notice regarding such prepayment (any such Lender, a “Declining Lender”), and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay FILO Term Loans owing to Declining Lenders shall instead be retained by the ABL Administrative Borrower for application for any purpose not prohibited by this Agreement (any such amounts, “Declined Proceeds”).
2.14    Commitment Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the rate of 0.375% per annum on the daily unused amount of the Available Revolving Credit Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter beginning after the fiscal quarter of the ABL Administrative Borrower in which the Closing Date occurs, the Commitment Fee will be determined pursuant to the Commitment Fee Grid. Accrued Commitment Fees shall be payable in arrears on the first Business Day of January, April, July and October of each year and on the date on which the Revolving Credit Commitments terminate, with the first such payment due April 2, 2018. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the later of the Closing Date and the issuance of a letter of credit hereunder to but excluding the earlier of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the first day of January, April, July and October of each year shall be payable on the first Business Day of January, April, July and October, respectively, commencing with the first Business Day of April 2018; provided that all such fees shall be payable on the date on which the Revolving Credit Commitment terminates and any such fees accruing after the date on which the Revolving Credit Commitment terminates shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    The Borrowers agree to pay to the Administrative Agent and to the Collateral Agent, for their own account, fees payable in the amounts and at the times separately agreed upon between Parent and each of the Administrative Agent and the Collateral Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
2.15    Mandatory Prepayments. (a) In the event (a) the aggregate amount of the Total Revolving Credit Exposure exceeds the Line Cap, then the Borrowers will promptly repay outstanding Revolving Credit Loans and Swingline Loans, and, if thereafter the Total Revolving Credit Exposure continues to exceed the Line Cap, cash collateralize Letters of Credit (in accordance with Section 2.8(k)) in an aggregate amount equal to such excess.
(b)    In the event that L/C Exposure exceeds the LC Sublimit (or if less, the Line Cap), the Borrowers will promptly deposit cash collateral (in accordance with Section 2.8(k)) in an amount equal to such excess.
(c)    Upon the occurrence and during the continuance of a Cash Dominion Period, all amounts in the Dominion Account shall be applied by the Administrative Agent pursuant to clause (ii) of the proviso to Section 5.17(b).
(d)    If Indebtedness is incurred by Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries (other than Indebtedness permitted under Section 6.2 or Section 6.16), then no later than two Business Days after the date of such issuance or incurrence and subject to Section 2.13(a) and 2.13(b), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied to the prepayment of the FILO Term Loans as set forth in Section 2.15(k) in the order set forth in Section 2.13(b) (together with (x) accrued and unpaid interest thereon and (y) any applicable prepayment premium as set forth in Section 2.13(d)). The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries.
(e)    If on any date Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event in an amount up to $200,000,000 for all Net Cash Proceeds received on or prior to such date from Asset Sales or Recovery Events (it being understood that amounts in excess of $200,000,000 shall be applied pursuant to Section 2.15(f)), then, no later than five Business Days (or, if a Default or Event of Default has occurred and is continuing, three Business Days) after the date of receipt by Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds, an amount equal to (i) 50% of the Asset Sale Percentage of such Net Cash Proceeds shall be applied to the prepayment of the Tranche B-2 Term Loans as to the extent required by the Term Loan Credit Agreement and (ii) 50% of the Asset Sale Percentage of such Net Cash Proceeds shall be applied to voluntary prepayments of, as the ABL Administrative Borrower may elect in its sole discretion, (I) any Term Loans, (II) permitted Indebtedness that is secured on a pari passu basis (without regard to control of remedies or application of payments) with the Obligations or the Term Loan Obligations, (III) FILO Term

Loans or (IV) Revolving Credit Loans (to the extent that, with respect to such Revolving Credit Loans, Revolving Credit Commitments in a corresponding amount are permanently reduced or terminated in connection with any such prepayment); provided that the provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.
(f)    If on any date Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event exceeding $200,000,000 for all Net Cash Proceeds received on and after the Closing Date and on or prior to such date from Asset Sales or Recovery Events, unless (i) a Reinvestment Notice shall be delivered in respect thereof and (ii) the Consolidated Net First Lien Leverage Ratio on a Pro Forma Basis does not exceed 3.25 to 1.00, then, no later than five Business Days (or, if a Default or Event of Default has occurred and is continuing, three Business Days) after the date of receipt by Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds and subject to Section 2.13(a) and (b), an amount equal to the Asset Sale Percentage of the amount of such Net Cash Proceeds shall be applied first to the prepayment of Tranche B-2 Term Loans and second any remaining amounts of the Asset Sale Percentage of such Net Cash Proceeds after application to the Tranche B-2 Term Loans shall be applied to the prepayment of the FILO Term Loans in the order set forth in Section 2.13(b) as set forth in Section 2.15(k) (together with (x) accrued and unpaid interest thereon and (y) any applicable prepayment premium as set forth in Section 2.13(d)); provided that (i) notwithstanding the foregoing (but subject to Section 2.13(a) and (b)), on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied first to the prepayment of the Tranche B-2 Term Loans, and second any remaining amounts of such Reinvestment Prepayment Amount after such application to the Tranche B-2 Term Loans shall be applied to the prepayment of the FILO Term Loans (together with accrued interest thereon) and (ii) the provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.
(g)    If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, subject to Section 2.13(a) and (b), the ABL Administrative Borrower shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the Scheduled Repayment Amount (if any) for such Excess Cash Flow Period (including any Scheduled Repayment Amount from the prior Excess Cash Flow Period to the extent such Scheduled Repayment Amount exceeded the amount required to be prepaid pursuant to this Section 2.15(g) in such prior Excess Cash Flow Period), to the prepayment of the FILO Term Loans (together with (x) accrued and unpaid interest thereon in the order set forth in Section 2.13(b) and (y) any applicable prepayment premium as set forth in Section 2.13(d)). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the earlier of (i) the date on which the financial statements of the ABL Administrative Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
(h)    The ABL Administrative Borrower shall apply, on a dollar-for-dollar basis, all of the Net Cash Proceeds of any Replacement FILO Term Loans and Permitted FILO Credit Agreement Refinancing Indebtedness (that is incurred to refinance FILO Term Loans) to the repayment of FILO Term Loans to be repaid from such Net Cash Proceeds on the date such

Net Cash Proceeds are received. Any such prepayment of FILO Term Loans shall be paid (together with any applicable payment premium as set forth in Section 2.13(d)) ratably to the FILO Term Loans.
(i)    No later than five Business Days (or, if a Default or Event of Default has occurred and is continuing, three Business Days) after the date of receipt by Holdings, Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries of Harbin Proceeds constituting the first $100,000,000 of such proceeds so received (such amount, the “Specified Harbin Proceeds”), such Specified Harbin Proceeds shall be applied to the prepayment of the Tranche B-2 Term Loans as and to the extent required by the Term Loan Credit Agreement; provided that Harbin Proceeds not constituting Specified Harbin Proceeds shall be applied, at the Borrower’s option, to voluntary prepayments of one or more of the following: (I) Term Loans, (II) permitted Indebtedness that is secured on a pari passu basis (without regard to control of remedies or application of payments) with the Obligations or the Term Loan Obligations, (III) FILO Term Loans or (IV) Revolving Credit Loans (to the extent that, with respect to such Revolving Credit Loans, Revolving Credit Commitments in a corresponding amount are permanently reduced or terminated in connection with any such prepayment).
(j)    After the Revolving Credit Loans and Swingline Loans have been repaid in full, the Revolving Credit Commitments have been terminated and there are no Letters of Credit outstanding and there is no outstanding LC Exposure, in the event the aggregate amount of the outstanding FILO Term Loans exceeds the Borrowing Base (without giving effect to the FILO Push Down Reserve), then the Borrowers will immediately repay outstanding FILO Term Loans in an aggregate amount equal to such excess.
(k)    Subject to Section 2.13(a) and 2.13(b), amounts to be applied pursuant to this Section 2.15 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class; provided, however, that the ABL Administrative Borrower may elect, subject to Section 2.13(b) that the remainder of such prepayments not applied to prepay ABR Loans be deposited in a collateral account that is subject to the perfected first priority security interest of the Collateral Agent to secure the Obligations (the “Collateral Account”) and applied thereafter by the Administrative Agent to prepay the Eurodollar Loans on the last day of the next expiring Interest Period for Eurodollar Loans; provided that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurodollar Loans in respect of which such deposit was made, until such amounts are applied to prepay such Eurodollar Loans, and (B) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all of such amounts to the payment of Eurodollar Loans.
(l)    Notwithstanding any other provision of Section 2.13 or Section 2.15 to the contrary, if at the time that any mandatory prepayment of FILO Term Loans pursuant to Section 2.15(e), (f), (g) or (j) above would be required, the ABL Administrative Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay permitted Indebtedness that is secured on a pari passu basis (without regard to control of remedies or application of payments) with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Excess Cash Flow or with the Net Cash Proceeds of such Asset Sale or Recovery Event (such Indebtedness that is secured on a pari passu basis to the Obligations required to be or required to be offered to be so repurchased, redeemed, repaid or prepaid, “Other Applicable Indebtedness”), then the ABL Administrative Borrower may apply such Excess Cash Flow or such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the FILO Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Excess Cash Flow or such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Excess Cash Flow or such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Excess Cash Flow or such Net Cash Proceeds shall be allocated to the FILO Term Loans in accordance with the terms hereof) to the prepayment of the FILO Term Loans and to the repurchase, redemption, repayment or prepayment of Other Applicable Indebtedness, and the amount of the prepayment of the FILO Term Loans that would have otherwise been required pursuant to Section 2.15(e), (f), (g) or (j) shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, repaid, or repaid or prepaid with such Excess Cash Flow or such Net Cash Proceeds, the declined amount of such Excess Cash Flow or such Net Cash Proceeds shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the FILO Term Loans in accordance with the terms hereof (to the extent such Excess Cash Flow or such Net Cash Proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding); and
(m)    Notwithstanding any other provisions of Section 2.13 or Section 2.15, to the extent any or all of the Net Cash Proceeds of any Asset Sale received by a Foreign Subsidiary (“Foreign Asset Sale”), the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary (“Foreign Recovery Event”), the Net Cash Proceeds of any incurrence of Indebtedness by a Foreign Subsidiary to the extent required to repay the FILO Term Loans pursuant to Section 2.15(d) (“Foreign Indebtedness Event”) or Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including, without limitation, financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the ABL Administrative Borrower or any applicable Domestic Subsidiary or if the ABL Administrative Borrower has determined in good faith that repatriation of any such amount to the ABL Administrative Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the FILO Term Loans at the times provided in this Section 2.15 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the ABL Administrative Borrower or the applicable Domestic Subsidiary, or the ABL Administrative Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the ABL Administrative Borrower determines in good faith such repatriation would no longer would have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the FILO Term Loans as otherwise required pursuant to Section 2.15 (provided that no such prepayment of the FILO Term Loans pursuant to Section 2.15 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the ABL Administrative Borrower believes in good faith would result in material adverse tax consequences or the repatriation of which is prohibited or delayed by any applicable local law, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or repayments of permitted Indebtedness pursuant to a Reinvestment Notice or to prepayment (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the ABL Administrative Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments, repayments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the ABL Administrative Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary).
2.16    Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.1(a) or 7.1(f), any overdue amount payable by the Borrowers hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Revolving Credit Loans that are ABR Loans as provided in paragraph (a) of this Section prior to giving effect to any increase in such rate pursuant to this paragraph (c).
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate,

Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Notwithstanding the forgoing, solely for the purposes of the Interest Act (Canada) and disclosure under such Act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365 or such other period of time, as the case may be.
2.17    Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the Screen Rate is not available or published on a current basis), for such Interest Period; or
(ii)    the Administrative Agent is advised by (i) with respect to Revolving Credit Loans, the Required Revolving Lenders or (ii) with respect to FILO Term Loans, the Required FILO Lenders, that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the ABL Administrative Borrower and the Lenders by telephone or electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the ABL Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Revolving Credit Borrowing, such Borrowing shall be made as an ABR Loan.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either (i) the circumstances set forth in paragraph (a)(i) of this Section 2.17 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i) of this Section 2.17 have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the ABL Administrative Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin);

provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.17(b), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
2.18    Increased Costs. (a) If any Change in Law shall:
(i)    subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes covered under Section 2.20, (B) Excluded Taxes or (C) Other Taxes) on its Loans, Letters of Credit, Commitments or other obligations hereunder, or its deposits, reserves or other liabilities or capital attributable thereto;
(ii)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (excluding any condition relating to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to (x) increase the cost to such Lender (or in the case of clause (i), to the Administrative Agent or such Lender or Issuing Bank) of making, converting to, continuing or maintaining any Eurodollar Loan (or in the case of clause (i), any Loan) (or of maintaining its obligation to make any such Loan) (y) increase the cost to the Administrative Agent, such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or (z) reduce the amount of any sum received or receivable by the Administrative Agent or such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon request of such Lender, the Borrowers will pay to the Administrative Agent or such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.18 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the ABL Administrative Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the ABL Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the ABL Administrative Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the ABL Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, any Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
2.19    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.13(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the ABL Administrative Borrower pursuant to Section 2.22(c), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the ABL Administrative Borrower and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the Borrowers shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.
2.20    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the applicable Withholding Agent shall be required by Requirement of Tax Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.
(b)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Requirement of Tax Law.
(c)    The Loan Parties shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any

Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Loan Parties shall not be obligated to make payment to the Administrative Agent or any Lender pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if (i) written demand therefor has not been made by the Administrative Agent or such Lender within 30 days from the date on which the Administrative Agent or such Lender knew of the imposition of such Indemnified Taxes or Other Taxes by the relevant Governmental Authority, (ii) such penalties, interest and other liabilities have accrued after the Loan Parties have indemnified or paid any additional amount pursuant to this Section or (iii) such penalties, interest and other liabilities are attributable to the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender as determined by a court of competent jurisdiction by final and non-appealable judgment. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the ABL Administrative Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, and shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    (i)    Each Lender or Issuing Bank other than a Foreign Lender shall deliver to the ABL Administrative Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly executed originals of IRS Form W-9 (or any successor form) certifying that such Lender or Issuing Bank is exempt from United States Federal withholding tax. Each Foreign Lender shall deliver to the ABL Administrative Borrower and the Administrative Agent (i) two properly completed and duly executed originals of IRS Form W-8BEN or Form W-8BEN-E, Form W-8ECI or, to the extent a Foreign Lender is not the beneficial owner, Form W-8IMY (together with any applicable underlying IRS forms), or any subsequent versions thereof or successors thereto, (ii) in the case of a Foreign Lender claiming exemption from United States Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate in the form attached hereto as Exhibit E-1, E-2, E-3 or E-4, as applicable, and two properly completed and duly executed originals of the applicable IRS Form W-8BEN or Form W-8BEN-E, or any subsequent versions thereof or successors thereto, or (iii) any other form prescribed by applicable requirements of United States Federal income tax law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the ABL Administrative Borrower and the Administrative Agent to determine the deduction required to be made, in each case, certifying such Foreign Lender’s entitlement to an exemption from or a reduction in United States Federal withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents. Such forms shall be delivered by each Lender or Issuing Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the ABL Administrative Borrower or the Administrative Agent. In addition, each Lender or Issuing Bank shall promptly deliver such forms upon the obsolescence or invalidity of any form previously delivered by such Lender or Issuing Bank. Each Lender or Issuing Bank shall promptly notify the ABL Administrative Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the ABL Administrative Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose). Any Lender or Issuing Bank, if requested by the Administrative Agent or the ABL Administrative Borrower, shall deliver such other documentation prescribed by or reasonably requested by the Administrative Agent or the ABL Administrative Borrower as will enable the Administrative Agent or the ABL Administrative Borrower to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements.
(ii)    If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to United States Federal withholding Tax imposed pursuant to FATCA if such Lender or Issuing Bank fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the applicable Withholding Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the applicable Withholding Agent, such documentation prescribed by Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Withholding Agent as may be necessary for the applicable Withholding Agent to comply with its obligations under FATCA, to determine whether such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and to determine the amount to deduct and withhold from such payment. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Withholding Agent revised and/or updated documentation sufficient for the applicable Withholding Agent to confirm as to whether such Lender or Issuing Bank has complied with its respective obligations under FATCA. Solely for purposes of this clause (e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Notwithstanding any other provision of this Section 2.20, a Lender shall not be required to deliver any form pursuant to this Section 2.20 that such Lender is not legally able to deliver.
(f)    Each Lender or Issuing Bank shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. Should the applicable Withholding Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender or Issuing Bank pursuant to Section 2.20(d)(ii), any amounts subsequently determined by a Governmental Authority to be subject to United States Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender or Issuing Bank. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Withholding Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent under this paragraph (f).
(g)    If the Administrative Agent, or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or Issuing Bank in the event the Administrative Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This Section 2.20(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
(h)    Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations.
2.21    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20 or otherwise) prior to the time expressly required hereunder for such payment (or if no such time is expressly required, prior to 2:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.18, 2.19, 2.20 or 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in dollars. Any FILO Term Loans paid or prepaid may not be reborrowed.
(b)If at any time (x) insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees and other Obligations then due hereunder, or (y) during the continuation of an Event of Default and the enforcement of remedies in connection therewith in accordance with Section 7.1, the Administrative Agent or the Collateral Agent receives proceeds of Collateral pledged by the Loan Parties, such funds will be applied,
(1)    first, toward payment of any expenses, fees and indemnities due to the Administrative Agent or the Collateral Agent hereunder;
(2)    second, toward payment of interest and fees then due from the Borrowers hereunder with respect to any Revolving Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;
(3)    third, toward payment of principal of Swingline Loans, unreimbursed L/C Disbursements, Protective Advances and Overadvances then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed L/C Disbursements, Protective Advances and Overadvances then due to such parties;
(4)    fourth, if an Event of Default has occurred and is continuing, to cash collateralize Letters of Credit issued for the account of the Borrowers or any other Subsidiary in accordance with Section 2.8(k);
(5)    fifth, in the following order: (I) toward payment of other principal then due from the Borrowers hereunder with respect to any Revolving Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties and (II) on a pro rata basis toward (x) the payment of any outstanding obligations owed to the Qualified Counterparties under any Designated Hedging Agreements in an aggregate amount not to exceed the Designated Hedging Reserve ratably among the parties entitled thereto in accordance with the amounts of obligations under such Designated Hedging Agreements then due to such parties (provided that the amount payable pursuant to this clause (5) to any Qualified Counterparty in respect of obligations under such Designated Hedging Agreements shall be reduced by the amount (if any) reducing the MTM value of Designated Hedging Agreements of such Qualified Counterparty pursuant to the fourth sentence of the definition of

“Designated Hedging Reserve”) and (y) toward payment of any outstanding obligations owed to Cash Management Banks under any Cash Management Obligations in an aggregate amount not to exceed the Designated Cash Management Reserve ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties;
(6)    sixth, in an amount not to exceed $10,000,000, to payment of Cash Management Obligations then due from the Borrowers or any other Subsidiary, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties (for the avoidance of doubt, excluding amounts payable pursuant to clause (5) above);
(7)    seventh, in an amount (when aggregated with all payments of Cash Management Obligations pursuant to clause (6)) not to exceed $10,000,000, to payment of obligations pursuant to Specified Hedge Agreements then due from the Borrowers or any other Subsidiary party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties (for the avoidance of doubt, excluding amounts payable pursuant to clause (5) above);
(8)    eighth, toward payment of interest and fees then due from the Borrowers hereunder with respect to any FILO Term Loan, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;
(9)    ninth, on a pro rata basis, toward payment of principal then due from the Borrowers hereunder with respect to any FILO Loans, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties;
(10)    tenth, after giving effect to any payments made pursuant to the preceding clauses (5) and (6), to payment of Cash Management Obligations then due from the Borrowers or any other Subsidiary, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties;
(11)    eleventh, after giving effect to any payments made pursuant to the preceding clauses (5) and (7), to payment of obligations pursuant to Specified Hedge Agreements then due from the Borrowers or any other Subsidiary party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(12)    twelfth, to payment of all other Obligations of the Borrowers and the Loan Parties then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties; and
(13)    thirteenth, to the Borrowers or as otherwise required pursuant to any Intercreditor Agreement;
provided that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the Intercreditor Agreements.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Sections 2.25 and 2.26 or pursuant to the terms of any Extension Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant permitted under this Agreement. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the ABL Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that any Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due. In such event, if any Borrower has not in fact made such payment, then each of the Lenders or an Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(c), 2.8(d) or (e), 2.9(b), 2.21(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
2.22    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.20, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.
(b)If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.18, or if the Borrowers are required to pay any amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender, then the ABL Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4 (provided that, if the required Assignment and Assumption is not executed and delivered by such Lender, such Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Lender receives payment in full of the amounts set forth in clause (ii) below)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the ABL Administrative Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank that is not a Defaulting Lender, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees, the prepayment premium as set forth in Section 2.13(d) (if applicable) and all other amounts payable to it hereunder (but, for the avoidance of doubt, not any amounts in respect of Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations which are not due and payable), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the

Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments in the future. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the ABL Administrative Borrower to require such assignment and delegation cease to apply.
(c)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Revolving Lenders or Required FILO Lenders, with respect to the applicable Class, a majority of the affected Lenders of such Class or the Majority Facility Lenders with respect to the applicable Class or Classes shall have granted their consent, then the ABL Administrative Borrower may (unless such Non-Consenting Lender grants such consent), at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4 (provided that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the amounts set forth in clause (ii) below)), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the ABL Administrative Borrower shall have received the prior written consent of the Administrative Agent and any Issuing Bank that is not a Defaulting Lender, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, prepayment premiums set forth in Section 2.13(d) (if applicable) and all other amounts payable to it hereunder (but, for the avoidance of doubt, not any amounts in respect of Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations which are not due and payable), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination.
2.23    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.14(a);
(b)    the Revolving Credit Commitment, Revolving Credit Exposure, Extended Revolving Credit Commitment, FILO Term Loans, Replacement FILO Term Loans and Extended FILO Term Loans of such Defaulting Lender shall not be included in determining whether the Required Revolving Lenders, Required FILO Lenders, Required Lenders or Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided further that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (i), (ii) or (iii) of the first proviso of Section 9.2(b) may be made without the consent of such Defaulting Lender;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (B) the Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Revolving Credit Commitment of such non-Defaulting Lender;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.1 for so long as such LC Exposure is outstanding;
(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.14(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized except to the extent of such fees that became due and payable by the Borrowers prior to the date a Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.23(c) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.14(a) and Section 2.14(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then,

without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.14(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that the Administrative Agent, the ABL Administrative Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans), if any, as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.
2.24    [Reserved].
2.25    Replacement FILO Term Loan Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the ABL Administrative Borrower may, by notice to the Administrative Agent, replace all or a portion of the FILO Term Loans under any Facility with one or more additional tranches of term loans under this Agreement (the “Replacement FILO Term Loans” and each such replacement facility, a “Replacement FILO Term Loan Facility”). Each tranche of Replacement FILO Term Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000 (or such lesser minimum amount approved by the Administrative Agent) and shall not exceed the principal amount of the FILO Term Loans being replaced (plus an amount equal to unpaid accrued interest thereon, undrawn commitments with respect thereto, any fees or premium applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such Replacement FILO Term Loans, plus other customary fees and expenses in connection with such replacement). The Net Cash Proceeds of any Replacement FILO Term Loans shall be applied only to prepay the FILO Term Loans which such Replacement FILO Term Loans are replacing.
(b)    Any Replacement FILO Term Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the FILO Term Loans (including with respect to the position of such Obligations in the “waterfall” pursuant to Section 2.21(b)), (ii) for purposes of mandatory prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Replacement FILO Term Loan Facility Amendment, less favorably than (but not more favorably than)) the FILO Term Loans being replaced and (iii) other than maturity date, pricing (interest rate, fees, funding discounts and prepayment premiums (and which shall not be subject to any “most favored nation” adjustment)) and optional prepayments and redemptions (each as set forth in the relevant Replacement FILO Term Loan Facility Amendment), shall have the same terms as the FILO Term Loans being replaced (other than (x) to the extent set forth in the relevant Replacement FILO Term Loan Facility Amendment, any terms less favorable to the Lenders thereof or (y) terms that are not materially more restrictive on the ABL Administrative Borrower and the Restricted Subsidiaries, taken as a whole, than the terms of the FILO Term Loans being replaced unless such terms are (I) added to this Agreement for the benefit of the Lenders or (II) applicable only to periods after the then Latest Maturity Date of the FILO Term Loans at the time of incurrence of such Replacement FILO Term Loans), or such other terms as are reasonably satisfactory to the Administrative Agent and the ABL Administrative Borrower, provided that (A) any Replacement FILO Term Loans shall not have a final maturity date earlier than the then Latest Maturity Date of the FILO Term Loans being replaced as of the time of incurrence of such Replacement FILO Term Loans, (B) any Replacement FILO Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the FILO Term Loans being replaced as of the time of incurrence of such Replacement FILO Term Loans, (C) the principal of and interest on any FILO Term Loans being replaced with Replacement FILO Term Loans shall be paid on the funding date of the applicable Replacement FILO Term Loans with the proceeds thereof and (D) the FILO Term Loans of each Lender under the replaced Class shall be prepaid ratably.
(c)    Each notice from the ABL Administrative Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Replacement FILO Term Loans. Any Additional Lender that elects to extend Replacement FILO Term Loans shall be reasonably satisfactory to the ABL Administrative Borrower and (unless such Additional Lender is already a Lender or an Affiliate of a Lender or an Approved Fund) the Administrative Agent, and, if not already a Lender, shall become a Lender under this Agreement pursuant to a Replacement FILO Term Loan Facility Amendment. Each Replacement FILO Term Loan Facility shall become effective pursuant to an amendment (which shall be reasonably satisfactory to the Administrative Agent) (each, a “Replacement FILO Term Loan Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the ABL Administrative Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Replacement FILO Term Loan Facility Amendment shall require the consent of any Lenders or any other Person other than the ABL Administrative Borrower, the Administrative Agent and the Additional Lenders with respect to such Replacement FILO Term Loan Facility. No Lender shall be obligated to provide any Replacement FILO Term Loans unless it so agrees. A Replacement FILO Term Loan Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the ABL Administrative Borrower, to effect the provisions of this Section 2.25. To the extent reasonably requested by the Administrative Agent, the effectiveness of a Replacement FILO Term Loan Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1 with respect to the ABL Administrative Borrower, the other Borrowers and the Canadian Guarantor. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.25.
2.26    Extensions of Maturity Date. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the ABL Administrative Borrower to all Lenders holding any Class of Revolving Credit Commitments or FILO Term Loans, as applicable, in each case with a like maturity date and on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit Commitments or FILO Term Loans of such Class, as applicable) and on the same terms to each such Lender, the ABL Administrative Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Credit Commitments or FILO Term Loans, as applicable, and otherwise modify the terms of such Revolving Credit Commitments or FILO Term Loans, as applicable, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Credit Commitments (and related outstandings) or FILO Term Loans, as applicable (each, an “Extension”, and each group of Revolving Credit Commitments or FILO Term Loans, as so extended, as well as the original Revolving Credit Commitments or FILO Term Loans not so extended, being a “tranche” and a Class hereunder; any Extended Revolving Credit Commitments or Extended FILO Term Loans shall constitute a separate tranche and Class of Revolving Credit Commitments or FILO Term Loans from the tranche and Class of Revolving Credit Commitments or FILO Term Loans from which they were converted, as applicable), so long as the following terms are satisfied: (i) except as to pricing (interest rate, fees, funding discounts and prepayment premiums (and which shall not be subject to any “most favored nation” pricing provisions)), maturity, required prepayment dates and participation in prepayments (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment and FILO Term Loans of any Lender that agrees to an Extension with respect to such Revolving Credit Commitment or FILO Term Loans (an “Extending Revolving Credit Lender” or “Extending FILO Term Loan Lender”, and collectively, “Extending Lenders”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment” or “Extended FILO Term Loan”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) or FILO Term Loan with the same terms as the original Revolving Credit Commitments (and related outstandings) or FILO Term Loans, as applicable; provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) or Extended FILO Term Loans, as applicable, (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments or FILO Term Loans, as applicable and (C) repayment made in connection with a permanent repayment (and termination of commitments with respect to Revolving Credit Commitments)) of Loans with respect to Extended Revolving Credit Commitments and Extended FILO Term Loans after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments or FILO Term Loans, as applicable, (2) the permanent prepayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently prepay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) the permanent prepayment of FILO Term Loans after the applicable Extension date shall be made on a pro rata basis with all other FILO Term Loans, except that the Borrowers shall be permitted to permanently prepay any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Extended Revolving Credit Commitments, Extended FILO Term Loans and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments, Revolving Credit Loans and FILO Term Loans, as applicable, and (5) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (ii) if the aggregate principal amount of Revolving Credit Commitments or FILO Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or FILO Term Loans offered to be extended by the ABL Administrative Borrower pursuant to such Extension Offer, as applicable, Revolving Credit Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (iii) all documentation in respect of such Extension shall be consistent with the foregoing and (iv) any applicable Minimum Extension Condition shall be satisfied at the option of the ABL Administrative Borrower.
(b)    With respect to all Extensions consummated by the Borrowers pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 or Section 2.15 and (ii) at the option of the Administrative Borrower, an Extension Offer may specify the minimum amount of Revolving Credit Commitments or FILO Term Loans to be extended, which shall be in an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $10,000,000 (or if less, the remaining outstanding principal amount of a given Class) (or such lesser minimum amount reasonably approved by the Administrative Agent) (a “Minimum Extension Condition”). The transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Credit Commitments or Extended FILO Term Loans on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including, without limitation, Sections 2.13 and 2.21) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section shall not apply to any of the transactions effected pursuant to this Section 2.26.
(c)    The consent of the Administrative Agent shall not be required to effectuate any Extension. No consent of any Lender or any other Person shall be required to effectuate any Extension, other than (A) the consent of the ABL Administrative Borrower and each Lender agreeing to such Extension with respect to one or more of its Revolving Credit Commitments or FILO Term Loans (or a portion thereof) and (B) solely to the extent the obligations of any Issuing Lender to issue Letters of Credit or the Swingline Lender to provide Swingline Loans is being extended pursuant to the applicable Extension Amendment, the consent of any Issuing Bank and Swingline Lender with respect to Extended Revolving Credit Commitments, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Revolving Credit Commitments, Extended FILO Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (which shall be reasonably satisfactory to the Administrative Agent) (an “Extension Amendment”) with the ABL Administrative Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or FILO Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the ABL Administrative Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, with respect to Extended Revolving Credit Commitments, if so provided in such amendment and with the consent of the Issuing Banks, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Credit Facility shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).
(d)    In connection with any Extension, the ABL Administrative Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26.
SECTION 3.     REPRESENTATIONS AND WARRANTIES
To induce the Arrangers, the Agents and the Lenders to enter into this Agreement and to induce (a) the Lenders (including the Swingline Lender) to make the Loans and (b) the Issuing Banks to issue Letters of Credit hereunder, Parent and each Borrower hereby jointly and severally represent and warrant to each Arranger, each Agent and each Lender that:
3.1    Financial Condition. The audited consolidated balance sheets of Holdings as at December 31, 2016, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings as at September 30, 2017, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings as at such date and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein) applied consistently throughout the periods involved (except as disclosed therein).
3.2    No Change. Since December 31, 2016 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
3.3    Corporate Existence; Compliance with Law. Each of Parent and the ABL Administrative Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdictions), (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries), (b), (c) and (d), as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.4    Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.18 and (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
3.5    No Legal Bar. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or any Contractual Obligation of, Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens).
3.6    No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Parent or the ABL Administrative Borrower, threatened in writing against Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect (after giving effect to indemnification from certain manufacturers and applicable insurance).
3.7    No Default. Neither Parent, the ABL Administrative Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its material Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.
3.8    Ownership of Property; Liens. Each of Parent, the ABL Administrative Borrower and its Restricted Subsidiaries has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect. None of the Pledged Capital Stock is subject to any Lien except for Permitted Liens.
3.9    Intellectual Property. Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of Parent and the ABL Administrative Borrower, (i) Parent, the ABL Administrative Borrower and each of its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) no claim has been asserted in writing and is pending, by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor does Parent or the ABL Administrative Borrower know of any valid basis for any such claim; and (iii) the use of Company Intellectual Property by Parent, the ABL Administrative Borrower and its Restricted Subsidiaries does not infringe on the Intellectual Property rights of any Person.
3.10    Taxes. Each of Parent, the ABL Administrative Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all federal income and all material state, provincial, territorial and other tax returns that are required to be filed and has paid all federal income and all material state, provincial, territorial and other Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Parent, the ABL Administrative Borrower or its Restricted Subsidiaries, as the case may be) except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Parent and the ABL Administrative Borrower, no material written claim has been asserted with respect to any Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Parent, the ABL Administrative Borrower or its Restricted Subsidiaries, as the case may be).
3.11    Federal Regulations. No part of the proceeds of any Loans will be used by Parent, the ABL Administrative Borrower or any of its Subsidiaries for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. On the Closing Date, none of Parent, the ABL Administrative Borrower or any of its Subsidiaries owns any “margin stock”.
3.12    ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period, (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount, (iv) neither the ABL Administrative Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the ABL Administrative Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the ABL Administrative Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, (v) no failure by any Loan Party or Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (vi) there has not been a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), and (vii) to the knowledge of Parent or the ABL Administrative Borrower, no such Multiemployer Plan is

Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA.
3.13    Investment Company Act. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
3.14    Restricted Subsidiaries. (a) The Restricted Subsidiaries listed on Schedule 3.14(a) constitute all the Restricted Subsidiaries of Parent as of the Closing Date. Schedule 3.14(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of Parent and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by Parent and its Restricted Subsidiaries.
(b)    As of the Closing Date, except as set forth on Schedule 3.14(b), there are no outstanding subscriptions, options, warrants, calls or similar rights (other than stock options granted to employees, directors, managers and consultants and directors’ qualifying shares) relating to any Capital Stock of Parent, the ABL Administrative Borrower or any Restricted Subsidiary.
(c)    As of the Closing Date, the ABL Administrative Borrower has no Unrestricted Subsidiaries other than GNC Intermediate IP Holdings, LLC and GNC Intellectual Property Holdings, LLC.
3.15    Use of Proceeds. The proceeds of Revolving Credit Loans shall be used (a) on the Closing Date to (i) repay outstanding “Revolving Credit Loans” (under and as defined in the Existing Credit Agreement), (ii) cash collateralize any existing letters of credit for the account of the ABL Administrative Borrower and its subsidiaries under the Existing Credit Agreement, (iii) to pay fees and expenses incurred in connection with the Transactions, and (iv) for working capital needs, and (b) after the Closing Date for general corporate purposes of the ABL Administrative Borrower and its Restricted Subsidiaries. The proceeds of FILO Term Loans shall be used on the Closing Date to make the mandatory prepayments contemplated in Section 2.15(f), 2.15(g) and 2.15(h) of the Term Loan Credit Agreement (as in effect on the Closing Date) and to pay fees and expenses in connection therewith. The proceeds of the Replacement FILO Term Loans shall be used as specified in Section 2.25.
3.16    Environmental Matters. Other than exceptions to any of the following that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    Parent, the ABL Administrative Borrower and its Restricted Subsidiaries: (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are in compliance with all of their Environmental Permits;
(b)    to the knowledge of Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries, Hazardous Materials are not present at, on, under or in any real property now or formerly owned, leased or operated by Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries, or, to the knowledge of Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries, at any other location (including, without limitation, any location to which Hazardous Materials have been sent by Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to the imposition of Environmental Liabilities on Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries, (ii) materially interfere with Parent’s, the ABL Administrative Borrower’s or any of its Restricted Subsidiaries’ continued operations, or (iii) materially impair the fair saleable value of any real property owned or leased by Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries;
(c)    there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) pursuant to any Environmental Law to which Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries is named as a party that is pending or, to the knowledge of Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries, threatened in writing;
(d)    neither Parent, the ABL Administrative Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law;
(e)    neither Parent, the ABL Administrative Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with Environmental Law or Environmental Liability; and
(f)    neither Parent, the ABL Administrative Borrower nor any of its Restricted Subsidiaries has assumed or retained by contract any Environmental Liability.
3.17    Accuracy of Information, etc. No written statement or written information (other than projections and other forward-looking information and information of a general economic nature or general industry nature) contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished to the Arrangers, the Agents or the Lenders or any of them, by or at the direction and on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole with all such other written statements, written information, documents and certificates, contained as of the date such written statement, written information, document or certificate was so dated or certified, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were delivered, contained herein or therein not materially misleading (after giving effect to all written updates thereto delivered by or on behalf of any Loan Party). The projections and other forward-looking financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by Parent and the ABL Administrative Borrower to be reasonable as of the date such information is dated or certified, it being recognized by the Lenders that (i) such projections and financial information as they relate to future events are not to be viewed as fact and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (ii) no assurance can be given that any particular projections will be realized and (iii) actual results during the period or periods covered by such projections and financial information may differ from the projected results set forth therein by a material amount.
3.18    Security Documents. (a) Each of the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.10(d), in the case of (i) the Pledged Capital Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC or the PPSA) are delivered to the Collateral Agent (or an agent or bailee of the Collateral Agent for such purpose), (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Collateral Agent (or an agent or bailee of the Collateral Agent for such purpose) of such Collateral, and (iii) the other personal property Collateral described in the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the appropriate filing offices and such other filings as are specified by the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement have been completed, each of the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement), in each case prior to the Liens of any other Person (subject to the Intercreditor Agreements and except for Permitted Liens).
(b)    Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein; and when the Mortgages are filed or recorded in the offices designated by the ABL Administrative Borrower, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents).
3.19    Solvency. After giving effect to the Transactions to be consummated on the Closing Date and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith on the Closing Date, and after giving effect to Sections 2.1(b) and 2.2 of the Guarantee and Collateral Agreement and Sections 2.1(b) and 2.2 of the Canadian Guarantee and Collateral Agreement, on the Closing Date the ABL Administrative Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

3.20    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”).
3.21    Anti-Corruption Laws and Sanctions. The ABL Administrative Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the ABL Administrative Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the ABL Administrative Borrower and its Subsidiaries, and to the knowledge of the ABL Administrative Borrower, its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the ABL Administrative Borrower or any of its Subsidiaries or (b) to the knowledge of the ABL Administrative Borrower, any director, officer, employee or agent of the ABL Administrative Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
3.22    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
3.23    Canadian Welfare and Pension Plans Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Loan Party has adopted all Canadian Welfare Plans required pursuant to applicable Requirements of Law and each of such plans has been maintained and each Loan Party is in compliance with such laws in all material respects including, without limitation, all requirements relating to employee participation, funding, investment of funds, benefits and transactions with the Loan Parties and persons related to them, (ii) no Loan Party has a material contingent liability with respect to any post-retirement benefit under a Canadian Welfare Plan, (iii) with respect to Canadian Pension Plans: (a) no Canadian Pension Termination Event has occurred and no steps have been taken to terminate any Canadian Pension Plan (wholly or in part) which could result in any Loan Party being required to make a material additional contribution to any Canadian Pension Plan, (b) no contribution failure has occurred with respect to any Canadian Pension Plan sufficient to give rise to a lien or charge under any applicable pension benefits laws of any other jurisdiction (for certainty, not including payments in respect of contributions payable but not yet due), and (c) no condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan which is reasonably likely to result in any Loan Party incurring any material liability, fine or penalty, (iv) each Canadian Pension Plan is in compliance (other than immaterial non-compliance) with all applicable pension benefits and tax laws, (v) all contributions (other than immaterial amounts) (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable Requirements of Law (other than immaterial non-compliance) and the terms of each such Canadian Pension Plan have been made in accordance with all applicable

Requirements of Law (other than immaterial non-compliance) and the terms of such Canadian Pension Plan (other than immaterial non-compliance), (vi) all liabilities under each Canadian

Pension Plan are funded in accordance with the terms of the respective Canadian Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities (other than immaterial non-compliance), (vii) no event has occurred and no conditions exist with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in any such Canadian Pension Plan having its registration revoked or refused by any administration of any relevant pension benefits regulatory authority or being required to pay any taxes (other than taxes the amounts of which are immaterial) or penalties under any applicable pension benefits or tax laws and (viii) no Loan Party contributes to, sponsors or maintains, or has in the past 5 years contributed to, sponsored or maintained, a Canadian Defined Benefit Pension Plan.
3.24    Canadian Anti-Corruption and Canadian Anti-Money Laundering. The Canadian Guarantor has adopted and maintains adequate procedures designed to ensure that it is in compliance in all material respects with all Canadian Anti-Money Laundering Legislation and Canadian Anti-Corruption Laws.
3.25    Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in the Borrowing Bases is an Eligible Accounts Receivable, an Eligible Credit Card Receivable or an Eligible Gift Card Receivable, the material Inventory reflected therein as eligible for inclusion in the Borrowing Bases constitutes Eligible Inventory and the cash and Cash Equivalents reflected therein as eligible for inclusion in the Borrowing Bases constitute Borrowing Base Cash.
SECTION 4. CONDITIONS PRECEDENT
4.1    Conditions to the Closing Date. The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit Letters of Credit hereunder are subject to the satisfaction of the following conditions on the Closing Date:
(a)    Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Parent and the ABL Administrative Borrower, (ii) an executed signature page from each Lender party to this Agreement on the Closing Date; provided that a FILO Term Loan Lender that is solely exchanging Term Loans for FILO Term Loans pursuant to Section 2(a)(ii) or Section 2(a)(iii) of the Amendment Agreement need only provide an executed Lender Consent (as defined in the Term Loan Credit Agreement as in effect on the Closing Date) to the Amendment Agreement, (iii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Parent, the Borrowers and each Subsidiary Guarantor (other than the Canadian Guarantor), (iv) the Canadian Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Canadian Guarantor, (v) the ABL Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto as of the Closing Date and (vi) the Amendment Effective Date (under and as defined in the Term Loan Credit Agreement as in effect on the Closing Date) shall have occurred or shall occur substantially simultaneously with the Closing Date.
(b)    Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the ABL Administrative Borrower.
(c)    Fees. All fees and, to the extent invoiced at least two business days prior to the Closing Date, all reasonable and documented out-of-pocket costs and expenses (including, without limitation, to the extent invoiced at least two business days prior to the Closing Date, reasonable and documented out-of-pocket legal fees and expenses) required to be paid in connection with the Transactions by the ABL Administrative Borrower to the Arrangers, the Administrative Agent or the Lenders on or before the Closing Date shall have been paid to the extent then due; provided that legal fees and expenses shall be limited to fees and expenses of Simpson Thacher & Bartlett LLP, O’Melveny & Myers LLP and Norton Rose Fulbright Canada LLP as counsel for the Lenders, the Arrangers and the Administrative Agent, taken together, and any necessary local or foreign counsel previously approved by the ABL Administrative Borrower.
(d)    Solvency Certificate. The Lenders shall have received a solvency certificate, substantially in the form of Exhibit G, by the chief financial officer of the ABL Administrative Borrower with respect to the solvency of the ABL Administrative Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.
(e)    Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments.
(f)    Other Certifications. The Administrative Agent shall have received the following:
(i)    a copy of the charter or other similar organizational document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;
(ii)    a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter or other similar organizational document of such Loan Party and each amendment thereto on file in such office and, if available, certifying that (A) such amendments are the only amendments to such Person’s charter on file in such office and (B) such Person is duly organized and in good standing or full force and effect under the laws of such jurisdiction; and
(iii)    a certificate of a duly authorized officer or director of each Loan Party, certifying (i) that the attached copies of such Loan Party’s organizational documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to the Loan Documents; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.
(g)    Legal Opinion. The Administrative Agent shall have received the executed legal opinions of (i) Latham & Watkins LLP, special New York counsel to the Loan Parties, (ii) Snell & Wilmer L.L.P., special Nevada and Arizona counsel to the Loan Parties, (iii) Babst, Calland, Clements and Zomnir, P.C., special Pennsylvania counsel to the Loan Parties, (iv) Torys LLP, special Canadian counsel to the Loan Parties, (v) Stewart McKelvey Stirling Scales LLP, special Canadian counsel to the Loan Parties, and (vi) MacPherson Leslie & Tyerman LLP, special Canadian counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(h)    Lien Searches. The Administrative Agent shall have received results of customary UCC and PPSA lien searches with regard to Parent, the ABL Administrative Borrower and the other Loan Parties in the jurisdiction of formation or organization of each such entity.
(i)    Filings, Registrations and Recordings. Each document (including, without limitation, any UCC or PPSA financing statement) required by the Security Documents or under law (in each case as reasonably requested by the Administrative Agent) (subject to the terms of Section 5.10(c)) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens and subject to the ABL Intercreditor Agreement), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.
(j)    “Know-Your-Customer”. The Loan Parties shall have provided or caused to be provided the documentation and other information to the Administrative Agent required by United States and Canadian regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and Canadian Anti-Money Laundering Legislation, in each case, at least three business days prior to the Closing Date, to the extent reasonably requested in writing at least 10 business days prior to the Closing Date.
(k)    Borrowing Base Certificate. The Administrative Agent shall have received and be reasonably satisfied with a completed Borrowing Base Certificate dated as of January 31, 2018 that has been reviewed by a third party.
(l)    Availability. After giving effect to the Transactions, including any Borrowing to be made on the Closing Date, Availability shall be not less than $50,000,000.
(m)    Responsible Officer Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Administrative Borrower certifying compliance with the conditions set forth in Section 4.2(a) and (b) as of the Closing Date.

4.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) (other than a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Subject to Section 1.9, each of the representations and warranties made by any Loan Party in the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that, in each case, such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect).
(b)    No Default. Subject to Section 1.9, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(c)    Availability Conditions. After giving effect to the borrowing of Revolving Credit Loans (and to any concurrent use of the proceeds thereof to repay Swingline Loans or LC Disbursements) or issuance of a Letter of Credit, the Loan Parties will be in compliance with the Availability Conditions.
(d)    Borrowing Request. The Administrative Agent shall have received a Borrowing Request for the borrowing of Loans in accordance with the terms hereof or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting such issuance as required by Section 2.8(b).
Each Borrowing of a Loan (other than a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) by, and issuance of a Letter of Credit on behalf of, the ABL Administrative Borrower hereunder shall constitute a representation and warranty by Parent and the ABL Administrative Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5. AFFIRMATIVE COVENANTS
Parent and the ABL Administrative Borrower hereby jointly and severally agree that, so long as any Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with Section 2.8(k) or is otherwise backstopped by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank (or other arrangements with respect thereto reasonably satisfactory to the applicable Issuing Bank have been made)) or any Loan or other amount (excluding Obligations in respect of (x) any Specified Hedge Agreements or Cash Management Obligations and (y) contingent reimbursement and indemnification obligations which are not due and payable) is owing to any Lender, any Agent or any Arranger hereunder, each of Parent and the ABL Administrative Borrower shall and shall cause each of the ABL Administrative Borrower’s Restricted Subsidiaries to:
5.1    Financial Statements. Furnish to the Administrative Agent for further delivery to each Agent and each Lender:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the ABL Administrative Borrower, a copy of the audited consolidated balance sheets of the ABL Administrative Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the Term Loan Credit Agreement or the Convertible Notes Indenture) by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing;
(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the ABL Administrative Borrower, the unaudited consolidated balance sheets of the ABL Administrative Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the ABL Administrative Borrower and its consolidated Subsidiaries in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes);
(c)    commencing with the fiscal month of the ABL Administrative Borrower ended immediately prior to any date on which Availability is less than the greater of (x) 15% of the Line Cap and (y) $15,000,000, and continuing for each full fiscal month thereafter until such date as Availability shall have been at least equal to the greater of (x) 15% of the Line Cap and (y) $15,000,000 for 20 consecutive calendar days, as soon as available, but in any event not later than 30 days after the end of each such month (other than the third fiscal month of any fiscal quarter), the unaudited consolidated balance sheets of the ABL Administrative Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the ABL Administrative Borrower and its consolidated Subsidiaries in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes); and

(d)    together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.
Notwithstanding the foregoing, the obligations in paragraphs (a), (b), (c) and (d) of this Section 5.1 may be satisfied with respect to financial information of the ABL Administrative Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent company of the ABL Administrative Borrower that directly or indirectly owns all of the Capital Stock of the ABL Administrative Borrower or (B) with respect to clauses (a), (b) and (d) above, the ABL Administrative Borrower’s (or any direct or indirect parent company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the ABL Administrative Borrower and if requested by the Administrative Agent, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the ABL Administrative Borrower (or such parent), on the one hand, and the information relating to the ABL Administrative Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information shall be certified by a Responsible Officer of the ABL Administrative Borrower as fairly presenting such information unless such consolidating information is contained in the financial statements included in a Form 10-K or 10-Q filed with the SEC), and (ii) to the extent such information is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing clause (A) or (B) are accompanied by a report by PricewaterhouseCoopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or qualification arising out of the scope of such audit (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the Term Loan Credit Agreement or the Convertible Notes Indenture)).
5.2    Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (g) below, to the relevant Lender:
(a)    concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession); provided that such certificate shall not be required to be delivered if Parent and the ABL Administrative Borrower have used commercially reasonable efforts to cause such certificate to be delivered by such accountants or such accountants have informed Parent and the ABL Administrative Borrower that such accountants are not able or willing to provide such certificate;

(b)    concurrently with the delivery of any financial statements pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate setting forth in reasonable detail a calculation of the Fixed Charge Coverage Ratio for the most recently ended Test Period (for the avoidance of doubt, regardless of whether the Financial Covenant is then required to be tested in accordance with Section 6.1) and (y) to the extent not previously disclosed to the Administrative Agent in writing, a listing of (A) any store openings or closings since the last such certificate delivered (or, since the Closing Date, in the case of the first such certificate delivered after the Closing Date) and any new warehouse or distribution locations within the United States or otherwise where any Loan Party keeps material inventory or equipment, (B) any registered Intellectual Property acquired, created, developed, or exclusively licensed by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (C) any new Restricted Subsidiary since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);
(c)    as soon as available, and in any event no later than 60 days (or, in the case of the Projections to be delivered after the end of the Borrower’s 2017 fiscal year, 90 days) after the end of each fiscal year of the ABL Administrative Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet of the ABL Administrative Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a statement of all material assumptions used in preparation of such budget) (collectively, the “Projections”), which Projections shall set forth such information on a quarterly basis and in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions at the time made (it being understood that the Projections are based upon good faith estimates and assumptions believed by management of Parent and the ABL Administrative Borrower to be reasonable at the time made, it being recognized that such financial information as it relates to future events (i) is not to be viewed as fact and is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (ii) no assurance can be given that any particular projections will be realized and (iii) that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount);
(d)    to the extent that the ABL Administrative Borrower (or a direct or indirect parent company of the ABL Administrative Borrower) is not otherwise required to file reports on form 10-K or 10-Q with the SEC, within 45 days after the end of each of the first three fiscal quarters of the ABL Administrative Borrower in each fiscal year, or within 90 days after the fourth fiscal quarter of the ABL Administrative Borrower in each fiscal year, a narrative discussion and analysis of the financial condition and results of operations of the ABL Administrative Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;
(e)    promptly after the furnishing thereof, copies of any material notices received by any Loan Party from, or material statement or material report furnished to, any holder (which is not an Affiliate of Parent) of Material Debt and not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2;
(f)    within ten days after the same are sent, copies of all reports that Parent or the ABL Administrative Borrower or any of its Restricted Subsidiaries sends to the holders of (x) any Material Debt or (y) any class of its public equity securities and, within ten days after the same are filed, copies of all reports that Parent or the ABL Administrative Borrower or any of its Restricted Subsidiaries may make to, or file with, the SEC (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2; in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings; and
(g)    promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary as the Administrative Agent may from time to time reasonably request (on its own behalf or on behalf of any Lender).
Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.2 (collectively, the “Borrower Materials”), the ABL Administrative Borrower shall indicate in writing whether such document or notice contains Nonpublic Information (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof if such Borrower Materials may be distributed to “public-side” Lenders). Parent and the ABL Administrative Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, Parent, the ABL Administrative Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the ABL Administrative Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “public side”. If the ABL Administrative Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.2 contains Nonpublic Information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who do not wish to receive material nonpublic information with respect to Parent, the ABL Administrative Borrower, its Subsidiaries and their securities.
5.3    Payment of Obligations. Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its material tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Parent, the ABL Administrative Borrower or its Restricted Subsidiaries, as the case may be or (b) where the failure to pay, discharge or otherwise satisfy the same would not reasonably be expected to have a Material Adverse Effect.
5.4    Conduct of Business and Maintenance of Existence, etc.. (t) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than in the case of the preservation of existence of Parent and the ABL Administrative Borrower) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and applicable Requirements of Law, except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the ABL Administrative Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.
5.5    Maintenance of Property; Insurance. (a) (i) Except as would not reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business (in the good faith belief of the ABL Administrative Borrower) in good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable insurance companies insurance (or, with respect to inventory and equipment at the retail store level, a program of self-insurance) on all its Property meeting the requirements of Section 5.3 of the Guarantee and Collateral Agreement and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business; provided that such insurance shall not be required to cover ephedra products or other products for which insurance is not available or is not available on commercially reasonable terms.
(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the ABL Administrative Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
5.6    Inspection of Property; Books and Records; Discussions. (a) (i) Keep proper books of records in conformity with GAAP and all material applicable Requirements of Law of all material dealings and transactions in relation to its business activities and (ii) permit representatives of the Administrative Agent, at reasonable business times and upon reasonable prior notice, to visit and inspect any of its properties and examine and, at the Borrowers’ expense, and make abstracts from any of its books and records as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Parent, the ABL Administrative Borrower and its Restricted Subsidiaries with officers and employees of Parent, the ABL Administrative Borrower and its Restricted Subsidiaries and with their respective independent certified public accountants (subject to such accountants’ policies and procedures). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing (in which case there shall be no limits on such visits, inspections and examinations) such visits, inspections and examinations shall be limited to two per fiscal year (and, (x) so long as no Event of Default has occurred and is continuing, only one time at the Borrowers’ expense and (y) following the occurrence and during the continuance of an Event of Default, not more than two times at the Borrowers’ expense); provided, however, that unless an Event of Default exists, (i) such inspections for environmental matters shall be limited to no more than once per fiscal year and (ii) at all times such inspections for environmental matters shall be limited to non-intrusive and non-invasive visual observations. The Administrative Agent shall give the ABL Administrative Borrower the opportunity to participate in any discussions with the ABL Administrative Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, none of Parent, the ABL Administrative Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
(b)    At the Administrative Agent’s discretion, no more frequently than once per fiscal year, the Loan Parties will, at their expense and upon the Administrative Agent’s request, permit any Persons designated by the Administrative Agent and reasonably satisfactory to the ABL Administrative Borrower to conduct a field examination and an inventory appraisal, in each case with respect to Collateral contained in the Borrowing Bases, at a reasonable business time and upon reasonable prior notice to the ABL Administrative Borrower, and with respect to such inventory appraisal, to be conducted by an Acceptable Appraiser. The Loan Parties will reasonably cooperate with the Administrative Agent and such Persons in the conduct of such field examination and inventory appraisal. The Administrative Agent shall provide a copy of any field examination and/or inventory appraisal prepared after the Closing Date to any Lender upon such Lender’s request. Notwithstanding the foregoing, (a) if Availability has been less than the greater of 20% of the Line Cap and $20,000,000 for a period of five consecutive Business Days at any time in any fiscal year, one additional field examination and one additional inventory appraisal will be permitted in such fiscal year, and (b) at any time during the continuance of a Specified Event of Default, additional field examinations and inventory appraisals shall be permitted at the request of the Administrative Agent, in each case at the Borrowers’ expense. The Administrative Agent shall have the right, but not the obligation, from time to time at the ABL Administrative Borrower’s request and expense, to periodically update the inventory appraisal. With respect to each inventory appraisal made pursuant to this Section 5.6(b), (i) the Administrative Agent and the Loan Parties will each be given a reasonable amount of time to review and comment on a draft form of the inventory appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value or the Borrowing Bases hereunder as a result of such inventory appraisal shall be reflected in the Borrowing Base Certificate delivered immediately succeeding such inventory appraisal.
5.7    Notices. Promptly give notice to the Administrative Agent and each Lender of:
(a)    knowledge by the ABL Administrative Borrower or Parent of the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default (or alleged default) under any Contractual Obligation (other than the Loan Documents) of Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries and any Governmental Authority, that in the case of either of clause (i) or (ii), would reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding against Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;
(d)    the following events to the extent such events would reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the ABL Administrative Borrower or any Commonly Controlled Entity knows or has reason to know thereof: (i) the occurrence of any Reportable Event or Canadian Pension Termination Event with respect to any Plan or Canadian Defined Benefit Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan or a Canadian Pension Plan that would reasonably be expected to give rise to a Lien in favor of the PBGC, the Financial Services Commission of Ontario (or other like provincial entities) (“FSCO”) or a Single Employer Plan or Multiemployer Plan or Canadian Pension Plan, the creation of any Lien in favor of any Person including the PBGC, the FSCO or a Single Employer Plan or Multiemployer Plan or Canadian Pension Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the FSCO or the ABL Administrative Borrower or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan or Canadian Defined Benefit Plan; and
(e)    any other development or event that results in or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) Parent, the ABL Administrative Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.
5.8    Environmental Laws. (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with any and all Environmental Permits,

except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not reasonably be expected to have a Material Adverse Effect.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any release or threatened release of Hazardous Materials, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.9    Borrowing Base Certificates. Within 20 calendar days after the end of each month (or, (x) during a Liquidity Period, on the immediately following Wednesday after the end of each week and (y) promptly following the Disposition of ABL Priority Collateral or the release of a Loan Party owning ABL Priority Collateral, in either case, constituting $10,000,000 or more of the Borrowing Bases in the aggregate in any 30 day period), deliver a Borrowing Base Certificate to the Administrative Agent as of the last day of the immediately preceding month (or, (A) if delivered pursuant to the preceding clause (x), as of the close of business on Saturday of the immediately preceding week and (B) if delivered pursuant to the preceding clause (y), update the most recently-delivered Borrowing Base Certificate to give pro forma effect to such Disposition or release). Notwithstanding the foregoing, the ABL Administrative Borrower may elect to deliver a Borrowing Base Certificate more frequently than within 20 calendar days after the end of each month; provided that, if the ABL Administrative Borrower makes such an election, the ABL Administrative Borrower shall continue to deliver a Borrowing Base Certificate on such more frequent basis for at least 60 days.
5.10    Additional Collateral, etc.. Subject to the ABL Intercreditor Agreement:
(a)    With respect to any personal Property acquired, created or developed (including, without limitation, the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any Loan Party (other than Excluded Assets), promptly (x) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens and the priorities established by the applicable Intercreditor Agreement) in such Property to the extent required under the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, including without limitation, the recording of instruments in the United States Patent and Trademark Office, the United States Copyright Office and, with respect to the Canadian Guarantor, the Canadian Intellectual Property office, and the filing of UCC financing statements in such United States jurisdictions (and PPSA financing statements with respect to Canadian jurisdictions) as may be required by the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement or by applicable law.

(b)    With respect to any fee interest in any real property (other than Excluded Assets) acquired after the Closing Date by any Loan Party and which is not primarily used as a retail store location of the ABL Administrative Borrower or its Restricted Subsidiaries, as soon as reasonably practicable and in any case on or prior to 60 days after such acquisition or such later date as the Administrative Agent shall agree (i) execute and deliver a first priority Mortgage (subject to Permitted Liens), in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Collateral Agent for the benefit of the Secured Parties with title and extended (to the extent available without surveys) coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such lower amount as shall be reasonably specified by the Administrative Agent) as well as, if available and reasonably requested by the Administrative Agent, a current ALTA survey thereof, together with a surveyor’s certificate (in form and substance reasonably satisfactory to the Administrative Agent), each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if reasonably requested by the Administrative Agent, deliver to the Collateral Agent legal opinions of local counsel and counsel in the jurisdiction where the Loan Party that owns such Mortgaged Property is located, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iv) a completed “Life-of-Loan” Federal Emergency Management Agency flood hazard determination with respect to such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the ABL Administrative Borrower and each Loan Party relating thereto) and, if such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance in accordance with Section 5.5(b).
(c)    With respect to any new Restricted Subsidiary that would constitute a Guarantor within the meaning of that term created or acquired after the Closing Date (other than Excluded Subsidiaries) by the ABL Administrative Borrower, another Borrower or a Subsidiary Guarantor promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Restricted Subsidiary that is owned by such Loan Party (other than any such Capital Stock constituting Excluded Assets), (ii) deliver to the Collateral Agent (or its agent or bailee for such purpose) the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party to the extent required by the Guarantee and Collateral Agreement, (iii) cause such new Restricted Subsidiary (A) to become (i) a party hereto as a Borrower or (ii) a party to the Guarantee and Collateral Agreement as a Subsidiary Guarantor and (B) to take such actions reasonably necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement with respect to such Restricted Subsidiary to the extent required under the Guarantee and Collateral Agreement, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by applicable law or as may be reasonably requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Collateral Agent customary legal opinions relating to the matters described above.
(d)    Notwithstanding the foregoing provisions of this Section 5.10 or any other provision hereof or of any other Loan Document, (i) the ABL Administrative Borrower and Guarantors shall not be required to grant a security interest in any Excluded Assets, (ii) Liens required to be granted pursuant to this Section 5.10, and actions required to be taken, including to perfect such Liens, shall be subject to exceptions and limitations consistent with those set forth in the Security Documents on the Closing Date (or as created or amended after the Closing Date with the approval of the ABL Administrative Borrower), (iii) other than with respect to (A) the Canadian Guarantor and (B) any other Foreign Subsidiary that becomes a Guarantor after the Closing Date, and in such instance, only with respect to the stock of such Foreign Subsidiary and subject to customary exceptions, limitations and restrictions imposed by local law, no Loan Party shall be required to take any actions outside the United States or under non-United States law to create or perfect any Liens on the Collateral (including, without limitation, any Intellectual Property registered or applied for registration in any jurisdiction outside the United States) and no Security Document shall be governed by the laws of any jurisdiction outside the United States, (iv) the Loan Parties shall not be required to deliver any landlord waivers, estoppels, collateral access agreements or bailee letters, (v) the Loan Parties shall not be required to deliver control agreements (other than to the extent required pursuant to Section 5.17) or otherwise deliver perfection by “control” (within the meaning of the Uniform Commercial Code or the Securities Transfer Act (Ontario) (or equivalent in any other province or territory)) (including with respect to deposit accounts, securities accounts and commodities accounts), other than delivery of stock certificates representing Capital Stock owned by Parent, Borrower or any Guarantor (subject to Section 5.18) and instruments and debt securities (and related stock powers and endorsements to the Collateral Agent (or to its agent or bailee for such purpose)) to the extent required by the Security Documents, that do not constitute Excluded Assets, (vi) notices shall not be required to be sent by any Loan Party or any Restricted Subsidiary or permitted to be sent by any Secured Party to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing, (vii) no perfection of security interests (except to the extent perfected through the filing of UCC and PPSA financing statements) shall be required with respect to letter of credit rights and (viii) in no event shall perfection be required with respect to any Collateral by means other than (A) filings of UCC and (with respect to the Canadian Guarantor) PPSA financing statements in the office of the secretary of state or provincial ministry (or similar central filing office) of the jurisdiction of formation or organization of such Loan Party, (B) filings in the United States Patent and Trademark Office, the United States Copyright Office or (with respect to the Canadian Guarantor) the Canadian Intellectual Property Office with respect to Collateral consisting of Intellectual Property, (C) delivery to the Collateral Agent, for its possession (or to its agent or bailee for such purpose), of Collateral consisting of Pledged Capital Stock of Restricted Subsidiaries (other than Excluded Assets, and only to the extent represented by a certificate) and material intercompany notes or other material instruments, in each case to the extent required by the Guarantee and Collateral Agreement, together with customary transfer powers executed in blank, and (D) as required by clause (v) above.

5.11    Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.15.
5.12    Further Assurances; Additional Borrowers. (a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting the rights of the Collateral Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets and subject to the terms of Section 5.10. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any right or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any United States or Canadian Governmental Authority, the ABL Administrative Borrower will execute and deliver, or will cause its Restricted Subsidiaries to execute and deliver all applications, certifications, instruments and other documents that such Agent or such Lender may be required to obtain from the ABL Administrative Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization, subject to the terms of Section 5.10 and other than with respect to any Excluded Assets.
(b)    Upon ten Business Days prior written notice from the ABL Administrative Borrower to the Administrative Agent, cause any Subsidiary of the ABL Administrative Borrower (other than an Excluded Subsidiary) that the ABL Administrative Borrower elects in its sole discretion to become a Borrower hereunder and under all other applicable Loan Documents to execute and deliver a joinder to this Agreement and the other Loan Documents or other similar agreement and take such other actions, and deliver such other documents, agreements and certificates, as shall reasonably be requested by the Administrative Agent, including under applicable “know your customer” and anti-money laundering rules and regulations, and any applicable items described in Section 5.10, and any such Person shall, after such conditions have been satisfied, be treated as a Borrower hereunder for all purposes; provided that no such Subsidiary shall become a Borrower hereunder if any Revolving Credit Lender provides a written notice, prior to the date that is ten Business Days after receipt of the ABL Administrative Borrower’s notice regarding such proposed additional Borrower, that an extension of credit to such Subsidiary would violate any law or regulation (including any violation of any law or regulation due to an absence of licensing) to which such Revolving Credit Lender is subject.
5.13    Maintenance of Ratings. At all times, the ABL Administrative Borrower shall use commercially reasonable efforts to maintain (a) a public rating (but not any specific rating) from Moody’s and S&P for the FILO Term Loans and (b) public corporate credit ratings and corporate family ratings (but, in each case, not any specific rating) from Moody’s and S&P in respect of the ABL Administrative Borrower.

5.14    Fiscal Period. End the Fiscal Year of the ABL Administrative Borrower on December 31 and maintain the ABL Administrative Borrower’s method of determining fiscal quarters as such method is in effect on the Closing Date.
5.15    Designation of Subsidiaries. (a) The ABL Administrative Borrower may at any time designate any Restricted Subsidiary (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) the Payment Condition is satisfied and (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if after such designation it would be a “restricted subsidiary” for the purpose of the Term Loan Credit Agreement or any other Material Debt with recourse to the Parent, the ABL Administrative Borrower or a Restricted Subsidiary.
(b)    The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the ABL Administrative Borrower therein at the date of designation in an amount equal to the fair market value of the ABL Administrative Borrower’s investment therein as determined in good faith by the ABL Administrative Borrower and the Investment resulting from such designation must otherwise be in compliance with Section 6.8 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the ABL Administrative Borrower in such Unrestricted Subsidiary; provided that solely for purposes of Section 5.10(c) and the Security Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the ABL Administrative Borrower.
5.16    Anti-Corruption and Sanctions. Use, and cause the respective directors, officers, employees and agents of the ABL Administrative Borrower and its Subsidiaries to use, the proceeds of any Loan in a manner not (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Notwithstanding the foregoing, the covenants in this Section 5.16 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such covenants would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.
5.17    Cash Management.

(a)    Within 90 days after the Closing Date (or such longer period as the Administrative Agent may reasonably agree) the ABL Administrative Borrower and each other Loan Party shall:
(i)    enter into blocked account agreements (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent and any bank with which any Loan Party maintains any DDA (other than Excluded Accounts, zero balance accounts, the Designated Disbursement Account and DDAs with balances not exceeding for a period of at least five consecutive Business Days $100,000 individually or $5,000,000 in the aggregate) (each, a “Blocked Account”) covering each such Blocked Account maintained with such bank; and
(ii)    ensure that all cash, checks, proceeds of collections of Accounts and other amounts received by or on behalf of any Loan Party constituting proceeds of sales of Inventory are deposited promptly upon receipt in accordance with historical practices into a DDA maintained in the name of such Loan Party; provided that the Loan Parties may maintain credit balances (including cash and Cash Equivalents) in DDAs or other deposit or securities accounts that are Excluded Accounts and in the Designated Disbursement Account;
(b)    Notwithstanding anything herein to the contrary, the provisions of this Section 5.17 will not apply to any deposit account that is acquired by a Loan Party in connection with a Permitted Acquisition or other Investment permitted under this Agreement prior to the date that is 90 days (or such later date as the Administrative Agent may reasonably agree) following the date of such Permitted Acquisition or other Investment;
provided that, with respect to the foregoing Sections 5.17(a) and (b):
(i)    Each Blocked Account Agreement will require, during a Cash Dominion Period and upon receipt by the ABL Administrative Borrower of written notice thereof by the Administrative Agent, wire transfer at the end of each Business Day of all available cash balances and cash receipts of each Blocked Account, net of any minimum balance, if any, required by the bank at which such Blocked Account is maintained to an account established with, and subject to the control of, the Administrative Agent (the “Dominion Account”); and
(ii)    All collected amounts received in the Dominion Account during a Cash Dominion Period and upon receipt by the ABL Administrative Borrower of written notice thereof by the Administrative Agent shall be distributed and applied on a daily basis to the repayment of all Loans outstanding under this Agreement and to the payment of all other Obligations then due and owing pursuant to the waterfall set forth in Section 2.21(b) (provided that amounts applied pursuant to subclause (4) and (7) thereof will be applied first to ABR Loans and second to Eurodollar Loans), with any excess, unless an Event of Default shall have occurred and be continuing, to be remitted to the Borrowers;

provided that the foregoing provisions of this Section 5.17 will not apply to cash or Cash Equivalents constituting Term Priority Collateral; provided, further, that the foregoing will not apply to cash or Cash Equivalents deposited, held or invested in any of the following:
(A)    any Excluded Account;
(B)    an amount not to exceed $10,000,000 in the aggregate that is on deposit in a segregated DDA that the ABL Administrative Borrower designates in writing to the Administrative Agent as being the “uncontrolled cash account” (the “Designated Disbursement Account”), which funds will not be funded from, or when withdrawn from the Designated Disbursement Account, will not be replenished by, funds constituting Collateral (or proceeds of Collateral) so long as such Cash Dominion Period continues; or
(C)    de minimis cash or cash equivalents from time to time inadvertently misapplied by any Loan Party or any Restricted Subsidiary.
(iii)    The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to reasonably prompt execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Section 5.17; provided, that the Loan Parties may close DDAs or open new DDAs that are Excluded Accounts without the consent of the Administrative Agent and without executing or delivering any such Blocked Account Agreement.
(iv)    The Dominion Account will at all times be under the sole dominion and control of the Collateral Agent.
(v)    So long as no Cash Dominion Period is then in effect or the Administrative Agent is not otherwise exercising its secured creditor remedies, the Loan Parties will have full and complete access to, and may direct the manner of disposition of, funds in the Blocked Accounts.
(vi)    Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (i) after this Agreement has been terminated, the Revolving Credit Commitments have been terminated and the Obligations (other than Obligations in respect of (x) Specified Hedge Agreements and Cash Management Obligations and (y) contingent indemnification and reimbursement obligations for which no claim has been asserted) have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized in a manner consistent with Section 2.8(k) or otherwise backstopped by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank (or other arrangements with respect thereto reasonably satisfactory to the applicable Issuing Bank have been made) or (ii) when all Events of Default have been cured and no Cash Dominion Period is then in effect will be remitted to the Loan Parties as the ABL Administrative Borrower may direct.

5.18    Post-Closing Obligations. Take all necessary actions to satisfy the items described on Schedule 5.18 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).
SECTION 6. NEGATIVE COVENANTS
The ABL Administrative Borrower agrees that, so long as any Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with Section 2.8(k) or is otherwise backstopped by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank (or other arrangements with respect thereto reasonably satisfactory to the applicable Issuing Bank have been made)) or any Loan or other amount (excluding Obligations in respect of (x) any Specified Hedge Agreements or Cash Management Obligations and (y) contingent reimbursement and indemnification obligations which are not due and payable) is owing to any Lender, any Agent or any Arranger hereunder, the ABL Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to (and Parent agrees that it shall not, for purposes of Section 6.16 only):
6.1    Financial Condition Covenant. Upon the occurrence of a Covenant Trigger Date and until the occurrence of a Minimum Availability Compliance Date, permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 (i) for the Test Period most recently ended at the time of occurrence of such Covenant Trigger Date, and (ii) for each Test Period ending on the last day of each subsequent fiscal quarter ending thereafter (tested as of the end of such Test Period) and prior to the next subsequent Minimum Availability Compliance Date.
6.2    Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness pursuant to any Loan Document;
(b)    Indebtedness of (i) the ABL Administrative Borrower to Parent, (ii) ABL Administrative Borrower to any Restricted Subsidiary, (iii) any Subsidiary Guarantor to Parent, the ABL Administrative Borrower or any other Restricted Subsidiary (provided that any such Indebtedness for borrowed money under clause (ii) or (iii) that is owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be evidenced by the Subordinated Intercompany Note and subordinated to the Obligations on the terms set forth therein), and (iv) any Restricted Subsidiary that is not a Subsidiary Guarantor to (x) any Loan Party (provided that the Investment by such Loan Party in such Restricted Subsidiary is permitted by Section 6.8) or (y) any other Restricted Subsidiary that is not a Loan Party;
(c)    Indebtedness (including, without limitation, Capital Lease Obligations and Indebtedness secured by Purchase Money Security Interests) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed the greater of (i) $25,000,000 and (ii) 9.25% of Consolidated EBITDA (determined on a Pro Forma Basis as of the last day of the most recently ended Test Period) at any one time outstanding;

(d)    Indebtedness outstanding on the Closing Date and listed on Schedule 6.2(d) and intercompany Indebtedness outstanding on the Closing Date;
(e)    Guarantee Obligations (i) made in the ordinary course of business by the ABL Administrative Borrower or any of its Restricted Subsidiaries of obligations of the ABL Administrative Borrower or any Restricted Subsidiary and (ii) of the ABL Administrative Borrower or any Restricted Subsidiary in respect of (x) Indebtedness otherwise permitted to be incurred by the ABL Administrative Borrower or such Restricted Subsidiary, as the case may be, under this Section 6.2 or by Parent under Section 6.16 and (y) the Convertible Senior Notes; provided that if the Indebtedness being guaranteed is subordinated to the Obligations such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;
(f)    [Reserved];
(g)    Indebtedness of the ABL Administrative Borrower or any Restricted Subsidiary that is assumed in connection with any acquisition of property, or of any Person that becomes a Restricted Subsidiary acquired pursuant to any Permitted Acquisition or other Investment permitted under Section 6.8; provided that such Indebtedness was not incurred (x) to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions constituting such acquisition or property or Permitted Acquisition or Investment or (y) otherwise in connection with, or in contemplation of, such acquisition or property or Permitted Acquisition or Investment;
(h)    Indebtedness of Excluded Subsidiaries; provided that the aggregate principal amount of such Indebtedness shall not exceed $5,000,000 at any one time outstanding;
(i)    unsecured Indebtedness of the ABL Administrative Borrower and the Restricted Subsidiaries; provided that:
(i)    at the time of the incurrence of such Indebtedness and immediately after giving effect thereto, no Event of Default shall exist or be continuing;
(ii)    the documentation governing such Indebtedness contains terms that in the aggregate are not materially more restrictive on the ABL Administrative Borrower and its Restricted Subsidiaries than those set forth in the Term Loan Documents (other than (x) interest rate, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment or redemption provisions, (y) terms applicable only after the then “Latest Maturity Date” (as defined in the Term Loan Credit Agreement) of the Term Loans (as determined on the date of incurrence of such Indebtedness) and (z) terms that are added to the Term Loan Credit Agreement for the benefit of the Term Loan Lenders);
(iii)    immediately after giving effect to the incurrence of such Indebtedness (and all other Pro Forma Transactions related thereto), the Consolidated Net

Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed 4.50 to 1.00;
(iv)    the ABL Administrative Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the ABL Administrative Borrower demonstrating compliance with the ratio set forth in clause (ii) in reasonable detail;
(v)    no more than the greater of (x) $10,000,000 and (y) 3.75% of Consolidated EBITDA (determined on a Pro Forma Basis as of the last day of the most recently ended Test Period) in principal amount of Indebtedness of Restricted Subsidiaries which are not Loan Parties incurred pursuant to this Section 6.2(i) may be outstanding at any time;
(vi)    other than as set forth in clause (v) above, there shall be no borrower or guarantor in respect of such Indebtedness that is not a Borrower or a Guarantor, respectively;
(vii)    such Indebtedness (other than any such Indebtedness consisting of a customary bridge facility, so long as the long-term Indebtedness into which such bridge facility is to be converted or exchanged complies with this clause 6.2(i)(vii))) does not have any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof or similar prepayment prior to the date that is 91 days after the then “Latest Maturity Date” (as defined in the Term Loan Credit Agreement) of any Term Loans (as determined on the date of incurrence of such Indebtedness), except in the case of any such mandatory redemptions or prepayments to the extent that such redemptions or prepayments are (w) upon the incurrence of Indebtedness that is not permitted thereunder, (x) upon the occurrence of an asset sale or other Disposition or casualty event (subject to customary reinvestment rights and (unless paid using Declined Proceeds) to rights in respect of the application of the Net Cash Proceeds thereof to the prior repayment of, or offer to repay, the Tranche B-2 Term Loans), (y) upon the occurrence of a change of control event or (z) customary acceleration rights following an event of default); and
(viii)    the Weighted Average Life to Maturity of such Indebtedness is not less than 91 days longer than the Weighted Average Life to Maturity of the latest maturing then outstanding Term Loans (as determined on the date of incurrence of such Indebtedness);
(j)    to the extent constituting Indebtedness, Cash Management Obligations and other Indebtedness in respect of Cash Management Services in the ordinary course of business and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k)    to the extent constituting Indebtedness, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets or any Investment permitted to be acquired or made hereunder or any Disposition permitted hereunder;
(l)    Indebtedness of a Foreign Subsidiary which would be permitted as an Investment pursuant to Sections 6.8(l), 6.8(m), 6.8(n), 6.8(w) or 6.8(z);
(m)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
(n)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(o)    Indebtedness in respect of Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against exposure to interest rates, commodity prices or foreign exchange rates;
(p)    Permitted FILO Credit Agreement Refinancing Indebtedness and Guarantee Obligations by the Guarantors in respect thereof;
(q)    additional Indebtedness of the ABL Administrative Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the ABL Administrative Borrower and all Restricted Subsidiaries) not to exceed $25,000,000 at any one time outstanding;
(r)    Permitted Term Loan Refinancing Indebtedness and Guarantee Obligations by the Guarantors in respect thereof;
(s)    Indebtedness representing deferred compensation or similar obligations to employees of the ABL Administrative Borrower and its Subsidiaries incurred in the ordinary course of business;
(t)    Indebtedness consisting of obligations of the ABL Administrative Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investments permitted hereunder constituting acquisitions of Persons or businesses or divisions;
(u)    Indebtedness incurred by the ABL Administrative Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 90 days (or such longer period as may be agreed upon by the Administrative Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the ABL Administrative Borrower or its Restricted Subsidiaries, as the case may be;
(v)    Indebtedness in respect of performance, bid, release, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the ABL Administrative Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business;
(w)    Indebtedness in respect of letters of credit issued for the account of the ABL Administrative Borrower or any of the Restricted Subsidiaries to finance the purchase of inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any one time outstanding;
(x)    Indebtedness incurred in the ordinary course of business with respect to customer deposits and other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of Indebtedness;
(y)    Refinancing Indebtedness in respect of Indebtedness permitted by Section 6.2 (c), (d), (g), (i), (r), (aa), (bb), (dd) and (ff);
(z)    [Reserved];
(aa)    (i) Indebtedness incurred under the Term Loan Credit Agreement in an aggregate principal amount not to exceed $1,131,197,355.59, plus (ii) any Indebtedness incurred pursuant to Section 2.24 thereof (as in effect on the Closing Date);
(bb)    Incremental Equivalent Debt and Guarantee Obligations by any Guarantor in respect thereof;
(cc)    [Reserved];
(dd)    Indebtedness in an aggregate principal amount not to exceed $190,000,000 (plus customary fees and expenses in connection therewith, plus upfront fees and original issue discount and any accrued and unpaid interest on the Convertible Senior Notes) that is (x) unsecured or (y) secured by Liens on the Collateral that rank junior in priority to the Liens securing both the Obligations and the Term Loan Obligations on both the Term Priority Collateral and the ABL Priority Collateral; provided that (i) the Net Cash Proceeds thereof are applied substantially concurrently to repay, prepay, redeem, repurchase, otherwise acquire or Effectively Discharge the Convertible Senior Notes or to pay interest or other amounts thereon (or applied as a Restricted Payment to Holdings (or to Parent in order to make a Restricted Payment to Holdings) for such purpose), (ii) such Indebtedness does not mature prior to August 15, 2020 and the Weighted Average Life to Maturity of such Indebtedness is not less than 91 days longer than the Weighted Average Life to Maturity of the then outstanding FILO Term Loans (as determined on the date of incurrence of such Indebtedness (and assuming for such purpose (unless such Indebtedness has a stated maturity date later than April 1, 2023) that the FILO Term Loan Maturity Date is the FILO Springing Maturity Date, as adjusted to give effect to application of the Net Cash Proceeds of such Indebtedness pursuant to clause (i) above)) and (iii) if secured, such Indebtedness shall be subject to the Junior Lien Intercreditor Agreement;
(ee)    unsecured Indebtedness of the ABL Administrative Borrower to Holdings in an amount not exceeding $164,300,000;
(ff)    Indebtedness of the ABL Administrative Borrower and the Subsidiary Guarantors that is secured by Liens on any or all of the Collateral on a junior basis to the Term Loan Obligations; provided that:
(i)    at the time of the incurrence of such Indebtedness and immediately after giving effect thereto, no Event of Default shall exist or be continuing;
(ii)    the documentation governing such Indebtedness contains terms that in the aggregate are not materially more restrictive on the ABL Administrative Borrower and its Restricted Subsidiaries than those set forth in the Term Loan Documents (other than (x) interest rate, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment or redemption provisions, (y) terms applicable only after the then “Latest Maturity Date” (as defined in the Term Loan Credit Agreement) of the Term Loans (as determined on the date of incurrence of such Indebtedness) and (z) terms that are added to the Term Loan Credit Agreement for the benefit of the Term Loan Lenders);
(iii)    immediately after giving effect to the incurrence of such Indebtedness (and all other Pro Forma Transactions related thereto), the Consolidated Net Senior Secured Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed 4.00 to 1.00;
(iv)    the ABL Administrative Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the ABL Administrative Borrower demonstrating compliance with the ratio set forth in clause (ii) in reasonable detail;
(v)    such Indebtedness (other than any such Indebtedness consisting of a customary bridge facility, so long as the long-term Indebtedness into which such bridge facility is to be converted or exchanged complies with this clause (v)) does not have any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof or similar prepayment prior to the date that is 91 days after the then “Latest Maturity Date” (as defined in the Term Loan Credit Agreement) of any Term Loans (as determined on the date of incurrence of such Indebtedness), except in the case of any such mandatory redemptions or prepayments to the extent that such redemptions or prepayments are (v) customary excess cash flow payments (on terms that are in the aggregate no less favorable to the ABL Administrative Borrower than those under the Term Loan Credit

Agreement and (unless paid using Declined Proceeds) subject to rights in respect of the application of “Excess Cash Flow” (as defined in the Term Loan Credit Agreement) to the prior repayment of, of offer to repay, the Tranche B-2 Term Loans), (w) upon the incurrence of Indebtedness that is not permitted thereunder, (x) upon the occurrence of an asset sale or other Disposition or casualty event (subject to customary reinvestment rights and (unless paid using Declined Proceeds) to rights in respect of the application of the Net Cash Proceeds thereof to the prior repayment of, of offer to repay, the Tranche B-2 Term Loans), (y) upon the occurrence of a change of control event or (z) customary acceleration rights following an event of default;
(vi)    the Weighted Average Life to Maturity of such Indebtedness is not less than 91 days longer than the Weighted Average Life to Maturity of the latest maturing then outstanding Term Loans (as determined on the date of incurrence of such Indebtedness);
(vii)    such Indebtedness shall be subject to a Junior Lien Intercreditor Agreement;
(viii)    such Indebtedness shall be secured only by assets that constitute Collateral; and
(ix)    there shall be no borrower or guarantor in respect of such Indebtedness that is not a Borrower or a Guarantor; and
(gg)    to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2 (a) through (ff) above.
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus any undrawn commitments with respect thereto and the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the ABL Administrative Borrower dated such date prepared in accordance with GAAP.
6.3    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
(a)    Liens for Taxes, assessments or governmental charges or levies not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained on the books of the ABL Administrative Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP);
(b)    (i) carriers’, warehousemen’s, landlord’s, mechanics’, contractor’s, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained in the books of the ABL Administrative Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;
(c)    (i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent, the ABL Administrative Borrower or any Restricted Subsidiaries;
(d)    deposits by or on behalf of the ABL Administrative Borrower or any of its Restricted Subsidiaries to secure the performance of bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
(e)    easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the ABL Administrative Borrower and its Restricted Subsidiaries taken as a whole;
(f)    Liens in existence on the Closing Date (or, for title insurance policies issued in accordance with Section 5.10 hereof, on the date of such policies) and either (i) listed on Schedule 6.3(f), for Liens in existence on the Closing Date, or (ii) disclosed on any title insurance policies obtained on Mortgaged Properties in connection with Mortgages executed and delivered after the Closing Date; and Replacement Liens in respect thereof;
(g)    Liens securing Indebtedness of the ABL Administrative Borrower or any of its Restricted Subsidiaries incurred pursuant to Section 6.2(c) (and related obligations) to finance the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets or the refinancing thereof, provided that (i) such Liens shall be created within 270 days of the acquisition or replacement or completion of such construction, installation, repair or improvement or refinancing of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided that, in each case, individual financings of equipment provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment provided by such lender or lessor; and Replacement Liens in respect thereof;
(h)    Liens created pursuant to the Loan Documents;
(i)    any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by the ABL Administrative Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed and any Liens on such lessor’s, sublessor’s, licensee’s or sub-licensee’s interest or title;
(j)    Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);
(k)    Liens existing on property at the time of its acquisition or existing on the property of a Person which becomes a Restricted Subsidiary of the ABL Administrative Borrower after the Closing Date; provided that (i) such Liens existed at the time such property was acquired or such Person became a Restricted Subsidiary of the ABL Administrative Borrower, (ii) such Liens were not granted in connection with or in contemplation of the applicable acquisition, Permitted Acquisition or Investment, (iii) any Indebtedness secured thereby is permitted by Section 6.2(g) and (iv) such Liens are not expanded to cover additional Property (other than proceeds and products thereof) and Replacement Liens in respect thereof;
(l)    Liens on the assets of Excluded Subsidiaries which secure only Indebtedness permitted pursuant to Section 6.2 and related obligations of Excluded Subsidiaries;

(m)    Liens consistent with those arising by operation of law consisting of customary and ordinary course rights of setoff upon deposits of cash and Cash Equivalents in favor of banks or other financial or depository institutions in the ordinary course of business;
(n)    Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;
(o)    [Reserved];
(p)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the ABL Administrative Borrower or any Restricted Subsidiary in the ordinary course of business;
(q)    (i) Liens of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by the ABL Administrative Borrower or any Restricted Subsidiary, in each case under this clause (iii) granted in the ordinary course of business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including, without limitation, operating account arrangements and those involving pooled accounts and netting arrangements); provided that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;
(r)    non-exclusive licenses and sub-licenses of Intellectual Property granted by the ABL Administrative Borrower or any of its Restricted Subsidiaries in the ordinary course of business (and, to the extent in existence on the Closing Date or granted by the ABL Administrative Borrower or any of its Restricted Subsidiaries in the ordinary course of business, exclusive licenses and sub-licenses of Intellectual Property within the confines of a particular jurisdiction or territory outside of the United States and Canada);
(s)    UCC or PPSA financing statements or similar public filings that are filed as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business;
(t)    Liens on property purportedly rented to, or leased by, the ABL Administrative Borrower or any of its Restricted Subsidiaries pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.11, (ii) such Liens do not encumber any other property of the ABL Administrative Borrower or its Restricted Subsidiaries, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(u)    Liens on the assets of Foreign Subsidiaries that secure only Indebtedness permitted pursuant to Section 6.2 and related obligations of Foreign Subsidiaries;
(v)    Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured FILO Refinancing Debt, Permitted FILO Credit Agreement Refinancing Indebtedness, Permitted Junior Secured FILO Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing, and any Guarantee Obligations by the Guarantors in respect thereof; provided that (x) any such Liens securing any Permitted Pari Passu Secured FILO Refinancing Debt, Permitted FILO Credit Agreement Refinancing Indebtedness, Permitted Junior Secured FILO Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing thereof (and Guarantee Obligations by the Guarantors in respect thereof) are subject to each applicable Customary Intercreditor Agreement and (y) any such Liens securing any Permitted Junior Secured Refinancing Debt or Permitted Refinancing of any of the foregoing (and Guarantee Obligations by the Guarantors in respect thereof) are subject to a Junior Lien Intercreditor Agreement;
(w)    good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.8(v)) or letter of intent or purchase agreement permitted hereunder;
(x)    Liens not otherwise permitted by this Section 6.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the ABL Administrative Borrower and all Restricted Subsidiaries) $25,000,000 at any one time outstanding;
(y)    Liens securing Refinancing Indebtedness permitted by Section 6.2(y) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;
(z)    Liens in favor of the ABL Administrative Borrower or a Restricted Subsidiary securing intercompany Indebtedness permitted hereunder;
(aa)    Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.8 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(bb)    Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.8; provided such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(cc)    Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the ABL Administrative Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(dd)    ground leases in respect of real property on which facilities owned or leased by the ABL Administrative Borrower or any of its Restricted Subsidiaries are located;
(ee)    Liens or rights of setoff against credit balances of the ABL Administrative Borrower or any of its Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the ABL Administrative Borrower or any of its Subsidiaries in the ordinary course of business, to secure the obligations of the ABL Administrative Borrower or any of its Subsidiaries to such credit card issuers and credit card processors as a result of fees and chargebacks;
(ff)    Liens on the Collateral securing Indebtedness incurred under the Term Loan Credit Agreement, any Permitted Term Loan Refinancing Indebtedness and Guarantee Obligations by the Guarantors in respect thereof; provided that any such Liens are subject to the ABL Intercreditor Agreement;
(gg)    Liens with respect to Capital Stock in joint ventures that arise pursuant to the applicable underlying joint venture agreement;
(hh)    Liens on the Collateral securing obligations in respect of Incremental Equivalent Debt and any Permitted Refinancing thereof and any Guarantee Obligations by the Guarantors in respect thereof to the extent permitted by this Agreement; provided that (x) any such Liens securing any Incremental Equivalent Debt or Permitted Refinancing thereof that is secured on a pari passu basis (without regard to control of remedies or application of payments) with the Term Loan Obligations (and Guarantee Obligations by the Guarantors in respect thereof) are subject to each applicable Customary Intercreditor Agreement and (y) any such Liens securing any Incremental Equivalent Debt or Permitted Refinancing thereof that is secured on a junior basis to the Term Loan Obligations (and Guarantee Obligations by the Guarantors in respect thereof) are subject to the Junior Lien Intercreditor Agreement; and
(ii)    Liens securing Indebtedness permitted to be incurred pursuant to Section 6.2(dd) or (ff) or any Permitted Refinancing thereof (and Guarantee Obligations by the Guarantors in respect thereof); provided that any such Liens are subject to the Junior Lien Intercreditor Agreement;
provided that, notwithstanding anything to the contrary contained herein, no Liens on ABL Priority Collateral that are senior to or pari passu with the Liens securing the Obligations shall be permitted under this Section 6.3 (other than any Lien permitted under Section 6.3(a), 6.3(b), 6.3(c), 6.3(d), 6.3(i), 6.3(j), 6.3(k) 6.3(m), 6.3(n), 6.3(p), 6.3(q), 6.3(v) (in the case of such Section 6.3(v), solely with respect to the liens expressly contemplated thereby to be pari passu with the Liens securing the Obligations), 6.3(w), 6.3(aa)(i), 6.3(bb), 6.3(cc) or 6.3(ee)).

6.4    Limitation on Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:
(a)    any Subsidiary of the ABL Administrative Borrower may be merged or consolidated with or into the ABL Administrative Borrower (provided that the ABL Administrative Borrower shall be the continuing or surviving entity) and any Subsidiary of the ABL Administrative Borrower may be merged, consolidated or amalgamated with or into any Restricted Subsidiary (provided that if a Borrower or a Subsidiary Guarantor is a party thereto (i) a Borrower or a Subsidiary Guarantor shall be the continuing, surviving or resulting entity or (ii) simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor or a Borrower and the ABL Administrative Borrower shall comply with Section 5.10 in connection therewith);
(b)    any Restricted Subsidiary of the ABL Administrative Borrower may Dispose of all or substantially all of its Property or business (i) (upon liquidation, windup, dissolution or otherwise) to (x) if such Restricted Subsidiary is a Loan Party, the ABL Administrative Borrower or any other Loan Party and (y) if such Restricted Subsidiary is not a Loan Party, the ABL Administrative Borrower or any Restricted Subsidiary or (ii) pursuant to a Disposition permitted by Section 6.5;
(c)    any Foreign Subsidiary may (i) be merged or consolidated or amalgamated with or into any other Foreign Subsidiary, or (ii) Dispose of any or all of its assets to (upon voluntary liquidation, windup, dissolution or otherwise) any other Foreign Subsidiary;
(d)    any merger, amalgamation or consolidation the sole purpose of which is to reincorporate or reorganize a Loan Party or Restricted Subsidiary in another jurisdiction; provided that (x) in the case of any such merger, amalgamation or consolidation involving a Loan Party, a Loan Party is the surviving, continuing or resulting Person (or simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor or a Borrower) and the ABL Administrative Borrower shall comply with Section 5.10 in connection therewith and (y) in the case of any such merger or consolidation involving a Loan Party or Restricted Subsidiary that is domiciled within the United States (or in the case of the Canadian Guarantor, Canada), the continuing, surviving or resulting entity shall be domiciled within the United States (or in the case of the Canadian Guarantor, Canada);
(e)    any Domestic Subsidiary which is not a Guarantor may (i) be merged or consolidated with or into any other Domestic Subsidiary which is not a Guarantor or (ii) Dispose of any or all of its assets to (upon voluntary liquidation, windup, dissolution or otherwise) any other Domestic Subsidiary which is not a Guarantor;
(f)    any Investment permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation; provided that in the case of any such merger, consolidation or amalgamation of a Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor or a Borrower) and the ABL Administrative Borrower shall comply with Section 5.10 in connection therewith;
(g)    (i) any Restricted Subsidiary of the ABL Administrative Borrower (other than an Excluded Subsidiary) may dissolve, liquidate or wind up its affairs at any time if the ABL Administrative Borrower determines in good faith that such dissolution, liquidation or winding up is not materially disadvantageous to the Lenders, and (ii) any Excluded Subsidiary of the ABL Administrative Borrower may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect; and
(h)    the ABL Administrative Borrower and each Restricted Subsidiary may enter into a Permitted Reorganization.
6.5    Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of the ABL Administrative Borrower, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:
(a)    the Disposition of obsolete or worn out property in the ordinary course of business;
(b)    the sale of inventory and equipment held for sale in the ordinary course of business;
(c)    Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii)), including in connection with any Permitted Reorganization;
(d)    (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the ABL Administrative Borrower or any other Loan Party or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Excluded Subsidiary; provided that any Guarantor’s ownership interest therein is not diluted; (ii) the sale or issuance of any Capital Stock of any Foreign Subsidiary other than as permitted pursuant to the preceding clause (i) (provided that any Net Cash Proceeds thereof are (x) held as cash on the balance sheet or applied to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business of the ABL Administrative Borrower and its Restricted Subsidiaries or (y) to the extent not held or applied pursuant to the foregoing clause (x), applied to prepay Term Loans pursuant to Section 2.15(b) or 2.15(c) of the Term Loan Credit Agreement (as in effect on the Closing Date) or, to the extent required thereby, pursuant to Section 2.14(e) or 2.15(f) hereof; and (iii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;
(e)    the sale of assets in connection with the closure of stores and the Disposition of franchises and stores (and related assets) in the ordinary course of business;
(f)    the Disposition of cash or Cash Equivalents;

(g)    the non-exclusive license or sub-license of Intellectual Property in the ordinary course of business (and, to the extent in existence on the Closing Date or granted in the ordinary course of business, exclusive licenses and sub-licenses of Intellectual Property within the confines of a particular jurisdiction or territory outside of the United States and Canada) and (ii) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial Intellectual Property;
(h)    the lease, sublease, license or sublicense of property which is described in Section 6.3(i);
(i)    the Disposition of surplus or other property no longer used or useful in the business of the ABL Administrative Borrower and its Restricted Subsidiaries in the ordinary course of business;
(j)    the Disposition of other assets having a fair market value not to exceed $50,000,000 in the aggregate in any fiscal year; provided that to the extent all or a portion of such Disposition is composed of Eligible Accounts Receivable, Eligible Inventory, Eligible Gift Card Receivables, Eligible Credit Card Receivables, Borrowing Base Cash or Acquired Asset Borrowing Base Cash in an aggregate amount exceeding $10,000,000, then as a condition precedent to such Disposition, the ABL Administrative Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate reflecting such Disposition (recalculating the Borrowing Bases and Availability after giving effect to such Disposition);
(k)    the Disposition of assets subject to or in connection with any Recovery Event;
(l)    Dispositions consisting of Restricted Payments permitted by Section 6.6;
(m)    Dispositions consisting of Investments permitted by Section 6.8;
(n)    Dispositions consisting of Liens permitted by Section 6.3;
(o)    Dispositions of assets pursuant to Sale and Leaseback Transactions permitted pursuant to Section 6.11;
(p)    Dispositions of property to the ABL Administrative Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.8;
(q)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(r)    Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business (and not for financing purposes); provided that to the extent all or a portion of such Disposition is composed of Eligible Accounts

Receivable, Eligible Gift Card Receivables or Eligible Credit Card Receivables in an aggregate amount exceeding $10,000,000, then as a condition precedent to such Disposition, the ABL Administrative Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate reflecting such Disposition (recalculating the Borrowing Bases and Availability after giving effect to such Disposition);
(s)    the unwinding of any Hedge Agreement;
(t)    the sale or issuance of the Specified China Subsidiary’s Capital Stock to a joint venture partner; and
(u)    any other Disposition so long as:
(i)    at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and
(ii)    such Disposition is made for fair market value (as reasonably determined by the ABL Administrative Borrower in good faith);
provided that each of the following items will be deemed to be cash for purposes of this Section 6.5(u):
(i)    any liabilities of the ABL Administrative Borrower or the Restricted Subsidiaries (as shown on the most recent financial statements delivered or required to be delivered hereunder or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are (A) assumed by the transferee with respect to the applicable Disposition and for which the ABL Administrative Borrower and the Restricted Subsidiaries have been validly released by all applicable creditors in writing or (B) otherwise cancelled; and
(ii)    any securities received by the ABL Administrative Borrower or any Restricted Subsidiary from such transferee that are converted by the ABL Administrative Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition;
provided that to the extent all or a portion of such Disposition pursuant to this clause (u) is composed of Eligible Accounts Receivable, Eligible Inventory, Eligible Gift Card Receivables, Eligible Credit Card Receivables, Borrowing Base Cash or Acquired Asset Borrowing Base Cash in an aggregate amount exceeding $10,000,000, then as a condition precedent to such Disposition, the ABL Administrative Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate reflecting such Disposition (recalculating the Borrowing Bases and Availability after giving effect to such Disposition).
6.6    Limitation on Restricted Payments. Declare or pay any dividend on (other than dividends payable solely in Qualified Capital Stock of the Person making the dividend so long as the ownership interest of any Guarantor in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the ABL Administrative Borrower or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), except that:
(a)    any Restricted Subsidiary may make Restricted Payments to any Borrower or any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;
(b)    the ABL Administrative Borrower may pay dividends to permit Parent or any direct or indirect holding company of Parent to, (i) purchase Capital Stock of Parent (or any direct or indirect holding company of Parent) from future, present or former officers, directors, managers, employees or consultants (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Parent (or any direct or indirect holding company of Parent), the ABL Administrative Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of such officer, director, manager, employee or consultant or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with or for the benefit of any such officer, director, manager, employee or consultant and (ii) pay dividends the proceeds of which will be used to purchase Capital Stock of Parent (or any direct or indirect holding company of Parent) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing); provided, that the aggregate amount of Restricted Payments made under this paragraph subsequent to the Closing Date (net of any proceeds received by Parent and contributed to the ABL Administrative Borrower subsequent to the Closing Date in connection with resales of any Capital Stock so purchased) shall not exceed $5,000,000 in any fiscal year (and unused amounts not used in any fiscal year may be carried forward to the next succeeding fiscal year) and $20,000,000 in the aggregate (provided that such amounts shall be increased by an amount equal to the cash proceeds of key man life insurance policies received by Parent, the ABL Administrative Borrower and its Restricted Subsidiaries after the Closing Date);
(c)    the ABL Administrative Borrower may pay dividends to permit Parent or any direct or indirect parent company of Parent to (i) pay operating costs and expenses and other corporate overhead costs and expenses (including, without limitation, (A) directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses and (B) salary, bonus and other benefits payable to officers and employees of Parent or any direct or indirect parent company of Parent), in each case to the extent such costs, expenses, fees, salaries, bonuses and benefits are attributable to the ownership or operations of Parent, the ABL Administrative Borrower and the Restricted Subsidiaries, are reasonable and incurred in the ordinary course of business, (ii)(A) pay any taxes which are due and payable by the Parent or any direct or indirect parent company of the Parent as the parent of a consolidated, combined, unitary or other similar group that includes the ABL Administrative Borrower and its Restricted Subsidiaries or, in the case of such direct or indirect parent company, the Parent, the ABL Administrative Borrower and its Restricted Subsidiaries; provided that the amount payable under this clause (ii)(A) shall not exceed the aggregate amount of taxes (including any penalties and interest) that the ABL Administrative Borrower and its Restricted Subsidiaries would owe if the ABL Administrative Borrower and its Restricted Subsidiaries were filing separate tax returns (or if Parent were filing a separate consolidated or combined return with ABL Administrative Borrower and its Restricted Subsidiaries that are members of the consolidated or combined group) taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the ABL Administrative Borrower and such Restricted Subsidiaries from other taxable years (such aggregate amount the “Maximum Tax Distribution Amount”) and (B) with respect to any taxable year ending after the Closing Date (a “Specified Taxable Year”) for which Parent or any direct or indirect parent company of Parent files a tax return as the parent of a consolidated, combined, unitary or other similar group that includes the ABL Administrative Borrower and its Restricted Subsidiaries, if the amount permitted to be paid under clause (ii)(A) with respect to such Specified Taxable Year is less than the Maximum Tax Distribution Amount for such Specified Taxable Year, pay, in the following taxable year, a dividend to such direct or indirect parent company of Parent equal to the excess of the Maximum Tax Distribution Amount with respect to such Specified Taxable Year over the amount permitted to be paid under clause (ii)(A) with respect to such Specified Taxable Year; provided that if there is any subsequent adjustment to any taxes (including any penalties and interest), tax attribute, or tax return of the Parent, the ABL Administrative Borrower or its Subsidiaries or any direct or indirect parent company of Parent, the amount permitted to be paid under this clause (ii) with respect to a taxable year shall be redetermined in light of such adjustment and, (x) to the extent such redetermined amount exceeds the amount previously paid under this clause (ii) with respect to such taxable year, an additional amount equal to such excess shall be permitted to be paid in the year the adjustment is made and (y) to the extent such redetermined amount is less than the amount previously paid under this clause (ii), the aggregate amount of the future payments permitted by this clause (ii) shall be reduced by the amount of such shortfall (it being expressly understood and agreed that any amounts paid pursuant to this clause (ii) prior to such adjustment shall be permitted regardless of such adjustment), (iii) pay taxes which are not determined by reference to income, but which are imposed on Parent or any direct or indirect parent company of Parent as a result of Parent’s or such parent company’s ownership of the equity of Parent or the ABL Administrative Borrower or any direct or indirect parent company of Parent, as the case may be, but only if and to the extent that Parent or such parent company has not received cash or other property in connection with the events or transactions giving rise to such taxes, (iv) to the extent of amounts paid by Unrestricted Subsidiaries to the ABL Administrative Borrower or any Restricted Subsidiary, as shall be necessary to pay the tax liabilities of Unrestricted Subsidiaries or tax liabilities of Parent or any direct or indirect parent company of Parent attributable to Unrestricted Subsidiaries, (v) pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence, (vi) finance any Investment permitted to be made hereunder (so long as (A) such dividends are made substantially concurrently with the closing of such Investment and (B) immediately following the closing thereof (1) all property acquired (whether assets or Capital Stock) shall be contributed to the ABL Administrative Borrower or a Restricted Subsidiary or (2) the Person formed or acquired shall be merged into the ABL Administrative Borrower or a

Restricted Subsidiary in order to consummate such Investment (and subject to the provisions of Sections 5.10 and 6.4)), (vii) pay costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement (other than any such offering intended to benefit Subsidiaries of any such parent company other than the ABL Administrative Borrower and its Subsidiaries) and (viii) make payments permitted under Section 6.10 (but only to the extent such payments have not been and are not expected to be made directly by the ABL Administrative Borrower or a Restricted Subsidiary); provided that dividends paid pursuant to this Section 6.6(c) (other than dividends paid pursuant to clause (ii), (iii), or (iv) above) are used by Parent or any direct or indirect parent holding company of Parent for such purpose within 60 days of the receipt of such dividends or are refunded to the ABL Administrative Borrower;
(d)    the ABL Administrative Borrower may pay cash dividends to Parent to permit Parent to pay cash dividends to the holders of Parent’s Capital Stock (or make other Restricted Payments with the proceeds of such dividends) for application to the repayment, prepayment, redemption, repurchase, other acquisition or Effective Discharge of, or to the payment of principal, interest or other amounts due with respect to, the Convertible Senior Notes or any Permitted Refinancing thereof (and for no other purpose) in an amount not to exceed (i) $25,000,000 plus (ii) additional amounts so long as immediately after giving effect thereto, the Payment Condition is satisfied;
(e)    any non-Wholly Owned Subsidiary of the ABL Administrative Borrower may declare and pay cash dividends to its equity holders generally so long as the ABL Administrative Borrower or its respective Restricted Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividends receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends);
(f)    any non-Loan Party Wholly Owned Subsidiary of the ABL Administrative Borrower may declare and pay cash dividends to any Restricted Subsidiary of the ABL Administrative Borrower which owns the equity interests in such non-Loan Party Restricted Subsidiary;
(g)    the ABL Administrative Borrower may pay cash dividends to Parent to permit Parent to pay cash dividends to the holders of Parent’s Capital Stock (or make other Restricted Payments with the proceeds of such dividends) in an unlimited amount so long as immediately after giving effect to such Restricted Payments, the Distribution Condition is satisfied;
(h)    [Reserved];
(i)    the ABL Administrative Borrower may pay cash dividends to Parent to permit Parent to pay cash dividends to the holders of Parent’s Capital Stock (or make other Restricted Payments with the proceeds of such dividends) made with the proceeds of and not to exceed the amount of, Indebtedness incurred pursuant to Sections 6.2(i), (q), (bb), (dd) and (ff), so long as (i) any Restricted Payment pursuant to this clause (i) is applied substantially concurrently to repay, prepay, redeem, repurchase, otherwise acquire or Effectively Discharge, or to pay principal, interest or other amounts due with respect to, the Convertible Senior Notes or any Permitted Refinancing thereof (and for no other purpose) and (ii) in the case of a Restricted Payment made pursuant to this clause (i) with Indebtedness incurred pursuant to Section 6.2(q) or (bb), such Indebtedness is secured on a junior basis to the Obligations or is unsecured;
(j)    the ABL Administrative Borrower may pay cash dividends to Parent to permit Parent to pay cash dividends to the holders of Parent’s Capital Stock (or make other Restricted Payments with the proceeds of such dividends) in an amount not to exceed $50,000,000 minus the amount of any repayments or prepayments made pursuant to Section 6.9(a)(v), so long as any Restricted Payment pursuant to this clause (j) is applied substantially concurrently to repay, prepay, redeem, repurchase, otherwise acquire or Effectively Discharge, or to pay principal, interest or other amounts due with respect to, the Convertible Senior Notes or any Permitted Refinancing thereof or to pay interest or other amounts thereon (and for no other purpose);
(k)    to the extent constituting Restricted Payments, the ABL Administrative Borrower and the Restricted Subsidiaries may enter into and consummate transactions permitted by Section 6.4 and Section 6.8 (other than Section 6.8(t));
(l)    repurchases of Capital Stock in Parent, the ABL Administrative Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights (as long as the ABL Administrative Borrower and the Restricted Subsidiaries make no payment in connection therewith that is not otherwise permitted hereunder); and
(m)    the ABL Administrative Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof or any Investment permitted hereunder;
provided that any Restricted Payments permitted to be paid in cash pursuant to this Section 6.6 (other than Section 6.6(k)) may be made as an Investment (including an Investment in a Person that would be the ultimate recipient of the proceeds of such Restricted Payment) pursuant to Section 6.8(x) (which Investment may be made by the Person who would have been permitted to make such Restricted Payment or by any Restricted Subsidiary of such Person) and the amount of any such Investment (less the aggregate amount of all Returns on such Investment up to the original amount of such Investment) shall reduce the relevant amounts permitted to be made as a Restricted Payment under this Section 6.6 on a dollar for dollar basis.
6.7    [Reserved].
6.8    Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)    extensions of trade credit or the holding of receivables in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(b)    investments in cash and items that were Cash Equivalents at the time such Investment was made;
(c)    Investments arising in connection with the incurrence of Indebtedness permitted by Sections 6.2(b) and 6.2(e) and, to the extent constituting intercompany Indebtedness, Section 6.2(d), 6.2(g) and 6.2(q);
(d)    loans and advances to employees, officers, directors, managers and consultants of Parent (or any direct or indirect parent company thereof to the extent relating to the business of Parent, the ABL Administrative Borrower and the Restricted Subsidiaries), the ABL Administrative Borrower or any Restricted Subsidiaries of the ABL Administrative Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;
(e)    [Reserved];
(f)    Investments in assets useful in the business of the ABL Administrative Borrower and its Restricted Subsidiaries made by the ABL Administrative Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount; provided that if the underlying Asset Sale or Recovery Event was with respect to a Loan Party, then such Investment shall be consummated by a Loan Party;
(g)    Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by the ABL Administrative Borrower or any of its Restricted Subsidiaries in any Person that, prior to or concurrently with such Investment, is or becomes a Borrower or a Subsidiary Guarantor;
(h)    Investments consisting of notes payable by franchisees to any Borrower or any Subsidiary Guarantor in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding;
(i)    Investments by the ABL Administrative Borrower and the Restricted Subsidiaries constituting the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be, or will become part of a Restricted Subsidiary (including as a result of a merger or consolidation); (each, a “Permitted Acquisition”); provided that
(i)    (1) subject to Section 1.9, immediately prior to and after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (2) immediately after giving effect to such purchase or other acquisition, the Payment Condition is satisfied, and (3) the ABL Administrative Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the ABL Administrative Borrower demonstrating compliance with the Payment Condition in reasonable detail;
(ii)    all of the applicable provisions of Section 5.10 and the Security Documents have been or will be complied with in respect of such Permitted Acquisition; and
(iii)    the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock of Persons that do not become Loan Parties shall not exceed the greater of (A) $25,000,000 and (B) 9.75% of Consolidated EBITDA determined on a Pro Forma Basis as of the last day of the most recently ended Test Period;
(j)    Investments received in connection with the bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;
(k)    (i) advances of payroll payments to employees, officers, directors and managers of Parent, the ABL Administrative Borrower and the Restricted Subsidiaries in the ordinary course of business; and (ii) any Loan Party may make Investments consisting of loans to employees, officers, directors and managers of the Loan Parties in an aggregate principal amount not to exceed $5,000,000, at any time outstanding;
(l)    [Reserved];
(m)    [Reserved];
(n)    Investments by (i) the ABL Administrative Borrower in any other Borrower or any Subsidiary Guarantor, (ii) any Restricted Subsidiary in any Borrower or any Subsidiary Guarantor and (iii) any Excluded Subsidiary in any other Excluded Subsidiary (other than an Unrestricted Subsidiary);
(o)    Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 6.5;
(p)    Investments existing on the Closing Date and identified on Schedule 6.8(p) and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except by the terms of such original Investment or as otherwise permitted by this Section 6.8);

(q)    the ABL Administrative Borrower and its Restricted Subsidiaries may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or make lease, utility and other similar deposits in the ordinary course of business;
(r)    Investments consisting of obligations under Hedge Agreements permitted by Section 6.2;
(s)    [Reserved];
(t)    Investments consisting of Restricted Payments permitted by Section 6.6 (other than Section 6.6(k));
(u)    Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the ABL Administrative Borrower on or after the Closing Date on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the ABL Administrative Borrower; provided that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;
(v)    Investments consisting of good faith deposits made in accordance with Section 6.3(w);
(w)    Investments in the Specified China Subsidiary (for the avoidance of doubt, not constituting cash or Cash Equivalents of the Loan Parties) in an aggregate amount not to exceed $51,000,000;
(x)    cash Investments (including in the form of intercompany loans) made by the ABL Administrative Borrower or any Restricted Subsidiary in their respective direct and indirect equity holders in lieu of paying such cash as a Restricted Payment permitted by Section 6.6, provided that the aggregate amount of such Investments (valued as of the date made) shall not exceed the amount that would have otherwise been permitted as a Restricted Payment in cash pursuant to Section 6.6 (without giving effect to the proviso at the end of such section);
(y)    Investments made so long as, immediately after giving effect thereto, the Payment Condition is satisfied;
(z)    [Reserved];
(aa)    deposits made in the ordinary course of business consistent with past practices to secure the performance of leases or in connection with bidding on government contracts;
(bb)    advances in connection with purchases of goods or services in the ordinary course of business;

(cc)    Guarantee Obligations permitted under Section 6.2 and, to the extent not constituting Indebtedness, other Guarantee Obligations entered into in the ordinary course of business;
(dd)    Investments consisting of Liens permitted under Section 6.3;
(ee)    Investments consisting of transactions permitted under Section 6.4, including in connection with any Permitted Reorganization;
(ff)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Parent or Capital Stock of any direct or indirect parent company of Parent (or the net cash proceeds of any issuance of Capital Stock by Parent or any direct or indirect parent company thereof); and
(gg)    Investments made by any Foreign Subsidiary to the extent such Investments are financed with the proceeds received by such Foreign Subsidiary from an Investment in such Foreign Subsidiary made pursuant to Section 6.8(y).
For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment.
Notwithstanding anything to the contrary in this Section 6.8, prior to the Disposition of Capital Stock of the Specified China Subsidiary contemplated by Section 6.5(t), Investments in the Specified China Subsidiary shall only be made pursuant to Section 6.8(w).
6.9    Limitation on Optional Payments and Modifications of Junior Material Debt Instruments and Organizational Documents, etc.. (aa) Make or offer in writing to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Junior Material Debt other than (i) by a refinancing with the Net Cash Proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2; (ii) in an unlimited amount, so long as the Payment Condition is satisfied; (iii) the conversion of such Junior Material Debt to Qualified Capital Stock of Parent or Capital Stock of any direct or indirect parent company of Parent; (iv) repayment or prepayment of Indebtedness incurred pursuant to Section 6.2(ee) (for application to the repayment, prepayment, redemption, repurchase, other acquisition or Effective Discharge of, or to the payment of principal, interest or other amounts due with respect to, the Convertible Senior Notes or any Permitted Refinancing thereof (and for no other purpose)), up to an aggregate principal amount not to exceed $25,000,000; (v) repayment or prepayment of Indebtedness owed by the ABL Administrative Borrower to Holdings pursuant to Section 6.2(ee) (for application to the repayment, prepayment, redemption, repurchase, other acquisition or Effective Discharge of, or to the payment of principal, interest or other amounts due with respect to, the Convertible Senior Notes or any Permitted Refinancing thereof (and for no other purpose)) in an amount not to exceed $50,000,000 minus the amount of any Restricted Payments made pursuant to Section 6.6(j), (vi) repayment or prepayment of Indebtedness incurred pursuant to Section 6.2(b), and (vii)

repayment or prepayment of Indebtedness owed by the ABL Administrative Borrower to Holdings pursuant to Section 6.2(ee) (for application to the repayment, prepayment, redemption, repurchase, other acquisition or Effective Discharge of, or to the payment of principal, interest or other amounts due with respect to, the Convertible Senior Notes or any Permitted Refinancing thereof (and for no other purpose)) with the proceeds of Indebtedness incurred pursuant to Sections 6.2(i), (q), (bb), (dd) and (ff), so long as, in the case of Indebtedness incurred pursuant to Section 6.2(q) or (bb), such Indebtedness is secured on a junior basis to the Obligations or is unsecured; (b) amend, modify or otherwise change (pursuant to a waiver or otherwise), any of the terms of any Junior Material Debt (other than any such amendment, modification or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or amount or extend the date for payment of interest thereon or relax or eliminate any covenant, event of default or other provision applicable to Parent, the ABL Administrative Borrower or any of its Subsidiaries or (ii) does not otherwise adversely affect the Lenders in any material respect) unless (A) pursuant to a refinancing permitted by clause (a)(i) above, (B) such amendment, modification or other change is effective, or is to provisions that become applicable, after the then Latest Maturity Date hereunder (as determined as of the time of such amendment, modification or other change is made) or (C) immediately after giving effect thereto such Junior Material Debt with such revised terms could be incurred pursuant to Section 6.2 (such determination to be made as if such Junior Material Debt was incurred at such time and had not previously been incurred); or (c) amend, modify or otherwise change (pursuant to a waiver or otherwise), any of the terms of any Organizational Document, other than any such amendment, modification or other change which does not adversely affect the Lenders in any material respect.
6.10    Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Parent, the ABL Administrative Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and upon fair and reasonable terms no less favorable to the ABL Administrative Borrower and its Restricted Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the ABL Administrative Borrower and its Restricted Subsidiaries may (a) [Reserved], (b) enter into and consummate the transactions listed on Schedule 6.10, (c) make Restricted Payments permitted pursuant to Section 6.6 and repayments and prepayments of Indebtedness permitted pursuant to Section 6.9, (d)(i) make Investments in Unrestricted Subsidiaries permitted by Section 6.8 and (ii) make Investments permitted by Section 6.8(x), (e) [Reserved], (f) enter into employment and severance arrangements with officers, directors, managers and employees of the Parent, the ABL Administrative Borrower and the Restricted Subsidiaries and, to the extent relating to services performed for Parent, the ABL Administrative Borrower and the Restricted Subsidiaries, pay director, officer and employee compensation (including, without limitation, bonuses) and other benefits (including, without limitation, retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided that any purchase of Capital Stock of Parent (or any direct or indirect holding company of Parent) in connection with the foregoing shall be subject to Section 6.6, (g) undertake the transactions arising out of agreements existing on the Closing Date and described or referred to under the caption “Certain relationships and related party transactions and director independence”, in the Form 10-K of Holdings most recently filed with the SEC prior to the Closing Date, other than in connection with the purchase or redemption of any Capital Stock of Parent or any holding company of Parent, (h) license on a non-exclusive basis Intellectual Property in the ordinary course of business (and, to the extent in existence on the Closing Date or granted in the ordinary course of business, exclusive licenses and sub-licenses of Intellectual Property within the confines of a particular jurisdiction or territory outside of the United States and Canada) (1) on an arm’s length basis to permit the commercial exploitation of such Intellectual Property between or among Affiliates of the ABL Administrative Borrower and (2) to parent companies of the Parent in connection with their ownership of the Parent, (i) [Reserved], (j) issue or transfer Capital Stock (other than Disqualified Capital Stock) of Parent to any direct or indirect parent company of Parent or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the ABL Administrative Borrower or any of its Subsidiaries or any direct or indirect parent company thereof to the extent otherwise permitted by this Agreement, and (k) make payments to or receive payments from, and enter into and consummate transactions with, joint ventures in the ordinary course of business to the extent otherwise permitted hereunder.
6.11    Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the ABL Administrative Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the ABL Administrative Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the ABL Administrative Borrower or such Restricted Subsidiary (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.5 and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.3(t), (iv) the Sale and Leaseback Transaction would be permitted under Section 6.2, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.2.
6.12    [Reserved].
6.13    Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the ABL Administrative Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Term Loan Credit Agreement, any agreements governing any Permitted FILO Credit Agreement Refinancing Indebtedness, any Permitted Junior Secured FILO Refinancing Debt, any Permitted Unsecured FILO Refinancing Debt, Permitted Term Loan

Refinancing Indebtedness and Incremental Equivalent Debt and Guarantee Obligations in respect of the foregoing, (c) any agreements governing any Indebtedness permitted by Section 6.2(c) and any other Capital Lease Obligations and Indebtedness secured by Purchase Money Security Interests otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted by Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted by Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of or liens on assets of, or equity interests in, joint ventures, (g) non-exclusive licenses or sub-licenses by the ABL Administrative Borrower or any of its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (and, to the extent in existence on the Closing Date or granted by the ABL Administrative Borrower or any of its Restricted Subsidiaries in the ordinary course of business, exclusive licenses and sub-licenses of Intellectual Property within the confines of a particular jurisdiction or territory outside of the United States and Canada) (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) (x) prohibitions and limitations in effect on the Closing Date and listed on Schedule 6.13 and (y) to the extent such prohibitions and limitations described in clause (x) are set forth in an agreement evidencing Indebtedness, prohibitions and limitations set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such prohibitions and limitations, (i) customary provisions in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, (j) prohibitions and limitations arising by operation of law, (k) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (l) customary restrictions that arise in connection with any Disposition permitted by Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition, (m) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.2 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof (other than Indebtedness constituting any unsecured Junior Debt) as long as such pledges and restrictions do not restrict or impair the ability of the Parent, the ABL Administrative Borrower and the Restricted Subsidiaries to comply with their obligations under the Loan Documents, (n) customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business, (o) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (p) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the ABL Administrative Borrower, no more restrictive with respect to the ABL Administrative Borrower or any Restricted Subsidiary than the then customary market terms for

Indebtedness of such type, so long as the ABL Administrative Borrower shall have determined in good faith that such restrictions will not affect the obligation or ability of the ABL Administrative Borrower and the Restricted Subsidiaries to make any payments required to be made by it hereunder, become a Loan Party (to the extent so required by Section 5.10) or perform obligations required to be performed by it under the Loan Documents (including obligations to provide Collateral and guarantees under the Loan Documents).
6.14    Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay or subordinate any Indebtedness owed to, Parent, the ABL Administrative Borrower or any other Restricted Subsidiary, (b) make Investments in the ABL Administrative Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the ABL Administrative Borrower or any other Restricted Subsidiary, except in each case for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Term Loan Credit Agreement, any Permitted Pari Passu Secured FILO Refinancing Debt, Permitted Junior Secured FILO Refinancing Debt, Permitted Unsecured FILO Refinancing Debt, Permitted Term Loan Refinancing Indebtedness or Incremental Equivalent Debt and Guarantee Obligations in respect of the foregoing, (iii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases entered into by the ABL Administrative Borrower or any of its Restricted Subsidiaries so long as such net worth provisions would not reasonably be expected to impair materially the ability of the Loan Parties to meet their ongoing obligations under this Agreement or any of the other Loan Documents, (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted by Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.14, agreements, restrictions and limitations described in clauses (a)-(p) of Section 6.13, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset (or the interest in any Person) contained in an agreement that has been entered into in connection with the disposition of such asset (or interest in such Person) permitted hereunder and (viii) prohibitions and limitations arising by operation of law.
6.15    Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the ABL Administrative Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or ancillary thereto or reasonable extensions thereof.
6.16    Limitation on Activities of Parent. In the case of Parent, notwithstanding anything to the contrary in this Agreement or any other Loan Document (a) (i) own any direct Subsidiary other than the ABL Administrative Borrower or a Subsidiary that will be contributed to the ABL Administrative Borrower, (ii) own any material Investment (other than cash or Cash Equivalents and Investments in the ABL Administrative Borrower and the Subsidiaries) unless such Investment will be contributed to the ABL Administrative Borrower or (iii) create any Lien on the Capital Stock of the ABL Administrative Borrower (other than Liens in favor of holders of Indebtedness under the Term Loan Credit Agreement, secured Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt, Permitted Pari Passu Secured FILO Refinancing Debt, Permitted Junior Secured Refinancing Debt, Permitted Junior Secured FILO Refinancing Debt, and secured Indebtedness permitted under Sections 6.2(dd) and (ff) and non-consensual Liens and Liens that arise by operation of law) or (b) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the ABL Administrative Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Term Loan Credit Agreement, the Convertible Senior Notes and any guarantee of other Indebtedness of the ABL Administrative Borrower or any Restricted Subsidiary permitted under Section 6.2, (iv) incurrence of unsecured debt that requires the payment of interest (x) in kind or (y) in cash solely (in the case of this clause (iv)) to the extent that the ABL Administrative Borrower and its Restricted Subsidiaries are permitted by the terms of this Agreement to make Restricted Payments to Parent for such purpose, the issuance of Capital Stock, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries, making Investments to the extent the Capital Stock, assets or other Property received by Parent in connection with such Investment is, substantially concurrently with the making of such Investment, contributed to the capital of the ABL Administrative Borrower or any other Loan Party, and ownership of intercompany notes or cash and Cash Equivalents, in each case, solely to the extent not prohibited hereunder, (v) participating in tax, accounting and other administrative matters as a member of a consolidated group of companies, (vi) holding any cash or property received in connection with Restricted Payments made by the ABL Administrative Borrower in accordance with Section 6.6 pending application thereof, (vii) providing indemnification to officers and directors and (viii) activities incidental to the businesses or activities described in the foregoing clauses (i) through (vii).
6.17    Canadian Pension Plans. Canadian Guarantor shall not, without the consent of the Administrative Agent, maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan (governed by the province of Ontario) or acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan (governed by the province of Ontario).
SECTION 7. EVENTS OF DEFAULT
7.1    Events of Default. If any of the following events shall occur and be continuing:
(a)    (i) The Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or (ii) the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five

Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
(b)    Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by it at any time under this Agreement (other than a Borrowing Base Certificate) or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality); or
(c)    Any Loan Party shall default in the observance or performance of any covenant contained in (i) clause (i) of Section 5.4(a) (with respect to Parent and the ABL Administrative Borrower only), Section 5.7(a) or Section 6 or (ii) Section 5.17 and such default shall continue unremedied for a period of three Business Days following delivery of written notice thereof to the ABL Administrative Borrower by the Administrative Agent (provided that such grace period shall not apply during any Cash Dominion Period); or
(d)    Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) and (m) of this Section), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the ABL Administrative Borrower by the Administrative Agent; or
(e)    Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided that this clause (iii) shall not apply to (A) any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e), (B) any default for failure to comply with Section

6.1 of the Term Loan Credit Agreement, unless and until the “Required Lenders” (under and as defined in the Term Loan Credit Agreement) have declared all Term Loans to be immediately due and payable and have not rescinded such declaration, or (C) Convertible Senior Notes that become subject to settlement upon conversion as a result of one or more conversion contingencies set forth in the Convertible Notes Indenture becoming satisfied); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Material Debt; and provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) so long as, after giving effect to such remedy or waiver, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall no longer be continuing with respect to Material Debt; or
(f)    (i) Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action under any then-existing law (A) relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, monitor, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) under any then-existing law any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) under any then-existing law any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to or approval of, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Parent or any Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan (other than any “prohibited transaction” for which a statutory or administrative exemption is available) that results in liability of the ABL Administrative Borrower or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the ABL Administrative Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan, (v) the ABL Administrative Borrower or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(h)    One or more final judgments or decrees for the payment of money shall be entered against Parent, the ABL Administrative Borrower or any of its Restricted Subsidiaries involving for Parent, the ABL Administrative Borrower and its Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $20,000,000 or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Administrative Agent, the Collateral Agent, the Term Loan Collateral Agent, the Term Loan Administrative Agent or any agent appointed by any of them to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements or (ii) such loss is covered by a title insurance policy benefitting the Administrative Agent or the Lenders; provided that it shall not be an Event of Default under this clause (i) if, solely as a result of the occurrence of one or more of the events described in this clause (i), the Collateral Agent shall not hold a legal, valid and perfected security interest, with the priority required under the Security Documents, in Collateral with a fair market value not to exceed $7,500,000 in the aggregate; or

(j)    The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents); or
(k)    Any Change of Control shall occur; or
(l)    The occurrence of a Canadian Pension Plan Termination Event, or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, that would reasonably be expected to have a Material Adverse Effect; or
(m)    The ABL Administrative Borrower shall (i) make a material misrepresentation in any Borrowing Base Certificate delivered to the Administrative Agent or (ii) shall fail to deliver any Borrowing Base Certificate within five Business Days of such Borrowing Base Certificate becoming due (or, during a Liquidity Period, within two Business Days of such Borrowing Base Certificate becoming due);
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the ABL Administrative Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken (but no other actions): (i) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent (and for the avoidance of doubt no other Person) shall, by notice to the ABL Administrative Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; (ii) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent (and for the avoidance of doubt no other Person) shall, by notice to the ABL Administrative Borrower, declare the Revolving Credit Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) with the consent of the Required FILO Lenders, the Administrative Agent may, or upon the request of the Required FILO Lenders, the Administrative Agent (and for the avoidance of doubt no other Person) shall, by notice to the ABL Administrative Borrower, declare the FILO Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrowers hereby grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrowers shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied pursuant to the waterfall in Section 2.21(b). After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).
7.2    Right to Cure.
(a)    Notwithstanding anything to the contrary contained in Section 7.1, in the event that the ABL Administrative Borrower fails to comply with the requirements of the Financial Covenant, during the period beginning on the first day following the applicable fiscal quarter (i.e. the last fiscal quarter in the period of non-compliance with the Financial Covenant until the expiration of the 10th Business Day after the date financial statements are required to be delivered for such fiscal quarter pursuant to Section 5.1 (or, if later, the 10th Business Day subsequent to the related Covenant Trigger Date) (as applicable, the “Cure Date”), Parent shall have the right to use the cash proceeds of any equity contribution to Parent during such period (any such equity contribution to Parent to exercise the Cure Right pursuant to this Section, a “Cure Contribution”) or any issuance of Parent’s Capital Stock (other than Disqualified Capital Stock) during such period (any such Capital Stock issued by Parent to exercise the Cure Right pursuant to this Section, “Cure Securities”) to make a common equity contribution to, or purchase of common equity of, the ABL Administrative Borrower (collectively, the “Cure Right”), and upon the receipt by the ABL Administrative Borrower of such cash proceeds (the “Cure Amount”) pursuant to the exercise by Parent of such Cure Right and request to the Administrative Agent to effect such recalculation, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:
(i)    Consolidated EBITDA shall be increased for such fiscal quarter and for applicable subsequent periods which include such fiscal quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
(ii)    if, after giving effect to the foregoing recalculation, the ABL Administrative Borrower shall then be in compliance with the requirements of the Financial Covenant, the ABL Administrative Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.
(b)    Notwithstanding anything herein to the contrary (i) in each four-consecutive-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right may be exercised no more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of causing the ABL Administrative Borrower to comply with the Financial Covenant, (iv) no Indebtedness repaid with the proceeds of Cure Amount shall be deemed repaid for the purposes of recalculating the Financial Covenant during the fiscal quarter in respect of which the Cure Right is exercised, and (v) the proceeds of the Cure Amount shall be disregarded for other purposes of this Agreement, including determining financial ratio-based conditions or basket amounts.
(c)    Upon the Administrative Agent’s receipt of a notice from the ABL Administrative Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day subsequent to the date of required delivery of the related Compliance Certificate delivered pursuant to Section 5.2(b) to which such Notice of Intent to Cure relates (or, if later, the 10th Business Day subsequent to the related Covenant Trigger Date) the Administrative Agent shall not (and none of the Required Lenders, Required Revolving Lenders or Required FILO Lenders shall direct the Administrative Agent to) exercise the right to accelerate payment of the Loans and the Administrative Agent shall not (and none of the Required Lenders, Required Revolving Lenders or Required FILO Lenders shall direct the Administrative Agent to) exercise any right to foreclose on or take possession of the Collateral solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.1 due to failure by the ABL Administrative Borrower to comply with the requirements of the Financial Covenant for the applicable period. After the ABL Administrative Borrower has delivered a notice to the Administrative Agent to exercise the Cure Right, no extension of credit may be made under the Revolving Credit Facility unless and until the ABL Administrative Borrower is in compliance with the Financial Covenant (after giving effect to the deemed increase in EBITDA resulting from exercise of the Cure Right) or the applicable Event of Default for non-compliance with the Financial Covenant is waived pursuant to this Agreement.
SECTION 8. THE AGENTS
8.1    Appointment. Each Lender hereby irrevocably designates, appoints and authorizes the Administrative Agent and the Collateral Agent as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and to enter into each Security Document, the Intercreditor Agreements and any other intercreditor or subordination agreements contemplated hereby on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.
Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec.  The Attorney shall:  (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and the Loan Parties.  Any person who becomes a Lender shall, by its execution of an Assignment and Assumption Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity.  The substitution of the Administrative Agent pursuant to the provisions of this Section 8 also constitute the substitution of the Attorney.
8.2    Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through sub-agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No such Agent shall be responsible for the negligence or misconduct of any such sub-agents or attorneys-in‑fact selected by it with reasonable care. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Credit Facility and the FILO Term Loan Facility as well as activities as such Agent. No such Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
8.3    Exculpatory Provisions. Neither any Agent, any Arranger nor any of their respective officers, directors, employees, agents, advisors, attorneys‑in‑fact or affiliates shall be:
(a)    liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to such Agent by the ABL Administrative Borrower or a Lender;
(b)    responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or the Arrangers under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Agents and the Arrangers shall not be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the covenants or agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. Neither the Administrative Agent nor the Collateral Agent nor any Arranger shall be under any obligation to any other Credit Party to ascertain or to inquire as to the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, the value or the sufficiency of any Collateral, or the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or such Arranger, as applicable;
(c)    subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(d)    subject to any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; or
(e)    subject to a duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent, an Arranger or any of their respective Affiliates in any capacity, except as expressly set forth herein and in the other Loan Documents.
8.4    Reliance by Administrative Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying and shall not incur any liability for relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order, telephonic or electronic notices or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the ABL Administrative Borrower), independent accountants and other experts selected by such Agent. Each of the Administrative Agent and the Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each of the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any condition hereunder to the making of a Revolving Credit Loan (or the occurrence of the Closing Date) that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Revolving Credit Loan (or the occurrence of the Closing Date). The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
8.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender, Parent or the ABL Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Collateral Agent receives such a notice, such Agent shall give notice thereof to the Lenders and the other such Agent. Each of the Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or, if so specified by this Agreement, all affected Lenders); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
8.6    Non-Reliance on Agents, Arrangers and Other Lenders. Each Lender expressly acknowledges that neither the Agents, the Arrangers nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent or Arranger hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent or any Arranger to any Lender. Each Lender represents to the Agents and the Arrangers that it has, independently and without reliance upon any Agent, any Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, any Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or Arranger or any of their respective officers, directors, employees, agents, advisors, attorneys‑in‑fact or affiliates.

8.7    Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Parent or the ABL Administrative Borrower and without limiting any obligation of Parent or the ABL Administrative Borrower to do so), ratably according to their respective Aggregate Exposure Percentages or outstanding FILO Term Loans, as applicable, in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages or outstanding FILO Term Loans, as applicable, immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, the FILO Term Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
8.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor of or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate as though such Agent were not an Agent and without any duty to account therefor to the Lenders or provide notice to or consent of the Lenders with respect thereto. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
8.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the ABL Administrative Borrower. If the Administrative Agent shall resign as Administrative Agent, then the ABL Administrative Borrower and the Required Lenders (or, if an Event of Default has occurred and is continuing under Section 7.1(a) or (f), the Required Lenders) shall appoint a successor agent for the Lenders, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation (or such earlier date as shall be agreed by the ABL Administrative Borrower and the Required Lenders) (the “Resignation Effective Date”), the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the ABL Administrative Borrower and the Required Lenders (or, if an Event of Default has occurred and is continuing under Section 7.1(a) or (f), the Required Lenders as set forth above) shall appoint a successor agent as provided for above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.3 shall continue to inure to its benefit.
8.10    Effect of Resignation or Removal. With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent (or its agent or bailee for such purpose) on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent (or its agent or bailee for such purpose) shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the ABL Administrative Borrower (or, if an Event of Default has occurred and is continuing under Section 7.1(a) or (f), the Required Lenders as set forth above) shall appoint a successor agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the ABL Administrative Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the ABL Administrative Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity (other than in its capacity as a Lender) hereunder or under the other Loan Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

8.11    Co-Documentation Agents and Arrangers. Anything herein to the contrary notwithstanding, none of the Co-Documentation Agents nor any Arranger shall have any duties or responsibilities hereunder in its capacity as such.
8.12    Collateral and Guarantee Matters. Each of the Lenders (including in its capacities as a potential provider of Cash Management Services and a potential counterparty to a Specified Hedge Agreement) irrevocably authorizes the Administrative Agent and the Collateral Agent:
(a)    to take such action and execute such documents as may be reasonably requested by Parent or the ABL Administrative Borrower pursuant to Section 9.14 to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the payment in full of the Obligations (other than Obligations in respect of (x) any Specified Hedge Agreements or Cash Management Obligations and (y) contingent reimbursement and indemnification obligations) and termination of all Commitments, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) that is or becomes an Excluded Asset or (iv) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.2;
(b)    to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(g), or as set forth in the applicable Intercreditor Agreement; and
(c)    to take such action and execute such documents as may be reasonably requested by Parent or the ABL Administrative Borrower pursuant to Section 9.14 to release any Guarantor from its Guarantee Obligations and other obligations under the Loan Documents, and to release any Liens granted by it under the Loan Documents, if such Person ceases to be a Subsidiary or is or becomes an Excluded Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantee Obligations or Liens pursuant to this Section 8.12. In each case as specified in this Section 8.12, the Administrative Agent and the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement and to release the Liens granted by such Guarantor under the Loan Documents, in each case in accordance with the terms of this Section 8.12.
Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence,

value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
8.13    Appointment of ABL Administrative Borrower. Each of the Loan Parties hereby appoints the ABL Administrative Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the ABL Administrative Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the ABL Administrative Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the ABL Administrative Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the ABL Administrative Borrower on behalf of each of the Loan Parties.
8.14    The Collateral Agent. The Collateral Agent shall be entitled to all rights, protections, immunities and indemnities granted to it in the Guarantee and Collateral Agreement as if set forth herein.
SECTION 9. MISCELLANEOUS
9.1    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to Parent or the ABL Administrative Borrower, to it at:
General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, PA 15222
Attention: Amy Davis
Telephone: (412) 288 4641
Email: ADavis@gnc-hq.com
with copies (which shall not constitute notice) to:

Michèle O. Penzer
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Facsimile: (212) 751-4864
Telephone: (212) 906-1245
Email: michele.penzer@lw.com
(ii)    if to the Administrative Agent in respect of the Revolving Credit Facility, the Collateral Agent, an Issuing Bank and/or the Swingline Lender:
JPMorgan Chase Bank, N.A. at:
4 New York Plaza, 17th Floor
New York, NY 10004
Attention: Credit Risk Manager or Account Executive
Facsimile No: (212) 623-7309
with a copy to:

JPMorgan Chase Bank, N.A.
270 Park Avenue, 43rd Floor
New York, New York 10017
Attention: James A. Knight
Facsimile: 917-464-7000
Telephone: 212-622-8486
Email: james.a.knight@jpmorgan.com
(iii)    if to the Administrative Agent in respect of the FILO Term Loans:
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
10 South Dearborn Street, Floor L2
Chicago, Illinois 60603
Attention: Leonida Mischke
Facsimile: 844-460-5663
Telephone: 312-385-7055
Email: jpm.agency.cri@jpmorgan.com
Chicago.LC.Agency.activity.team@jpmchase.com
with a copy to:
JPMorgan Chase Bank, N.A.
270 Park Avenue, 43rd Floor
New York, New York 10017
Attention: James A. Knight
Facsimile: 917-464-7000
Telephone: 212-622-8486

Email: james.a.knight@jpmorgan.com
if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Collateral Agent or the ABL Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the ABL Administrative Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the ABL Administrative Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, other than for direct or actual damages to the extent resulting from the gross negligence, bad faith or willful misconduct of such party or its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(e)    The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The ABL Administrative Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party in accordance with Section 9.3. All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, as applicable, and each of the parties hereto hereby consents to such recording.
9.2    Waivers; Amendments. (a) No failure or delay by the Administrative Agent any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Parent or the ABL Administrative Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the ABL Administrative Borrower and the Required Lenders or by the ABL Administrative Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Credit Commitment of any Revolving Credit Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Revolving Credit Commitments shall not constitute an increase of any Revolving Credit Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (except (I) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each directly and adversely affected Facility) and (II) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of expiration of any Commitment of any Lender), (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or the “waterfall”

contained therein without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required FILO Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder, or release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole, in each case, without the written consent of each Lender directly and adversely affected thereby, (vi) the consent of the Required Revolving Lenders shall be required for any waiver, amendment or modification unless such waiver, amendment or modification relates solely to the FILO Term Loan Facility and does not directly or indirectly adversely affect the Revolving Credit Lenders in any manner, (vii) the consent of the Revolving Credit Lenders holding at least 66 ⅔% of the aggregate amount of Loans and Revolving Credit Commitments under the Revolving Credit Facility and of Lenders holding at least 66 ⅔% of the aggregate amount of Loans and Commitments under the Facilities shall be required to increase the advance rates set forth in the definition of “Borrowing Base”, (viii) the consent of the Revolving Credit Lenders holding at least 66 ⅔% of the aggregate amount of Loans and Revolving Credit Commitments under the Revolving Credit Facility and the consent of the FILO Term Loan Lenders holding at least 66 ⅔% of the FILO Term Loans shall be required to change the definition of the “Borrowing Base” (including the component definitions thereof to the extent used therein the effect of which would be to increase “Availability” to the Borrowers), (ix) the consent of FILO Term Loan Lenders holding at least 66 ⅔% of the FILO Term Loans shall be required to (A) increase the advance rates set forth in the definition of “FILO Borrowing Base”, (B) change the definition of “FILO Borrowing Base” (including the component definitions thereof to the extent used therein the effect of which would be to increase “Availability” to the Borrowers) or (C) change the definition of “FILO Term Loan Push Down Reserve” and (x) the consent of the Required FILO Term Loan Lenders shall be required (A) for any amendment, modification or waiver of the Financial Covenant or Section 5.17 (in each case including the component definitions thereof to the extent used therein), (B) for any amendment or modification to the defined terms “Availability Conditions”, “Line Cap”, “Liquidity Period” or “Payment Condition” (in each case including the component definitions thereof to the extent used therein) or (C) any waiver, amendment or modification, unless such waiver, amendment or modification relates solely to the Revolving Credit Facility and does not directly or indirectly adversely affect the FILO Term Loan Lenders in any manner; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent each Issuing Bank or the Swingline Lender hereunder in a manner adverse to the Administrative Agent, each Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be.
(c)    Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent and the ABL Administrative Borrower, in their sole discretion, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) upon five Business Days’ notice to the Lenders, amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, so long as the Required Lenders do not object in writing to such amendment, modification or supplement on or prior to the fifth Business Day after such notice is provided to the Lenders, (ii) to amend, modify or supplement this Agreement in accordance with Section 5.12(b), (iii) to permit additional affiliates of the ABL Administrative Borrower to guarantee the Obligations and/or provide Collateral therefor and (iv) to add covenants and other terms for the benefit of the Lenders as provided in Sections 2.25, 2.26 and 6.2(i), (p), (r), (bb) and (ff) or elsewhere herein. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.
(d)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured FILO Refinancing Debt, Permitted Junior Secured FILO Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt or Indebtedness incurred pursuant to Section 6.2(r), (bb), (dd) or (ff) (or a Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by such Intercreditor Agreement; provided further that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
(e)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the ABL Administrative Borrower may enter into Extension Amendments in accordance with Section 2.26, Replacement FILO Term Loan Facility Amendments in accordance with Section 2.25, and such Extension Amendments and Replacement FILO Term Loan Facility Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.
(f)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Revolving Lenders, the Required FILO Lenders, the Administrative Agent and the ABL Administrative Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans and FILO Term Loans, as applicable, and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Lenders, Required FILO Lenders and Majority Facility Lenders.
(g)    Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the ABL Administrative Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.
9.3    Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall jointly and severally pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of legal counsel for the Administrative Agent and the other Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, or all Lenders collectively, including the reasonable and documented out-of-pocket fees, charges and disbursements of legal counsel for the Administrative Agent and the Collateral Agent, or all Lenders collectively, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrowers’ obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one outside legal counsel for all Indemnitees described in clauses (i) and (ii) above, taken as a whole, (y) in the case of any conflict of interest, one outside legal counsel for such affected Indemnitee or group of Indemnitees and (z) if necessary, one local or foreign legal counsel in each relevant jurisdiction.
(b)    The Borrowers shall jointly and severally indemnify the Administrative Agent, each other Agent, each institution listed as an arranger, manager or co-manager on the cover page hereof each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of (i) one outside legal counsel to the Administrative Agent and one outside legal counsel to the other Indemnitees taken as a whole, (ii) in the case of any conflict of interest, one outside legal counsel for the affected Lender or group of Lenders and (iii) if necessary, one local or foreign legal counsel in each relevant jurisdiction, which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or release of Hazardous Materials at, on or from any property owned or operated by the ABL Administrative Borrower or any of its respective Subsidiaries, or any Environmental Liability of the ABL Administrative Borrower or any of its respective Subsidiaries, or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or material breach of its obligations under the Loan Documents or willful misconduct of such Indemnitee or its Primary Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by any Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (provided that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against the Administrative Agent (in its capacity as such), the Collateral Agent (in its capacity as such) or an Arranger (in its capacity as such) by other Indemnitees, the Administrative Agent (in its capacity as such), the Collateral Agent (in its capacity as such) or such Arranger (in its capacity as such) shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above) or (3) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrowers would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). As used herein, the “Primary Related Parties” of an Indemnitee are its Affiliates with direct involvement in the negotiation and syndication of the Facilities under this Agreement and such Indemnitee’s and Affiliates’ respective directors, officers and employees.
(c)    To the extent permitted by applicable law, none of Parent, any Borrower nor any Indemnitee shall assert, and Parent, each Borrower and each Indemnitee hereby waives, any claim against Parent, any Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Parent, each Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this paragraph shall limit the obligations of the Borrowers under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.
(d)    All amounts due under this Section shall be payable not later than thirty days after written demand therefor.
9.4    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of

Credit), except that (x) subject to Section 6.4, the ABL Administrative Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the ABL Administrative Borrower without such consent shall be null and void) and (y) the ABL Administrative Borrower shall provide written notice of any assignment by a Borrower (other than the ABL Administrative Borrower) ten Business Days prior to the effective date of such assignment and such assignment shall only be permitted (A) subject to prior or simultaneous compliance with Section 5.12 and (B) to the extent that no Revolving Credit Lender has provided a written notice, prior to the date that is ten Business Days after receipt of the ABL Administrative Borrower’s notice regarding such assignment, that an extension of credit to such assignee would violate any law or regulation (including any violation of any law or regulation due to an absence of licensing) to which such Revolving Credit Lender is subject and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the ABL Administrative Borrower, provided that no consent of the ABL Administrative Borrower shall be required for an assignment (x) by a Revolving Credit Lender to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund, (y) by a FILO Term Loan Lender to a Lender, an Affiliate of a Lender or an Approved Fund or (z) if an Event of Default has occurred and is continuing under Section 7.1(a) or (f) (with respect to any Loan Party), any other Eligible Assignee; and provided, further, that the ABL Administrative Borrower shall be deemed to have consented to any such assignment unless the ABL Administrative Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date the ABL Administrative Borrower acknowledges its receipt of notice of the proposed assignment;
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a FILO Term Loan or a Revolving Credit Commitment to a Lender, an Affiliate of a Lender, an Approved Fund;
(C)    each Issuing Bank; and
(D)    the Swingline Lender.

(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans of any Class and/or such Lender’s Revolving Credit Commitments, the amount of the Loans and/or Revolving Credit Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not (i) in the case of the Revolving Credit Facility, be less than $5,000,000 (and shall be in integral multiples of $1,000,000 in excess thereof) and (ii) in the case of the FILO Term Loan Facility, be less than 1,000,000 (and shall be in integral multiples of $1,000,000 in excess thereof), unless each of the ABL Administrative Borrower and the Administrative Agent otherwise consent, provided that no such consent of the ABL Administrative Borrower shall be required if an Event of Default under Section 7.1(a) or (f) (with respect to any Loan Party) has occurred and is continuing;
(B)    each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion, or unless such assignment is to an Affiliate or an Approved Fund of such assignor) a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the ABL Administrative Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)    no such assignment shall be made to a natural person;
(F)    [reserved]; and
(G)    such assignment does not violate Section 9.4(h).

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(b)(vi).
(iv)    The Administrative Agent, acting for this purpose as an agent of the ABL Administrative Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the ABL Administrative Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the ABL Administrative Borrower, any Issuing Bank and, if an Event of Default has occurred and is continuing, any Lender (but only with respect to the entries related to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived by the Administrative Agent in its sole discretion) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.9(b), 2.21(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)    Subject to compliance with Section 9.4(h), any Lender may, without the consent of the ABL Administrative Borrower, the Administrative Agent an Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the ABL Administrative Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that (1) requires the consent of each Lender or each directly and adversely affected Lender and (2) directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the ABL Administrative Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the ABL Administrative Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) (and any amended or successor version) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the ABL Administrative Borrower under the Loan Documents shall be made available to the ABL Administrative Borrower upon request.
(vii)    A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) the ABL Administrative Borrower is notified of the participation sold to such Participant and the sale of the participation to such Participant is made with the ABL Administrative Borrower’s prior written consent or (B) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless such Participant agrees, for the benefit of the ABL Administrative Borrower, to comply (and actually complies) with Section 2.20(e) as though it were a Lender.
(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(d)    With respect to any Lender that has elected to exchange (on a cashless basis by assignment) its Tranche B-2 Term Loans for FILO Term Loans as provided in the Amendment Agreement, such assignment shall be deemed to be effected by assignment of FILO Term Loans (pursuant to the Borrower’s offer to exchange on a cashless basis by assignment as set forth in the Amendment Agreement) to the applicable Lender in exchange for such Tranche B-2 Term Loans outstanding under the Term Loan Credit Agreement (pursuant to procedures specified by and approved by the Administrative Agent and the Term Loan Administrative Agent and the Administrative Agent and the Term Loan Administrative Agent are hereby authorized by the Borrowers and the Lenders to execute such additional documents as may be necessary, in their judgment, to evidence such assignments) and the terms applicable to such assignment shall be those set forth in the form of Assignment and Assumption attached as Exhibit C hereto and the additional terms set forth on Exhibit K hereto.
(e)    [Reserved].
(f)    [Reserved].
(g)    No assignment or participation shall be made to any Person that is a Disqualified Institution to the extent the list thereof has been provided to any Lender requesting the same as of the date (the “Trade Date”) on which such Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the ABL Administrative Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such Assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the ABL Administrative Borrower of an Assignment and Acceptance with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment in violation of this paragraph (h) shall not be void, but the other provisions of this paragraph (h) shall apply.

(h)    If any assignment or participation is made to any Disqualified Institution without the ABL Administrative Borrower’s prior written consent in violation of clause (h)(i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the ABL Administrative Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Revolving Credit Commitments of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Credit Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.4), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lower of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations.
(i)    Notwithstanding anything to the contrary contained in this Agreement, (A) Disqualified Institutions will not (x) have the right to receive information, reports or other materials provided to Lenders by the ABL Administrative Borrower, any other Loan Party, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(j)    The Administrative Agent shall have the right, and the ABL Administrative Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same and to post such list to the Platform. Each Lender shall have the right, and the ABL Administrative Borrower hereby authorizes each Lender, to provide the list of Disqualified Institutions to any of such Lender’s actual or prospective transferees (including any actual or prospective assignee or participant).
(k)    The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions; provided that without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (b) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information in connection therewith, to any Disqualified Institution; it being agreed that the foregoing shall not relieve the Administrative Agent, to the extent constituting a Lender, from its obligations in respect of Disqualified Institutions in connection with assignments and participations, and disclosure of confidential information in connection therewith, by it.
9.5    Survival. All covenants, agreements, representations and warranties made by the ABL Administrative Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement (excluding Obligations in respect of (x) any Specified Hedge Agreements and Cash Management Obligations and (y) contingent reimbursement and indemnification obligations that are not then due and payable at the time all other Obligations hereunder are discharged) is outstanding and unpaid. The provisions of Sections 2.18, 2.19, 2.20 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
9.6    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
9.7    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust accounts maintained in the ordinary course of business) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the ABL Administrative Borrower against any of and all the obligations of the ABL Administrative Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent and the ABL Administrative Borrower promptly after any such setoff.
9.9    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located or deemed located.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan

Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
9.12    Confidentiality. (a) Each of the Administrative Agent, the Co-Documentation Agents, any Arranger, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority claiming jurisdiction over it, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the applicable Agent, the Issuing Bank or such Lender, as applicable, shall notify the ABL Administrative Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority claiming jurisdiction over it) unless such notification is prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the ABL Administrative Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) with the prior written consent of the ABL Administrative Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.12 or (B) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Co-Documentation Agents, any Arranger, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the ABL Administrative Borrower or any of its Affiliates. For the purposes of this Section, “Information” means all information received from Parent, the ABL Administrative Borrower or any of their Affiliates relating to Parent or the ABL Administrative Borrower or any of its Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Co-Documentation Agents, any Arranger, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the ABL Administrative Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care. To the extent the list of Disqualified Institutions has been provided to any Lender requesting the same, Information shall not be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without the ABL Administrative Borrower’s prior written consent.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE ABL ADMINISTRATIVE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE ABL ADMINISTRATIVE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE ABL ADMINISTRATIVE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE ABL ADMINISTRATIVE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
9.13    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Administrative Agent and the Collateral Agent (in each case for themselves and not on behalf of any Lender) hereby notifies the ABL Administrative Borrower that pursuant to the requirements of the Act, it may be required to obtain, verify and record information that identifies the ABL Administrative Borrower, which information includes the name and address of the ABL Administrative Borrower and other information that will allow such Lender or such Agent, as applicable, to identify the ABL Administrative Borrower in accordance with the Act.
9.14    Release of Liens and Guarantees. (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released without the requirement for any further action by any Person, and the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the ABL Administrative Borrower and at the Borrowers’ expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets, and, in the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary, the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released without the requirement for any further action by any Person, and the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the ABL Administrative Borrower and at the Borrowers’ expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including, without limitation, its Guarantee Obligations under the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement). Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.
(b)    Upon the payment in full of the Obligations (excluding Obligations in respect of (x) any Specified Hedge Agreements and Cash Management Obligations and (y) contingent reimbursement and indemnification obligations that are not then due and payable), all Liens created by the Loan Documents shall automatically terminate and be released without the requirement for any further action by any Person, and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the ABL Administrative Borrower and at the Borrowers’ expense to further document and evidence such termination and release of Liens created by the Loan Documents, and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released without the requirement for any further action by any Person, and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the ABL Administrative Borrower and at the Borrowers’ expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including, without limitation, the Guarantee Obligations under the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement).
9.15    Enforcement Matters. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Parent, the ABL Administrative Borrower, any of its Restricted Subsidiaries or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.1 for the benefit of the Required Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.8 (subject to the terms of Section 2.21(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then the Required Lenders (and no other Person) shall have the rights otherwise ascribed to the Administrative Agent at the instruction of the Required Lenders pursuant to Section 7.1.
9.16    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory, agent (other than to the extent set forth in Section 9.4(b)(iv)) or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (y) the Administrative Agent, the Collateral Agent, their respective Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the ABL Administrative Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent, any of their respective Affiliates nor any Lender has any obligation to disclose any of such interests to the ABL Administrative Borrower, any other Loan Party or any of their respective Affiliates and (z)

the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate, that it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law, each of the ABL Administrative Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, any of their respective Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
9.17    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent, Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the ABL Administrative Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, the Issuing Bank or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
9.18    Security Documents and Intercreditor Agreements. (a) The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all Term Loan Obligations, the Loan Parties shall not be required to act or refrain from acting under any Security Document with respect to the Term Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any Term Loan Document) under the terms and provisions of the Term Loan Documents. Additionally, each Lender hereunder:
(b)    consents to the subordination of Liens provided for in the ABL Intercreditor Agreement;
(c)    agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements; and
(d)    authorizes and instructs the each of the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreements as a representative on behalf of such Lender.

The foregoing provisions are intended as an inducement to the lenders under the Term Loan Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement.
The Administrative Agent and the Collateral Agent may from time to time enter into a modification of any Intercreditor Agreement, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement.
9.19    Canadian Anti-Money Laundering Legislation. (a) Each Loan Party acknowledges that, pursuant to Canadian Anti-Money Laundering Legislation and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b)    If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:
(i)    shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and
(ii)    shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.
9.20    Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase, in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. The ABL Administrative Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, the ABL Administrative Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss; and if the amount of the Original Currency so purchased or could have been so purchased is greater than the amount originally due in the Original Currency, the Administrative Agent agrees to remit such excess amount to the ABL Administrative Borrower. The term “rate of exchange” in this Section 9.19 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.
9.21    Electronic Execution. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
9.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including (without limitation), if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
9.23    Lender Representations.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the ABL Administrative Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Revolving Credit Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Credit Commitments and this Agreement and the conditions of exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Credit Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Credit Commitments and this Agreement, or

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(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the ABL Administrative Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Revolving Credit Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Revolving Credit Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Revolving Credit Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Revolving Credit Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any of the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Revolving Credit Commitments or this Agreement.
(c)    The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice

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in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Revolving Credit Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Revolving Credit Commitments for an amount less than the amount being paid for an interest in the Loans or the Revolving Credit Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GNC CORPORATION, as Parent

By:	/s/ Amy N. Davis
Name: Amy N. Davis
Title: Treasurer

GENERAL NUTRITION CENTERS, INC., as Borrower

By:	/s/ Amy N. Davis
Name: Amy N. Davis
Title: Treasurer

GENERAL NUTRITION INVESTMENT COMPANY GENERAL NUTRITION CORPORATION GNC CANADA HOLDINGS, INC. NUTRA MANUFACTURING, INC. GNC GOVERNMENT SERVICES, LLC GNC FUNDING, INC., as a Grantor

By:	/s/ Amy N. Davis
Name: Amy N. Davis
Title: Treasurer

LUCKY OLDCO CORPORATION, as a Grantor

By:	/s/ Tricia Tolivar
Name: Tricia Tolivar
Title: Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender

By:	/s/ James A. Knight
Name: James A. Knight
Title: Credit Risk Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ A. Paul Dawley
Name: A. Paul Dawley
Title: Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

Annex A
PRICING GRID FOR REVOLVING CREDIT LOANS

Average Historical Availability	Applicable Margin Eurodollar Loans	Applicable Margin for ABR Loans
> 67%	1.50%	0.50%
≤ 67% but > 33%	1.75%	0.75%
≤ 33%	2.00%	1.00%

Changes in the Applicable Margin with respect to Revolving Credit Loans resulting from changes in Average Historical Availability shall become effective on each Adjustment Date and shall remain in effect until the next change to be effected on any subsequent Adjustment Date. In the event that any Borrowing Base Certificate delivered pursuant to Section 5.9 is shown to be, or is acknowledged in writing by the ABL Administrative Borrower to be, inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period), then (x) the ABL Administrative Borrower shall promptly following written notice from the Administrative Agent deliver to the Administrative Agent a correct Borrowing Base Certificate required by Section 5.9 for such Applicable Period and (ii) the Borrowers shall promptly (and, in any event, within 10 days after such inaccuracy is discovered) pay to the Administrative Agent, for the benefit of the applicable Revolving Credit Lenders, the accrued additional interest owing as a result of such higher Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.16 or Section 7.

Annex B
COMMITMENT FEE GRID

Average Historical Availability	Commitment Fee
> 50%	0.375%
≤ 50%	0.50%

Changes in the Commitment Fee resulting from changes in Average Historical Availability shall become effective on each Adjustment Date and shall remain in effect until the next change to be effected on any subsequent Adjustment Date. In the event that any Borrowing Base Certificate delivered pursuant to Section 5.9 is shown to be, or is acknowledged in writing by the ABL Administrative Borrower to be, inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding, and such inaccuracy, if corrected, would have led to the application of a higher Commitment Fee for any period (a “Commitment Fee Applicable Period”) than the Commitment Fee applied for such Applicable Period), then (x) the ABL Administrative Borrower shall promptly following written notice from the Administrative Agent deliver to the Administrative Agent a correct Borrowing Base Certificate required by Section 5.9 for such Applicable Period and (ii) the Borrowers shall promptly (and, in any event, within 10 days after such inaccuracy is discovered) pay to the Administrative Agent, for the benefit of the applicable Revolving Credit Lenders, the accrued additional amount owing as a result of such higher Commitment Fee for such Applicable Period. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.14 or Section 7.